UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.
(Exact name of registrant as specified in its charter)

Texas	26-0805120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 N. Central Expressway, Suite 300, Richardson, TX 75080-3610
(Address of principal executive offices including zip code)

(972)-437-6792
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

General Partnership Interests
(Title of Class)

Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐      Accelerated filer ☐         Non-accelerated filer  ☐          Smaller reporting company  ☒

REEF OIL & GAS INCOME AND DEVELOPMENT FUND III, L.P.
FORM 10

ITEM 1.	BUSINESS

General

Reef Oil & Gas Partners Income and Development Fund III, L.P. (the "Partnership" or the "Registrant") is a limited partnership that was formed under the laws of Texas on November 27, 2007. The Partnership was formed to purchase working interests in oil and natural gas properties with the purposes of (i) growing the value of properties owned by the Partnership through the development of proved undeveloped reserves, (ii) generating revenue from the production of oil and natural gas from these properties through new and existing wells, (iii) distributing cash to the partners of the Partnership, and (iv) selling the properties, subject to certain market conditions, no earlier than 2010, but expected no later than 2015, in order to maximize return to the partners of the Partnership.  Reef Oil & Gas Partners, L.P. ("Reef") is the managing general partner of the Partnership.  Terms used in this registration statement such as "we," "us" or "our" refer to Reef.

Units of limited and general partner interests in the Partnership were offered at $100,000 each (with a minimum investment of ¼ unit at $25,000 each) to accredited investors in a private placement pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, with a maximum offering amount of $90,000,000 (900 units).  Each “unit” represents an undivided interest of the Partnership in the aggregate interest in the capital and profit of the Partnership.  On May 31, 2008, the offering of units of limited and general partner interests in the Partnership was closed, with interests aggregating to $88,648,094 being sold to accredited investors, of which $48,984,933 were sold to accredited investors as units of general partner interests and $39,663,161 were sold to accredited investors as units of limited partner interest.  As used in this Registration Statement, the term "Investor Partners" refers to non-Reef general partners and limited partners.  As managing general partner, Reef contributed $762,425 (approximately one percent (1%) of the total contributions of the Investor Partners, adjusted to eliminate the one time management fee from which commissions and organization costs are paid) to the Partnership in exchange for 8.9697 units of general partner interests.  As a result, the Partnership had a total capitalization of $89,410,519 before deducting the one time management fee from which commissions and organization costs are paid.

The Partnership engages primarily in oil and gas development and production in a producing oil property located in the Slaughter Field in Cochran County, Texas, approximately 50 miles southwest of Lubbock, Texas (the "Slaughter Dean Project"), and is not involved in any other industry segment at this time, although the Partnership expects to make one or more investments in properties outside of the Slaughter Dean Project.  The Partnership will participate in developmental drilling and does not plan on any exploratory drilling at this time. To the extent any acreage the Partnership acquires contains unproved reserves, such acreage may be farmed out or sold to third parties or other partnerships formed by Reef for exploratory drilling.

The management of the operations and other business of the Partnership is the responsibility of Reef.  Reef Exploration, L.P., an affiliate of Reef ("RELP"), serves as the operator of the Partnership’s interests in the Slaughter Dean Project (as more fully described under “Proposed Activities” below). This relationship with the Partnership is governed by two operating agreements.  One operating agreement (the "Sierra-Dean Operating Agreement") is between the Partnership, RELP and Sierra-Dean Production Company, LP (referred to herein as "Sierra-Dean" or "Seller").  The other operating agreement (the "Davric Operating Agreement") is between the Partnership, RELP and Davric Corporation ("Davric").  For further information on each of these operating agreements, see "Summary of Material Contracts – Operating Agreements" below.

See the organizational chart below for the structure of the various Reef entities.  See also the financial statements in Item 13 of this Registration Statement for a summary of the Partnership’s revenue, income and identifiable assets.

OWNERSHIP STRUCTURE OF REEF ENTITIES

Proposed Activities

The "Slaughter Dean Project" consists of approximately 6,700 acres and produces from the San Andres formation at depths from 5,000 to 5,500 feet.  The major portions of the Slaughter Dean Project were previously unitized for waterflood operations. The Partnership intends to utilize waterflood operations to increase production from existing wells and to optimize production from new wells being drilled by the Partnership.  The Slaughter Dean Project is divided into two units and one non-unitized lease known as (i) the Dean Unit, (ii) the Dean "B" Unit, and (iii) the Dean "K" lease, respectively.  The Partnership intends to focus most of its development activities in the Dean "B" Unit. The Partnership intends to develop its properties in the Slaughter Dean Project by drilling and completing new production wells, drilling and completing new waterflood injection wells, restoring inactive waterflood injection wells and converting marginal producing wells to waterflood injection wells. In addition, the Partnership intends to acquire additional producing and developmental properties.

In January 2008, the Partnership purchased an initial 41% working interest from Sierra-Dean in the Slaughter Dean Project.  Under the terms of the purchase agreement (the "Slaughter Dean Purchase Agreement"), each month the Partnership purchases additional working interests based on the amount the Partnership spends developing the Slaughter Dean Project through January 2013.  In general, the Slaughter Dean Purchase Agreement requires the Partnership to pay 82% of all drilling, development and repair costs (including amounts allocable to the working interest initially retained by the Seller), and the Seller conveys additional working interests to the Partnership each month as payment of its share of such costs.  See "Summary of Material Contracts – Slaughter Dean Purchase Agreement" below for additional information.  In a separate transaction in May 2008, the Partnership purchased an 11% working interest in the Slaughter Dean Project from another working interest owner.  See "Summary of Material Contracts - Davric Assignment" below for additional information.

The Partnership has developed the Slaughter Dean Project by infill drilling in order to convert part of the property from the current 40 acre spacing of wells to 20 acre spacing in an effort to increase the expected ultimate recovery of oil and gas in the Slaughter Dean Project. The Partnership has sought to enhance recovery through waterflood operations.  The initial development phase of the project was completed during the third and fourth quarters of 2009.  During 2010, when the waterflood is fully operational, the Partnership will review the Slaughter Dean Project’s response to the waterflood and determine whether any additional development is necessary or desirable.

As of December 31, 2008, the Partnership had drilled 25 new oil wells and 3 new waterflood injection wells, and had worked over and stimulated 4 old producing oil wells.  During the nine months ended September 30, 2009, the Partnership drilled 5 additional new oil wells and 2 additional new waterflood injection wells, and converted 22 old oil producing wells to waterflood injection wells.    The Partnership has also repaired, replaced and expanded water pumping and injection facilities and capacity.  Enhancement of waterflooding, the actual injection of water into the ground around the oil well nearing completion in order to loosen and force out additional oil, began in the second quarter of 2009 and is ongoing.  During 2010, when the waterflood is fully operational, the Partnership will review the Project’s response to the waterflood and determine whether any additional new oil or waterflood injection wells should be drilled and whether any additional old oil producing wells should be converted to water injectors.   At the present time the Slaughter Dean Project is producing approximately 3,400 barrels of oil per month. The rate of production dropped during the third quarter of 2009 as additional oil producing wells were converted to waterflood injection wells. The Partnership has no plans to convert any additional oil producing wells to water injection wells at this time.

The Partnership has expended a total of approximately $41.9 million and $54.3 million on the Slaughter Dean Project as of December 31, 2008 and September 30, 2009, respectively, and completed its initial development of the project during the fourth quarter of 2009, subject to evaluation for possible further operations.  The remaining work plan includes the installation of a new injector pump. Now that the initial developmental work has been completed, the Partnership expects that the values of the properties will begin to increase as a result of that development.  Traditionally, proved developed producing reserves command the highest value in the marketplace.  By investing in programs that will develop the proved undeveloped reserves, the Partnership may grow the property value.  If successful, the Partnership intends to capture this increased value at re-sale and distribute it to the partners of the Partnership.

The Partnership sells oil production from its wells to Occidental Energy Marketing, Inc. and gas production to Occidental Permian Ltd 04 pursuant to contracts with provisions allowing for termination by either party on 30 days notice.

As of September 30, 2009 the Partnership had expended $54,314,027 on the acquisition and development of the Slaughter Dean Project and held approximately a 75.1% working interest in each of the Dean Unit and the Dean "B" Unit and has a net revenue interest of approximately 64.0% and 59.3% in each, respectively.  Additionally, as of September 30, 2009, the Partnership holds a 78.1% working interest in the Dean "K" Lease and has a net revenue interest of 52.9% in it.

As of September 30, 2009 the Partnership has remaining capital in the amount of $18,928,398, which will be used for future acquisition and development costs of oil & gas properties outside of the Slaughter Dean Project to the extent such capital is not used on further development of the Slaughter Dean Project.  Subsequent to September 30, 2009, one property for potential acquisition has been identified by the Partnership.  This acquisition is currently being evaluated.  As of the date of this filing, the amount of the Partnership’s investment in this property, if any, is uncertain.

Area of Geographic Concentration:  The Slaughter Field and the San Andres Formation

The Partnership’s oil and gas development and production operations are concentrated in several contiguous tracts that contain approximately 6,700 acres.  These tracts are located approximately 50 miles southwest of Lubbock, Texas in the Slaughter Field in Cochran County, Texas, and are referred to as "Slaughter Dean Project."  The Slaughter Dean Project is a small part of the Slaughter Field.  The Slaughter Field as a whole consists of approximately 100,000 acres and covers portions of Cochran, Hockley, and Terry counties on the geological feature known as the North Basin platform.

The Slaughter Field is located south of the Levelland Field, and joins the Levelland Field on the west and east.  The two fields are separated in the center by an approximate twenty-five-mile-wide strip on either side of the Hockley-Cochran county line.

During its early years in the late 1930s, what is now the Slaughter Field was regarded as two separate fields called the Duggan Field (on the west, discovered in 1936) and the Slaughter Field (on the east, discovered in 1937).  After evidence proved that both fields produced from the same formation, the Texas Railroad Commission combined them under one field regulation and called both areas the Slaughter Field.  Secondary waterflood operations were first instituted in Slaughter Field in 1957.

Insurance

Reef maintains various types of insurance coverage in amounts it deems appropriate.  Additionally, Reef, on behalf of the Partnership, maintains insurance coverage intended to protect the Partnership from losses in amounts it deems adequate.  These include blowout, pollution, public liability and workmen's compensation insurance, but such insurance may not be sufficient to cover all liabilities of the Partnership. Each unit held by the non-Reef general partners represents an open-ended liability for unforeseen events such as blowouts, lost circulation, stuck drillpipe, etc. that may result in unanticipated additional liability materially in excess of the per unit subscription amount.

Reef has obtained various insurance policies, as described below, and intends to maintain such policies subject to its analysis of their premium costs, coverage and other factors. In the exercise of its fiduciary duty as managing general partner, Reef has obtained insurance on behalf of the Partnership to provide the Partnership with coverage Reef believes is sufficient to protect the Investor Partners against the foreseeable risks of drilling and production. Reef reviews the Partnership's insurance coverage prior to commencing any additional drilling operations and periodically evaluates the sufficiency of insurance. Reef has obtained and maintained, and will continue to maintain, insurance coverage for the Partnership equal to the lesser of at least $50,000,000 or twice the capitalization of the Partnership, and in no event will the Partnership maintain public liability insurance of less than $10,000,000. Subject to the foregoing, Reef may, in its sole discretion, increase or decrease the policy limits and types of insurance from time to time as it deems appropriate under the circumstances, which may vary materially.

Reef and RELP are the beneficiaries under each policy and pay the premiums for each policy.  The Partnership is a named insured under all insurance policies carried by RELP.  Insurance premiums are broken down on a well-by-well basis and billed through an inter-company charge to the Partnership, as well as other Reef-sponsored partnerships, based upon the premiums charged by the insurance carrier for the specific wells in which the Partnership owns a working interest. Should a claim arise related to a property owned by the Partnership, the Partnership will be reimbursed for any amounts payable under such insurance coverage through a credit to the inter-company account balance. The inter-company balance between RELP and the Partnership is customarily settled on a quarterly basis.  However, in the event of a large insurance reimbursement being payable to the Partnership, the inter-company balance would be settled earlier, within a reasonable time after receipt of the insurance proceeds.

The Partnership reimburses Reef for its share of the insurance premium.  The following types and amounts of insurance have been maintained:

•           Workmen's compensation insurance in full compliance with the laws of the State of Texas, and which will be obtained for any other jurisdictions where the Partnership may conduct its business in the future;

•           General liability insurance, including bodily injury liability and property damage liability insurance, with a combined single limit of $1,000,000;

•           Employer's liability insurance with a limit of not less than $1,000,000;

•           Automobile public liability insurance with a limit of not less than $1,000,000 per occurrence, covering all automobile equipment;

•           Energy exploration and development liability (including well control, environmental and pollution liability) insurance coverage with limits of not less than $5,000,000 for land wells and $10,000,000 for wet wells; and

•           Umbrella liability insurance (excess of the General liability, Employer's liability and Automobile liability insurance) with a limit of not less than $50,000,000.

Reef will notify all non-Reef general partners of the Partnership at least 30 days prior to any material change in the amount of the Partnership's insurance coverage. Within this 30-day period, non-Reef general partners have the right to convert their units into units of limited partnership interest by giving Reef written notice. Non-Reef general partners will have limited liability as a limited partner for any Partnership operations conducted after their conversion date, effective upon the filing of an amendment to the Certificate of Limited Partnership of the Partnership. At any time during this 30-day period, upon receipt of the required written notice from the non-Reef general partner of his intent to convert, Reef will amend the partnership agreement and will file the amendment with the State of Texas prior to the effective date of the change in insurance coverage. This amendment to the partnership agreement will effectuate the conversion of the interest of the former non-Reef general partner to that of a limited partner. Effecting conversion is subject to the express requirement that the conversion will not cause a termination of the partnership for federal income tax purposes. However, even after an election of conversion, a non-Reef general partner will continue to have unlimited liability regarding partnership activities while he was a non-Reef general partner.

Conflicts of Interest

Reef and its affiliates have interests that differ in certain respects from those of the Partnership and the Investor Partners.  Investor Partners should recognize that relationships and transactions of the kinds described below involve inherent conflicts between the interests of the Partnership and those of Reef and/or its affiliates, and that the risk exists that these conflicts will not always be resolved in a manner that favors the Partnership.

Transactions between the Partnership and Operator.  One of Reef’s affiliates, RELP, is the operator for the Slaughter Dean Project.  As a result, Reef may be confronted with a continuing conflict of interest with respect to the exercise and enforcement of the rights of the Partnership under the Operating Agreement.  Reef believes the fees its affiliates charge the Partnership for operator, technical and administrative services are competitive with those charged by unaffiliated persons for these services; provided, however, RELP will receive drilling compensation equal to 15% of total development costs.  Such compensation may account for up to 9% of total subscriptions.

Prior and Future Programs Sponsored by Reef or its Affiliates.  Reef has already organized and expects to organize and manage additional oil and natural gas programs in the future that will have substantially the same investment objectives as the Partnership.  Reef and its affiliates currently manage other programs for private investors and operate oil and natural gas properties for investors in these programs.  Reef will decide whether a property will be retained or acquired for the account of the Partnership or for other programs that Reef or its affiliates may manage.  As a result, the Partnership will compete with these other programs for suitable properties, equipment, contractors and personnel.  To resolve conflicts, Reef will initially examine the funds available to the Partnership and the time limitations on the investment of funds to determine whether the Partnership or another program should acquire a potential property.

Fiduciary Responsibility of the Managing General Partner.  Reef is a fiduciary and has a duty to exercise good faith and to deal fairly with the Investor Partners in handling the affairs of the Partnership.  Reef will owe such a duty to other partnerships it may manage in the future.  Because Reef must deal fairly with the investors in all of its programs, if conflicts between the interest of the Partnership and these other programs do arise, these conflicts may not in every instance be resolved to the maximum advantage of the Partnership, and Reef’s actions could fall short of the full exercise of its fiduciary duty to the Partnership.  If Reef breaches its fiduciary duty, an investor partner would be entitled to an accounting and to recover any economic losses caused by the breach only after either proving a breach in court or reaching a settlement with Reef.

Property Transactions – Acquisitions from Reef and its Affiliates.  The Partnership Agreement permits sales of prospects to the Partnership by Reef and its affiliates.  However, in order to minimize conflicts of interest, the Partnership Agreement places certain restrictions on the pricing and terms of these transactions.  The Partnership's cost will be the purchase price paid by Reef or its affiliates, as applicable, in any purchase of an interest in a prospect (or any other property).  Further, if the seller has reasonable grounds to believe that the fair market value of any property is less than the seller's cost, the sale must be made at a price of not more than its fair market value.

If Reef determines that less than all of its or its affiliates' interest in a prospect should be acquired by the Partnership, either Reef or its affiliates may retain its proportionate interest in the prospect or transfer such interest to third parties.  Since the Partnership will not have expended any funds with respect to the interest transferred by Reef or its affiliate, any profit recognized from the transfers to third parties will be solely for Reef’s or its affiliate’s account, as applicable.

Property Transactions – Farmouts or Sales.  Reef expects that the Partnership will farmout few, if any of its leases.  Situations may arise in which properties acquired by the Partnership contain some acreage on which there are unproved reserves requiring exploratory drilling.  In such instances, Reef will not engage in exploratory drilling and may farmout or sell that acreage to either third parties or one of Reef’s affiliates.  Because Reef may farmout or sell such properties to its affiliates, the decision to make farmouts or sales and the terms thereof involve conflicts of interest.  A farmout or sale may permit Reef to achieve cost savings and reduce its risks.  Further, in the event of a farmout or sale to an affiliate, Reef or its affiliates will represent both related entities.

Managing General Partner's Interest.  Although Reef believes that its interest in Partnership profits, losses, and cash distributions is equitable (see "ITEM 6.  EXECUTIVE COMPENSATION"), its interest was not determined by arm's length negotiation.

Receipt of Compensation Regardless of Profitability.  Reef and its affiliates are entitled to receive the management fee, the monthly administrative fee, the carried interest, the drilling compensation and reimbursement for certain costs from the Partnership, regardless of whether the Partnership operates at a profit or loss.  See "ITEM 6.  EXECUTIVE COMPENSATION."  These fees and reimbursements will decrease the Investor Partners' share of any cash flow generated by operations of the Partnership or increase losses if operations should prove unprofitable.

Time and Services of Common Management.  Reef’s officers and manager are also officers, directors or employees of certain of its affiliates.  As a result, they do not intend to devote their entire time to the Partnership.  Management is required to devote to the business and affairs of the Partnership so much time as is, in their judgment, necessary to conduct such business and affairs in the best interest of the Partnership.

Legal Representation.  Counsel to RELP and Reef are the same.  This dual representation will continue in the future.  The Partnership has no independent counsel. In the event of an indemnification proceeding between Reef and the Partnership, the Partnership will retain separate and independent counsel to represent its interest in the proceeding.  Counsel to Reef and RELP has also represented, and is representing, Reef Securities, Inc., and the dealer manager of the offering of the Partnership.  The dealer manager did not engage independent counsel to represent it in the offering of the Partnership.

Other Relationships.  Reef and its affiliates have relationships on an ongoing basis with companies engaged in the oil and natural gas industry, including operators, petroleum engineers, consultants and financial institutions.  These relationships could influence Reef to take actions, or forbear from taking actions, which Reef might not take or forbear from taking in the absence of these relationships.

Competition

There are thousands of oil and natural gas companies in the United States. Competition is strong among persons and entities involved in the acquisition of producing oil and natural gas properties as well as for the exploration for oil and natural gas.  Reef expects the Partnership to encounter strong competition at every phase of business.  The Partnership competes with entities having financial resources and staffs substantially larger than those available to it.

The supply of natural gas is widely diversified, with no one entity controlling over 5% of supply.  As a result of deregulation of the natural gas industry enacted by Congress and the Federal Energy Regulatory Commission (“FERC”), natural gas prices are generally determined by competitive market forces.  Prices of crude oil, condensate and natural gas liquids are not currently regulated and are generally determined by market forces.

While there is currently no shortage of drilling equipment, goods or drilling crews, there are times when strong competition arises among operators for such items.  Such competition may affect the ability and cost of the Partnership to develop prospects suitable for development by the Partnership once they are acquired.

Markets

The marketing of oil and natural gas produced by the Partnership is affected by a number of factors that are beyond the Partnership’s control and whose exact effect cannot be accurately predicted.  These factors include:

•	General economic conditions in the United States and around the world.
•	The amount of crude oil and natural gas imports;
•	The availability, proximity and cost of adequate pipeline and other transportation facilities;
•	The success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind and solar power;
•	The effect of United States and state regulation of production, refining, transportation and sales; and
•	Other matters affecting the availability of a ready market, such as fluctuating supply and demand.

The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years, especially during the last 12 months as a result of the economic uncertainty in the United States.  The North American Free Trade Agreement eliminated trade and investment barriers between the United States, Canada, and Mexico, resulting in increased foreign competition for domestic natural gas production.  New pipeline projects recently approved by, or presently pending before, FERC as well as nondiscriminatory access requirements could further substantially increase the availability of gas imports to certain U.S. markets.  Such imports could have an adverse effect on both the price and volume of gas sales from Partnership wells.

Members of the Organization of Petroleum Exporting Countries ("OPEC") establish prices and production quotas for petroleum products from time to time with the intent of affecting the global supply of crude oil and reducing, increasing or maintaining certain price levels.  Reef is unable to predict what effect, if any, such actions will have on the amount of or the prices received for oil produced and sold from the Partnership’s wells.

In several initiatives, FERC has required pipelines to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market.  Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally.  These systems will allow rapid consummation of natural gas transactions.  Although this system may initially lower prices due to increased competition, it is anticipated to expand natural gas markets and to improve their reliability.

Seasonality and Backlog

The production of oil and natural gas is not considered subject to seasonal factors, although demand for oil and natural gas does vary seasonally.  Order backlog is not pertinent to the Partnership’s business.

Employees

The Partnership has no employees, and is managed by the managing general partner, Reef.  RELP, an affiliate of Reef, employs a staff including geologists, petroleum engineers, landmen and accounting personnel who administer all of the Partnership’s operations.  The Partnership reimburses RELP for technical and administrative services at cost.  See "ITEM 6.  EXECUTIVE COMPENSATION."

It is not anticipated that the executive officers of Reef or RELP will spend a significant amount of time on the Partnership’s affairs.  The employees and officers of RELP or Reef will devote to the business and affairs of the Partnerships so much time as is, in their judgment, necessary to conduct such business and affairs in the best interest of the Partnership. Reef serves as the managing general partner for approximately 43 partnerships. The time its officers and managers spend on the Partnership will fluctuate and vary depending on the Partnership. In the early stages of the Partnership, the management's time devoted to the Partnership is greater as developmental and waterflood operations are undertaken. Once the Partnership's developmental and waterflood operations are completed, the amount of time required by our officers and managers decreases. The amount of time that the executive officers of Reef or RELP will spend on Partnership affairs also will vary based upon factors the existence of which are currently unknown.  For example, in the event all operations are performing as planned, there would be minimal operational time spent by the executive officers monitoring its progress.  In contrast, any unforeseen complication could significantly increase the amount of time necessary to address the issue.  David M. Tierney, Principal Accounting Officer, will devote a portion of his professional time managing the financial affairs of the Partnership, including working to ensure that the Partnership complies with applicable reporting requirements, in addition to the other partnerships managed by Reef.  Mr. Tierney performs the same functions for the other public and private partnerships managed and administered by Reef and RELP.  The amount of time Mr. Tierney spends managing the financial affairs of the Partnership will vary in a similar fashion to the executive officers of Reef and RELP.  The other executive officers may from time to time tend to the affairs of the Partnership, but will focus the majority of their time on the overall affairs of Reef and RELP.

Governmental Regulation

The Partnership’s operations will be affected from time to time in varying degrees by domestic and foreign political developments, and by federal and state laws and regulations.

Production.  In most areas of operations within the United States the production of oil and natural gas is regulated by state agencies that set allowable rates of production and otherwise control the conduct of oil and natural gas operations. Among the ways that states control production is through regulations that establish the spacing of wells or limit the number of days in a given month during which a well can produce.

Environmental.  The Partnership’s drilling and production operations are also subject to environmental protection regulations established by federal, state, and local agencies that may necessitate significant capital outlays that, in turn, would materially affect the financial position and business operations of the Partnership. These regulations, enacted to protect against waste, conserve natural resources and prevent pollution, could necessitate spending funds on environmental protection measures, rather than on drilling operations. If any penalties or prohibitions were imposed on the Partnership for violating such regulations, the Partnership’s operations could be adversely affected.

Natural Gas Transportation and Pricing.  FERC regulates the rates for interstate transportation of natural gas as well as the terms for access to natural gas pipeline capacity. However, pursuant to the Wellhead Decontrol Act of 1989, FERC may not regulate the price of gas. Such deregulated gas production may be sold at market prices determined by supply and demand, Btu content, pressure, location of wells, and other factors. Reef anticipates that all of the gas produced by the Partnership’s wells will be considered price-decontrolled gas and that the Partnership’s gas will be sold at fair market value.

Proposed Regulation. Various legislative proposals are being considered in Congress and in the legislatures of various states, which, if enacted, may significantly and adversely affect the petroleum and natural gas industries. On December 19, 2007, President George W. Bush signed into law the Energy Independence and Security Act ("EISA"), a law targeted at reducing national demand for oil and increasing the supply of alternative fuel sources.  While EISA does not appear to directly impact the Partnership’s operations or cost of doing business, its impact on the oil and gas industry in general is uncertain. No prediction can be made as to what additional legislation may be proposed, if any, affecting the competitive status of an oil and gas producer, restricting the prices at which a producer may sell its oil and/or gas, or the market demand for oil and/or gas, nor can it be predicted which proposals, including those presently under consideration, if any, might be enacted, nor when any such proposals, if enacted, might become effective.

Summary of Material Contracts

Operating Agreements.

The operation of the Slaughter Dean Project is governed by two operating agreements.  One operating agreement, the Sierra-Dean Operating Agreement, is between RELP as operator and the Partnership and Sierra-Dean as non-operators.  The other operating agreement, the Davric Operating Agreement is between RELP as operator and the Partnership and Davric Corporation as non-operators.

The Sierra-Dean Operating Agreement and the Davric Operating Agreement are model form operating agreements based upon the American Association of Petroleum Landmen Form 610 – 1989 and contain modifications that are customary and usual for the geographic area in which the Partnership conducts operations.  Additionally, the Sierra-Dean Operating Agreement and the Davric Operating Agreement both provide that RELP shall serve as operator of the Dean Unit and the Dean "B" Unit and include the accounting procedure for joint operations issued by the Council of Petroleum Accountants Societies of North America.  The Sierra-Dean Operating Agreement also provides that RELP shall serves as operator of the Dean "K" Lease.  Davric does not own any interest in the Dean "K" Lease.

Slaughter Dean Purchase Agreement.

The Slaughter Dean Purchase Agreement provides that the Partnership purchase from the Seller an initial 41% working interest in two waterflood units (the Dean Unit and the Dean "B" Unit) and an initial 50% working interest in the Dean "K" Lease.  These properties all produce oil and natural gas and are located in the Slaughter Dean Field. The initial purchase price for these properties was $11,500,000, subject to certain adjustments, with a commitment and obligation of the Partnership to purchase additional working interests in the Slaughter Dean Project through its expenditures on the development of the Slaughter Dean Project.  The Seller initially retained a 41% working interest in two of the largest units comprising the Slaughter Dean Project, the Dean Unit and the Dean "B" Unit, as explained below and a 50% working interest in the Dean "K" Lease.

The Dean Unit, the Dean "B" Unit and the Dean "K" Lease collectively are referred to as the Slaughter Dean Project.  The Slaughter Dean Project contains approximately 6,700 acres.  The Partnership has an initial 41.0% working interest in each of the Dean Unit and the Dean "B" Unit and has a net revenue interest of 35.5% and 32.5 % in each respectively.  In other words, the Dean Unit and the Dean "B" Unit are subject to royalty interests and overriding royalty interests of 13.5% and 20.8%, respectively.  The Partnership initially owned a 50.0% working interest (with a 33.9% net revenue interest) in the Dean "K" Lease.  The Dean "K" Lease accounts for very little of the combined value of the Slaughter Dean Project.

Subsequent to its initial purchase of working interests in the Slaughter Dean Project, the Partnership has acquired substantial additional interests in the Project pursuant to the Slaughter Dean Purchase Agreement by advancing the funds necessary to pay the Seller’s share of certain costs.  In effect, the Partnership pays these costs on behalf of the Seller, and the Seller conveys additional working interests in the Slaughter Dean project to the Partnership.  The acquisition of additional working interests in the Dean Unit and the Dean "B" unit is based upon the following formula:

82%	x	$11,500,000 + Partnership's Capital Expended on Development
$23,000,000 + Seller's and Partnership's Capital Expended on Development

The above written formula gives the total amount of working interest held by the Partnership in the two largest units comprising the Slaughter Dean Project, the Dean Unit and the Dean "B" Unit.  It is recalculated each month based on the Partnership's expenditures, and the Partnership's working interest is accordingly adjusted monthly.  As the Partnership develops the Slaughter Dean Project, its working interest increases and the Seller's working interest decreases.  To determine the additional working interest acquired by the Partnership in the Dean "K" Lease, the fraction is multiplied by 100%, instead of 82%.

Davric Assignment.

In addition to the working interests acquired from the Seller, the Partnership purchased an 11% working interest (8.7175% revenue interest) in the Dean Unit and the Dean "B" Unit from Davric for $2,963,000, effective May 1, 2008.  Additionally, Davric assigned its interests in certain oil and gas leases and certain other contracts and agreements related to the Dean Unit and the Dean "B" Unit, as set forth in the exhibits to the Davric Assignment.

As a result of the Slaughter Dean Purchase Agreement and the Davric Assignment and the additional interests acquired from the Seller as a result of expenditures paid by the Partnership regarding the Seller’s interest pursuant to the Slaughter Dean Purchase Agreement, as of December 31, 2008, the Partnership owned the approximate interests shown as follows:

	Working	Revenue
	Interest	Interest

Dean Unit	71.9%	60.7%
Dean "B" Unit	71.9%	56.3%
Dean "K" Lease	74.2%	49.7%

Additionally, as of September 30, 2009, the Partnership owned the interest shown as follows:

	Working	Revenue
	Interest	Interest

Dean Unit	75.1%	64.0%
Dean "B" Unit	75.1%	59.3%
Dean "K" Lease	78.1%	52.9%

Other Contracts

The Partnership entered into a consulting agreement with William R. Dixon d/b/a DXN Associates whereby the Partnership agreed to assign a one percent (1%) overriding royalty interest, proportionately reduced to the Partnership’s working interest, to William R. Dixon in exchange for Dixon’s agreement to “review and evaluate exploration, exploitation, and development drilling opportunities." This overriding royalty interest burdens the Partnerships working interest in the Slaughter Dean Field.

FORWARD LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve risks and uncertainties. Extreme caution should be exercised with respect to all forward-looking statements made in the Registration Statement. Specifically, the following statements are forward-looking:

•	statements regarding the Partnership’s overall strategy for acquiring additional properties;

•	statements regarding the Partnership's plans to develop the Slaughter Dean Project, including the enhancement of production of existing wells through waterflood operations;

•
statements regarding the state of the oil and natural gas industry and the opportunity to profit within the oil and natural gas industry, competition, pricing, level of production, or the regulations that may affect the Partnership;

•
statements regarding the plans and objectives of Reef for future operations, including, without limitation, the uses of Partnership funds and the size and nature of the costs the Partnership expect to incur and people and services the Partnership may employ;

•	any statements using the words "anticipate," "believe," "estimate," "expect" and similar such phrases or words; and

•	any statements of other than historical fact.

Reef believes that it is important to communicate its future expectations to the Investor Partners.  Forward-looking statements reflect the current view of management with respect to future events and are subject to numerous risks, uncertainties and assumptions, including, without limitation, the factors listed in "ITEM 1A. RISK FACTORS."  Although Reef believes that the expectations reflected in such forward-looking statements are reasonable, Reef can give no assurance that such expectations will prove to have been correct.  Should any one or more of these or other risks or uncertainties materialize or should any underlying assumptions prove incorrect, actual results are likely to vary materially from those described herein.  There can be no assurance that the projected results will occur, that these judgments or assumptions will prove correct or that unforeseen developments will not occur.

Reef does not intend to update its forward-looking statements.  All subsequent written and oral forward-looking statements attributable to Reef or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

ITEM 1A.	RISK FACTORS

This section includes the material known risks that investors may face as a general or limited partner, as applicable, in the Partnership.

There is no guarantee of a return of an investment in the Partnership or any specific rate of return on an investment in the Partnership.

A partner may not recover all of his or her investment in the Partnership.  Also, if a partner does recover his or her investment in the Partnership, the partner may not receive a rate of return on his or her investment that is competitive with other types of investment.  A partner will be able to recover his or her investment only through the Partnership's distributions of the monthly revenue from the production of oil and natural gas from productive wells and the expected future sale of more fully developed properties.  The quantity of oil and natural gas in a well, which is referred to as its reserves, decreases over time as the oil and natural gas is produced until the well is no longer economical to operate.  The Partnership’s distributions may not be enough for a partner to recover all its investment in the Partnership or to receive a rate of return on its investment that is competitive with other types of investment if such partner does recover its investment in the Partnership.

Reef and its affiliates have sponsored ventures in the past that have produced dry holes and abandoned wells.

As of June 30, 2009, Reef and its affiliates have sponsored 69 partnerships since 1996, which include: (i) 13 income or income and development funds (including this partnership), (ii) 22 multiple well drilling partnerships, and (iii) 30 single well drilling partnerships.  Please see "Item 5 Directors and Executive Officers " for the prior activities tables showing the prior results of partnerships sponsored by Reef and its affiliates.

Of the 13 previously sponsored income or income and development funds, (i) eight were dedicated almost exclusively to the purchase of interests in already producing reserves, (ii) one was dedicated primarily to the purchase of interests in already producing reserves but has the ability to use up to 20% of capital raised for development purposes, (iii) two allowed for up to 50% of capital raised to be used for development of proven reserves, and (iv) two allowed for different percentages of capital raised to be used for development of proven reserves and for the acquisition of already producing reserves.  Reef refers to the programs described in clause (i) in the preceding sentence as "income" funds and to the programs described in clauses (ii), (iii) and (iv) as "income and development" funds.  Collectively, the income funds and the income and development funds have participated in the drilling of 47 wells, all of which were developmental wells and two of which were dry holes.  Twelve of the successful wells were drilled in conjunction with the multiple well drilling partnerships.

The 52 drilling partnerships sponsored since 1996 have participated in the drilling of 135 unique wells, one of which was in the process of being drilled at June 30, 2009.  The ventures and partnerships described in this paragraph acquired interests in or conducted operations on exploitation and exploratory wells, in addition to developmental wells. Of the 134 wells for which the drilling process has been completed by our drilling partnerships since 1996, 53 were exploratory wells, 5 were exploitation wells and 76 were developmental.  Fifty-two of these wells were dry holes, and two wells were completed but were non-commercial.  Of the 80 wells that were commercial, 41 are still owned by our drilling partnerships and producing, 14 have been plugged and abandoned, eight were sold essentially for salvage value, one was sold for a profit to the partnership, 15 are shut in, and one is currently used as a salt water disposal well.  Using this data, approximately 59.7% of the gross wells in which the drilling partnerships participated in drilling since 1996 were completed as commercially producing and 40.3% were dry holes (including the two wells that were completed but failed to become commercially productive).  Approximately 16.4% of the wells in which these partnerships participated in drilling were subsequently abandoned or sold essentially for salvage value prior to abandonment.  Twelve of the successful wells were drilled in conjunction with the income and development funds.

If the Partnership does not spend enough capital to sufficiently develop the Slaughter Dean Project, the Partnership’s ownership in the project and the distributions to the partners could decrease.

The Partnership intends to drill new wells and increase the productivity of current wells on the Slaughter Dean Project through waterflood activities, including the drilling of new waterflood injection wells, the conversion of unproductive wells to waterflood injection wells and the repair of existing wells.

In addition, as described above in "Item 1. BUSINESS", the Partnership will acquire more working interests in the Slaughter Dean Project from Sierra Dean when the Partnership expends additional funds on development activities as planned.  In a separate transaction, the Partnership purchased 11% working interest from Davric.  As a result, the Partnership may acquire up to approximately 75% – 80% of the working interests in two of the largest portions of the project. As of September 30, 2009, the Partnership currently owns 75.1% of the working interests in the Dean Unit and the Dean “B” Unit. The Partnership owns 78.1% of the working interest in the Dean “K” Unit.  The additional working interests that will be obtained from Sierra Dean are only acquired at the time the capital is spent on development activities. If the Partnership has the available funds to expend on development activities, but fails to commit such funds to the development activities, such delays in expenditure will cause a delay in the increase in the working interests.  In addition, any dispute with Sierra Dean about what constitutes development expenditure or about the timing of such expenditures could result in delays in obtaining such additional working interests or a decrease in such working interests.  Other disputes, disagreements or alleged breaches of the acquisition agreement under which the Partnership acquired its interests could lead to delays in receiving additional working interests, difficulty for the Partnership in conducting operations and possibly litigation with the original owners.  In all such instances, cash available for distribution to the partners would be reduced.

The waterflood operations to be used in the Slaughter Dean Project may fail.

Although the Slaughter Dean Project included approximately 70 wells producing or capable of producing oil at the time of the Partnership’s acquisition, the estimated plan for the development of the Slaughter Dean Project (which has been adjusted from time to time depending on information learned during the implementation of the work plan) is to (i) drill a total of approximately 30 new oil wells, (ii) convert approximately 23 of the already-producing oil wells to waterflood injection wells to support the new, denser waterflood pattern, (iii) drill approximately 5 new waterflood injection wells, (iv) workover or clean out approximately 5 of the already-producing wells to improve their operation, (v) repair and enhance the pumps and water injection system to increase its capacity and resume water injection operations.  As of December 31, 2008, the Partnership had completed (a) drilling 25 new oil wells, (b) drilling 3 new injectors, and (c) working over 4 already-producing oil wells.  Between January 1, 2009 and September 30, 2009, the Partnership completed (1) drilling 5 new oil wells, (2) converting 22 oil wells to waterflood injection wells, (3) drilling 2 new waterflood injection wells, and (4) working over 1 already-producing well.  As planned, the work program has been revised from time to time, and based upon the information learned through September 30, 2009, RELP and the Partnership have paused in the drilling of new oil wells since June 30, 2009 while the waterflood operations are completed and implemented.  As is common with waterflood operations, it can take many months to determine the effectiveness and results from the implementation or expansion of a waterflood.

Any increase in oil production obtained as a result of the waterflood operations may not be sufficient to justify the costs of such operations.  Indeed, it is impossible to predict with any certainty whether the waterflood operations will result in any increase in production from the existing and new wells.  Although key Reef personnel have participated in large waterflood projects, Reef as an entity has never previously participated in waterflood operations on the scale contemplated by the Slaughter Dean Project.  Reef has selected an experienced field management team to run the waterflood operations.  However, the efforts of the field management team may not be successful, and the waterflood operations may not result in increased production.

Non-Reef general partners have unlimited liability for partnership obligations.

Under Texas law, the state in which the Partnership is organized, general partners of the Partnership have unlimited liability for obligations and liabilities of the Partnership.  An investor who purchased units as an non-Reef general partner will be liable for all obligations and liabilities arising from the Partnership’s operations if these liabilities exceed both the assets and insurance of the Partnership, and our assets and insurance.  Furthermore, an investor who purchased general partner units and later converts his or her interest into a limited partner interest will continue to be liable as a general partner for matters that occurred while he or she owned a general partner interest.  A partners’ liability as a non-Reef general partner may exceed the amount of his or her original subscription.  Under the Partnership Agreement, non-Reef general partners are only liable for their proportionate share of the Partnership’s obligations and liabilities.  This agreement will not eliminate a partner’s liabilities to third parties in the event he or she invested as a non-Reef general partner and non-Reef general partners do not pay their proportionate share of the Partnership’s obligations and liabilities.

Also, the Partnership will own less than 100% of the working interest in the Slaughter Dean Project.  The Partnership, and thus the general partners of the Partnership, could be held liable for the development and operation of the prospect attributable to other working interest owners if some of the third-party working interest owners do not pay their proportionate share of the costs and liabilities associated with the Slaughter Dean Project.

Non-Reef general partner may become subject to the following:

•	contract liability, which is not covered by insurance;

•
liability for pollution, abuses of the environment and other environmental damages such as the release of toxic gas, spills or uncontrollable flows of natural gas, oil or fluids, against which Reef cannot insure because coverage is not available or against which Reef may elect not to insure because of high premium costs or other reasons; and

•
liability for drilling hazards which result in property damage, personal injury or death to third-parties in amounts greater than the Partnership’s insurance coverage.  Drilling hazards include but are not limited to well blowouts, fires and explosions.

If the Partnership’s insurance proceeds and assets, Reef’s indemnification of partners and the liability coverage provided by major subcontractors are not sufficient to satisfy a liability, then Reef will call for additional funds from the non-Reef general partners to satisfy the liability.  Reef’s ability to indemnify non-Reef general partners is dependent upon its financial condition.

Compensation payable to Reef will affect distributions.

Reef and its affiliates will receive compensation from the Partnership throughout the life of the Partnership.  Reef’s affiliates may enter into transactions with the Partnership for services, supplies, and equipment and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies, and equipment.  Because RELP, an affiliate of Reef, will serve as operator of the properties, it will receive substantial compensation from the Partnership.  In addition, RELP will receive drilling compensation equal to 15% of total development costs.  Because of the amount of development on the Slaughter Dean Project, RELP’s drilling compensation could equal 9% of total subscriptions, in addition to the reimbursement of RELP for all development costs paid for by it.  Reef will also receive a 10% carried interest in the Partnership, for which the Investor Partners will be responsible for paying all allocable acquisition and development costs.  Compensation payments to Reef and its affiliates will be due regardless of the Partnership's profitability and will reduce the amount of cash available to the Partnership for distribution to its partners.  See "ITEM 6.  EXECUTIVE COMPENSATION."

The Partnership is subject to the reporting requirements of the Exchange Act, and the Partnership will incur costs in connection with compliance with the Exchange Act.

Because the Partnership has more than 500 partners, it is subject to the rules and related reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act").  This compliance with the reporting requirements of the Exchange Act requires timely filing of quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K, among other actions.  Further, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to reporting companies have increased the costs of corporate governance, reporting and disclosure practices are required of the Partnership.  In addition, these laws, rules and regulations create new legal grounds for administrative enforcement and civil and criminal proceedings against the Partnership in the case of non-compliance, which increases the Partnership’s risks of liability and potential sanctions.  All of the additional compliance costs described above, whether from meeting the compliance requirements or as a result of liabilities related to a failure of such compliance will decrease the amount of cash available to the Partnership to distribute to its participants. In addition, Reef did not have adequate disclosure internal controls in place for the Partnership during 2008 and first half of 2009 and as a result failed to timely file this Registration Statement with the Securities and Exchange Commission.

Reef’s inadequate internal controls resulted in failure to timely file this Registration Statement.

Registrant became obligated to file periodic reports under the Securities & Exchange Act of 1934 as amended (the “Exchange Act”) as a result of exceeding the threshold amount of assets and number of partners during the year ended December 31, 2008.  Registrant’s first filing, the Form 10, was due on April 30, 2009 (120 days after the closing of the fiscal year in which it reached the necessary thresholds).  However, Registrant was delinquent in its filings under the securities registration provisions of the Exchange Act regarding its Form 10.

Reef’s controller (the person in charge of the accounting system under which the financial books and records for Registrant were maintained) left the Company in January of 2009, and the Company hired a new Chief Financial Officer (“CFO”) in mid-January 2009.  The new CFO learned that the accounting system software utilized for partnerships other than Registrant did not accommodate the accounting nuances involved in Registrant.  The CFO determined that Registrant did not have adequate disclosure controls and procedures in place and assumed the primary task of creating and/or revamping the necessary systems, controls and accounting programs to allow for the integration and implementation of Registrant’s books and records into an accounting system by which all Reef-partnerships’ financial books were maintained, bring Registrant’s books and records in compliance, and to have the necessary financial records for audit by the outside independent auditors.  Based upon the complexity of the accounting related to the Slaughter-Dean project and the accounting system limitations, the time available did not permit the manual bookkeeping system to be converted to the Company’s system in time for an audit to be commenced and completed by the filing deadline for Form 10.

The necessary accounting systems and programs of Registrant were internally tested and the financial statements for Registrant were subjected to an audit by the independent public accountants subsequent to the filing deadline.  The Form 10 has now been filed and management believes that the necessary systems and programs are in place to avoid a reoccurrence of the issue with respect to Registrant and further believes that any future filings will be timely made.

The ability to resell units is limited due to the lack of a public market and restrictions contained in the Partnership Agreement.

Partners may not be able to sell their partnership interests.  No public market for the units exists or is likely to develop.  The ability to resell units also is restricted by the Partnership Agreement.  The Partnership itself may continue in existence until December 31, 2017, unless earlier terminated.  See "ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED – Transferability of Units."  Accordingly, a partner will need to bear the financial risks of his or her investment for an indefinite period of time.  In addition, given these restrictions on transferability, the units may not represent satisfactory collateral for a loan.

Reef’s past experience is not indicative of the results of this Partnership.

While Reef and its affiliates have extensive experience in acquiring and developing oil and gas properties and Reef owns minority interests in projects with waterflood operations, this is Reef’s first project in which it will be the operator of waterflood operations and in which waterflood operations play an essential role.  However, engineers and geologists employed by Reef have extensive experience implementing and operating waterflood operations.  Information concerning the prior drilling experience of previous partnerships sponsored by Reef and its affiliates does not indicate the results to be expected by the Partnership.

Developing prospects in one area may increase the Partnership's risk.

To date, the Partnership has acquired and is in the process of developing only one project, which is in the Slaughter Field, and this may increase the Partnership's risk of loss.  For example, if multiple wells in one area are drilled at approximately the same time, then there is a greater risk of loss if the wells are marginal or nonproductive since Reef will not be using the drilling results of one or more of those wells to decide whether or not to continue drilling prospects in that area or to substitute other prospects in other areas.  However, this risk is offset to some degree by the fact that there are currently producing wells on the Slaughter Dean Project.

Cash distributions are not guaranteed.

The Partnership is currently distributing oil and gas revenue in excess of operating costs and interest earned on funds not committed to drilling or development activities.  However, the timing and amount of Partnership distributions are uncertain.  Distributions will depend primarily on the Partnership's net cash receipts from oil and natural gas operations, if any, and will be affected, among other things, by the price of oil and natural gas and the level of production of the Partnership's properties.  Moreover, distributions could be delayed to repay the principal and interest on any Partnership borrowings, if any, or to fund Partnership costs.

Reef may have conflicts of interest with the Partnership and its partners.

As managing general partner, Reef will be responsible for management of the operations of the Partnership and the properties, including the selection of the properties.  There will be occasions when, in the exercise of Reef’s best judgment, Reef will be faced with conflicts of interest.  These conflicts may arise due to Reef’s participation in oil and natural gas activities on behalf of other partnerships that may be sponsored by Reef or for its own account or the account of one of its affiliates, Reef’s provision of services to the Partnership, the borrowing of money by the Partnership from Reef or its affiliates, the indemnification by the Partnership of us or our affiliates, or other factors.  In addition, if unaffiliated parties do not participate actively, or have a small interest, in properties, there will be no independent oversight with respect to the competitiveness of any operating agreements that may be entered into with Reef.  Reef will attempt, in good faith, to resolve all conflicts of interest, including conflicts that arise as a consequence of the purchase or sale of properties between the Partnership and us or our affiliates, in a fair and equitable manner, consistent with our fiduciary obligations.  For a more complete description of possible conflicts of interests, please see "ITEM 1.  BUSINESS – Conflicts of Interest."  However, any transaction with Reef may not be on terms as favorable as could have been negotiated with unaffiliated third parties.

Other partnerships Reef sponsors will compete with the Partnership for personnel.

Reef may offer interests in other partnerships to be formed for substantially the same purposes as the Partnership.  Due to the availability of Reef’s personnel, the fact that partnerships previously organized by Reef and its affiliates may still be purchasing and developing properties when the Partnership is attempting to develop the properties may make the completion of property development activities by the Partnership more difficult.

Lack of drilling rig availability may result in delays in drilling on partnership prospects.

There may be shortages of drilling rigs and equipment available to drill on the properties the Partnership has acquired.  Such shortages could result in delays in the drilling of wells on such prospects and delay a partner’s ability to deduct intangible drilling costs beyond the year of his or her investment.

The Partnership Agreement limits Reef’s liability to partners and the Partnership and requires the Partnership to indemnify Reef against certain losses.

Reef will have no liability to the Partnership or to any partner for any loss suffered by the Partnership, and will be indemnified by the Partnership against loss sustained by Reef in connection with the Partnership if:

1.	Reef determines in good faith that its action was in the best interest of the Partnership;

2.	Reef was acting on behalf of or performing services for the Partnership; and

3.	Reef’s action did not constitute negligence or misconduct by Reef.

The Partnership may become liable for joint activities of other working interest owners.

The Partnership holds title to its interests in the Slaughter Dean Project in its own name, and it is anticipated that the Partnership will hold any additional interests in properties it may purchase in the future in its own name.  Additionally, the Partnership is and will continue to be a joint working interest owner with other parties.  It has not been clearly established whether joint working interest owners have several liability or joint and several liability with respect to obligations relating to the working interest.    Although the operating agreements relating to properties ordinarily specify that the liabilities of joint working interest owners will be several, if the Partnership and other working interest owners are determined to have joint and several liability, the Partnership could be responsible for the obligations of these other parties relating to the entire working interest.  The Partnership was advised that Davric, who is unrelated to Reef and owns a 7% working interest in the Dean Unit and the Dean "B" unit, was unable to pay immediately $851,129 of its share of the development costs already incurred as of June 30, 2009.  Davric agreed to pay $100,000 per week toward these costs and has completed payment of the $851,129; however, as of September 30, 2009, Davric is currently in default for $459,090 of costs incurred subsequent to June 30, 2009.  If Davric is unable to pay all of these costs, then pursuant to the Davric Operating Agreement, the Partnership will be entitled to recover these costs from Davric’s share of future revenues, plus penalties ranging from 300% to 450% of the amount in default.  Sierra-Dean, at its option, may pay a pro rata share of the costs in default and share in the reimbursement and collection of applicable penalties from future revenues of the Slaughter Dean Project.

The effect of borrowing and other financing may negatively impact partnership distributions.

Reef estimates that the net proceeds from the sale of units in the Partnership will be sufficient to finance the Partnership's share of the costs of acquiring interests in the Slaughter Dean Project, operating existing wells and executing the revised work plan to conduct waterflood operations, including drilling new oil wells within the Slaughter Dean Project and providing necessary production equipment and facilities to service such oil and natural gas wells.  The Partnership expects to make one or more investments out of the net proceeds remaining in areas unrelated to the Slaughter Dean Project. Although there are no plans at this time to do so, certain costs of operations may also be financed through partnership borrowings and through utilization of partnership revenues obtained from production, the sale of producing or non-producing reserves, the sale of net profits interests or other operating or non-operating interests in properties, or other methods of financing.  See "ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED – Other Securities:  Units of General Partnership Interest and Limited Partnership Interest – Ability to Borrow."  If these methods of financing should prove to be unavailable or insufficient to maintain the desired level of operations for the Partnership, operations could be continued through farmout arrangements with third parties (including affiliated partnerships) or the sale of net profits interests or other operated or non-operating interests in properties.  This could result in the Partnership giving up a substantial interest in oil and natural gas reserves.  If the Partnership sells net profits interests in properties, the Partnership will incur costs that it cannot recover from the holders of the net profits interests, except from future revenues, if any, relating to such properties.  The effect of borrowing or other financing could be to increase funds available to the Partnership, but also could be to reduce cash available for distributions to the extent cash is used to repay borrowings, or to reduce reserves if properties are farmed out or interests in the properties are sold.

The ability of Investor Partners to remove Reef as managing general partner is limited.

The Investor Partners will have the right to remove Reef as managing general partner of the Partnership only upon an affirmative vote of Investor Partners who own 70% of the units held by Investor Partners.  In such event, the Investor Partners must either select a substitute managing general partner or risk dissolution of the Partnership.

Reef is dependent upon Michael Mauceli to operate.

Reef’s ability to manage the Partnership is predominantly dependent upon its manager and principal executive officer, Mr. Michael J. Mauceli.  See "ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS."

Reef will manage and control the Partnership's business and will manage and control the Slaughter Dean Project.

Reef will exclusively manage and control all aspects of the business of the Partnership and will make all decisions concerning the business of the Partnership.  Investor Partners will not be permitted to take part in the management or in the decision making of the Partnership.  In addition, an affiliate of Reef, RELP, will act as the operator of Partnership property.  Accordingly, Reef’s affiliate, RELP, will manage and control production and development operations on the Slaughter Dean Project.

The Partnership Agreement prohibits Investor Partners’ participation in the Partnership's business decisions.

Investor Partners may not participate in the management of the Partnership business.  The Partnership Agreement forbids Investor Partners from acting in a manner harmful to the business of the Partnership.  If an investor partner violates the terms of the Partnership Agreement, he or she may have to pay the Partnership or other partners for all damages resulting from his or her breach of the Partnership Agreement.

Because Reef will act as managing general partner of several partnerships, other commitments may adversely affect Reef’s financial condition.

As a result of Reef’s commitments as managing general partner of several partnerships and because of the unlimited liability of a managing general partner to third parties, its net worth is at risk of reduction.  Because Reef is primarily responsible for the conduct of the Partnership's affairs, a significant adverse financial reversal for Reef could have an adverse effect on the Partnership and the value of the Partnership's units.

The Partnership’s insurance coverage may be inadequate.

The Partnership's operations will be subject to all of the operating risks normally associated with producing oil and natural gas, such as blow-outs and pollution, which could result in the Partnership incurring substantial liabilities or losses, although the chance of incurring a blow-out while drilling new oil wells within a mature waterflood project are believed by Reef to be small.  Although the Partnership Agreement provides for the securing of such insurance as Reef deems necessary and appropriate, certain risks are uninsurable and others may be either uninsured or only partially insured because of high premium costs or other reasons.  In the event the Partnership incurs uninsured losses or liabilities, the Partnership's funds available for Partnership purposes may be substantially reduced or lost completely, and non-Reef general partners may be jointly and severally liable for such amounts.

Risks of Oil and Natural Gas Investments

Oil and natural gas investments are risky.

Although the Partnership will not engage in any exploratory drilling, the acquisition, development and operation of oil and natural gas properties, including the Slaughter Dean Project, is not an exact science and involves a high degree of risk.  The risks of acquiring and operating producing properties, such as the Slaughter Dean Project, are generally less than those associated with the drilling of wells.  Developmental drilling may result in dry holes or wells that do not produce oil or natural gas in sufficient quantities to make them commercially profitable to complete.  The acquired producing portions of the Slaughter Dean Project, or other properties that may be acquired by the Partnership, may not produce sufficient quantities of oil or natural gas to enable a partner to obtain any certain projected rate of return on his or her investment, and it is possible that partners may lose money.  Also, Reef may receive information regarding the Slaughter Dean Project that may indicate that less oil and natural gas reserves exist than thought at the time of the acquisition of the Slaughter Dean Project.  Oil and natural gas wells sometimes experience production decline that is rapid and irregular.  Initial production from the wells of the Slaughter Dean Project does not accurately indicate any consistent level of production to be derived therefrom.

Furthermore, the Partnership may be subject to liability for pollution and other damages and will be subject to statutes and regulations relating to environmental matters. Although Reef will maintain, on behalf of the Partnership, insurance coverage which is normal and customary for the industry in the area and which Reef feels is adequate under the circumstances, including worker's compensation, operating, liability, and umbrella protection, the Partnership may suffer losses due to hazards against which it cannot insure or against which Reef may elect not to insure. Any such uninsured losses will reduce partnership capital and/or cash otherwise available for distributions.

Prices of oil and natural gas are volatile.

Global economic conditions, political conditions, and energy conservation have created volatile prices for oil and natural gas.  Oil and natural gas prices may fluctuate significantly in response to minor changes in supply, demand, market uncertainty, political conditions in oil-producing countries, activities of oil-producing countries to limit production, national and global economic conditions, weather conditions and other factors that are beyond the control of either the Partnership or Reef.  The prices for domestic oil and natural gas production have varied substantially over time, especially during the past 12 months, and may decline in the future, which would adversely affect the Partnership and the partners.  Prices for oil and natural gas have been and are likely to remain volatile.

Competition and market conditions may adversely affect the Partnership.

The Partnership will compete with a number of other potential purchasers of properties, many of which have greater financial resources.  This may result in the Partnership not being able to acquire certain properties otherwise desired for acquisition.  From time-to-time, a surplus of oil and natural gas occurs in areas of the United States.  The effect of a surplus may be to reduce the price the Partnership may receive for its oil or natural gas production, or to reduce the amount of oil or natural gas that the Partnership may produce and sell.

Government regulation may adversely impact the Partnership's profitability.

The oil and natural gas business is subject to extensive governmental regulation under which, among other things, rates of production from partnership wells may be fixed and the prices for natural gas produced from the Partnership wells may be limited.  Governmental regulation also may limit or otherwise affect the market for the Partnership's oil and natural gas production, if any, and the price that may be paid for that production.  Governmental regulations relating to environmental matters could also affect the Partnership's operations by increasing the costs of operations or by requiring the modification of operations in certain areas.  State and federal governmental regulation of the oil and gas industry is in a potentially fluid situation and could change dramatically as a result of many outside factors, including a shift in the philosophy of the governmental environmental policies, continued increases in the price of oil and national security concerns.  The nature and extent of various regulations, the nature of other political developments, and their overall effect upon the Partnership are not predictable.  Investment in the Partnership involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for liquidity in their investments.

The production and producing life of Partnership properties is uncertain.  Production will decline.

It is not possible to predict the life and production of any property.  The actual lives could differ from those anticipated.  Sufficient oil or natural gas may not be produced for a partner to receive a profit or even to recover the partner’s initial investment.  In addition, production from the Partnership's oil and natural gas properties, if any, will decline over time, and does not indicate any consistent level of future production.  This production decline may be rapid and irregular when compared to a property's initial production.

The Partnership may be required to pay delay rentals to hold drilling prospects, which may deplete Partnership capital.

Oil and natural gas leases generally must be drilled upon by a certain date or additional funds known as delay rentals must be paid to keep the lease in effect.  Delay rentals typically must be paid after the first year of entering into a lease if no production or drilling activity has commenced.  If delay rentals become due on any property the Partnership acquires, the Partnership will have to pay its share of such delay rentals or lose its lease on the property.  These delay rentals could equal or exceed the cost of the property.  Further, payment of these delay rentals could seriously deplete the Partnership's capital available to fund drilling activities when they do commence.

Variability’s in drilling costs over recent periods may impact the profitability of each Partnership well and the number of wells the Partnership may drill.

There has been significant volatility in recent periods in the costs associated with the drilling of oil and natural gas wells.  Specifically, the costs of the use of drilling rigs and their personnel, steel for pipelines, mud and fuel have risen and fallen in recent periods.  Future increases could result in limiting the number of wells the Partnership may drill as well as the profitability of each well once completed.

Environmental hazards and liabilities may adversely affect the Partnership and result in liability for the non-Reef general partners.

There are numerous natural hazards involved in the drilling of oil and natural gas wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves.  There are also hazards involved in the transportation of oil and natural gas from our wells to market.  Such hazards include pipeline leakage and risks associated with the spilling of oil transported via barge instead of pipeline, both of which could result in liabilities associated with environmental cleanup.  Uninsured liabilities would reduce the funds available to the Partnership, may result in the loss of partnership properties and may create liability for a partner if he or she is an non-Reef general partner.  Although the Partnership will maintain insurance coverage in amounts Reef deems appropriate, it is possible that insurance coverage may be insufficient.  In that event, Partnership assets would be utilized to pay personal injury and property damage claims and the costs of controlling blowouts or replacing destroyed equipment rather than for additional drilling activities.

The Partnership may incur liability for liens against its subcontractors.

Although Reef will try to determine the financial condition of nonaffiliated subcontractors, if subcontractors fail to timely pay for materials and services, the properties of the Partnership could be subject to materialmen's and workmen's liens.  In that event, the Partnership could incur excess costs in discharging the liens.

Shut-in wells and delays in production may adversely affect Partnership operations.

Production from wells drilled in areas remote from marketing facilities may be delayed until sufficient reserves are established to justify construction of necessary pipelines and production facilities.  In addition, production from wells may be reduced or delayed due to seasonal marketing demands.  Wells drilled for the Partnership may have access to only one potential market, although such is not the case presently with the Slaughter Dean Project, which is located in the Permian Basis in West Texas.  Local conditions, including closing businesses, conservation, shifting population, pipeline maximum operating pressure constraints, and development of local oversupply or deliverability problems could halt sales from Partnership wells.

Delays in the transfer of title to the Partnership could place the Partnership at risk.

Title to the Partnership’s interest in the leases for the Slaughter Dean Project is held in the name of the Partnership.  Under certain circumstances, title to Partnership properties could be held by Reef on the Partnership's behalf.  In other instances, title may not be transferred to Reef or the Partnership until after a well has been completed.  When this is the case, the Partnership runs the risk that the transfer of title could be set aside in the event of the bankruptcy of the party holding title.  In this event, title to the leases and the wells would revert to the creditors or trustee, and the Partnership would either recover nothing or only the amount paid for the leases and the cost of drilling the wells.  Assigning the leases to the Partnership after the wells are drilled and completed, however, will not affect the availability of the tax deductions for intangible drilling costs since the Partnership will have an economic interest in the wells under the drilling and operating agreement before the wells are drilled.  See "ITEM 3.  PROPERTIES – Title to Properties."

Reef’s dependence on third parties for the processing and transportation of oil and gas may adversely affect the Partnership’s revenues and distributions.

Reef relies on third parties to process and transport oil and gas produced by wells in which the Partnership participates.  In the event a third party upon which Reef relies is unable to provide transportation or processing services and another third party is unavailable to provide such services, then the Partnership will be unable to transport or process the oil and gas produced by the affected wells.  In such an event, revenues to the Partnership and distributions to the partners may be delayed.

Tax Risks

Carefully read the following discussion of tax risks. Except where specifically mentioned, this Registration Statement does not discuss the foreign, state or local tax consequences or risks related to being a partner in the Partnership.

Tax risks of becoming a partner.

There are risks associated with the U.S. federal income tax consequences of being a partner in the Partnership. The following paragraphs summarize some of the tax risks to an investor. Because the tax consequences of being a partner are complex and certain tax consequences may differ depending on individual tax circumstances, each investor is urged to rely on his or her own tax advisor about the tax consequences of being a partner. No representation or warranty of any kind is made with respect to the acceptance by the Internal Revenue Service ("IRS") or any court of law regarding the treatment of any item of income, deduction, gain, loss or credit by an investor on its tax return.  Also, President Obama has requested that the U.S. Congress make changes to federal income tax laws to reduce or eliminate tax benefits currently available in regard to deductions for intangible drilling costs and depletion.  These proposals have been requested to be made effective in 2011.  At this time whether such proposals will be enacted, and when they may become effective, cannot be predicted.

Tax treatment depends upon partnership classification.

The availability of the tax benefits of participating in the Partnership depends upon the classification of the Partnership as a "partnership" rather than "an association taxable as a corporation" for federal income tax purposes.  The Partnership’s status as a limited partnership under Texas state law is not determinative of this issue.  However, Reef believes that under current law, the Partnership should be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation so long as an election is not made to treat the venture as a corporation for U.S. federal income tax purposes.  It is anticipated that no such election will be made.  Should the Partnership elect to be or should the IRS successfully assert that the Partnership should be treated as "an association taxable as a corporation" for federal income tax purposes, (i) income, gains, losses, deductions and credits of the Partnership would not flow through to the partners, (ii) the taxable income of the Partnership would be subject to the federal income tax imposed on corporations, and (iii) distributions would be treated as corporate distributions to the partners and could be taxable as dividends.

The Partnership may generate taxable events for partners that are otherwise generally exempt from taxation.

Certain entities that are otherwise exempt from federal income tax, such as individual retirement accounts and annuities ("IRAs"), qualified plans, and charitable organizations are nonetheless taxed on "unrelated business taxable income" ("UBTI") of $1,000 or more that they earn in any particular year.  Substantially all the income from the Partnership's operations may constitute UBTI and may give rise to tax liability to an otherwise tax-exempt investor.  For partners who invest with money from their IRAs, it is possible that the earnings from the Partnership could be subject to tax twice: once when amounts are earned by the Partnership and then again when distributions are made from the IRA to the investor.

Changes in the tax law may occur at any time and may result in fewer tax benefits to the partners.

Proposals to reduce federal income tax benefits that are currently available to oil and natural gas producers are pending before the U.S. Congress.  There can be no assurance that the federal income tax treatment currently applicable to oil and natural gas activities conducted in partnership form will not be modified by legislative, administrative, or judicial action that may have a retroactive effect.  The units were offered to parties who potentially could avail themselves of the benefits presently allowed to oil and natural gas activities under federal income tax laws, such as deductions for depletion, intangible drilling costs and depreciation.  If the federal income tax laws or the present interpretation thereof are changed, the changes could reduce or eliminate those benefits.

Tax liabilities may exceed cash distributions.

A partner must include in his or her own taxable income for a taxable year the partner’s share of the items of the Partnership's income, gain, profit, loss, and deduction for the year, whether or not cash proceeds are actually distributed to the partner.  As a result, a partner could be required to pay federal income tax based on his or her distributive share of Partnership taxable income regardless of whether the partner received a cash distribution.  Although the Partnership intends to distribute 100% of the cash generated by the Partnership's operations, net of amounts necessary to pay the Partnership's obligations and expenses and a reserve for future expenditures and contingencies, the Partnership cannot guarantee that it will be able to make any cash distributions.

A partner’s individual circumstances may prevent it from receiving certain tax deductions.

Certain tax deductions, such as depletion, must be computed separately by the partners and not at the Partnership level.  Therefore, the availability of such deductions to an investor partner will depend in part upon the investor partner’s individual circumstances.  The Partnership will provide sufficient information to the partners in order for them to compute available deductions, if any.

The IRS could challenge the Partnership's deductions for prepaid drilling costs.

The Partnership has not prepaid any drilling costs in the past.  However, some drilling costs in the future could be paid in one year for drilling and completion operations that in large part may be performed during the following year.  All or a portion of these prepayments may be deductible by the partners in the year prepaid by the Partnership if:

•
drilling on the well to which the prepayment relates begins within 90 days after the end of the year the prepayment is made or it is reasonable to expect that drilling will be complete within 3½ months after the prepayment is made;

•	the prepayment is not a mere deposit;

•	the amount prepaid for drilling services is reasonable; and

•	the prepayment serves a valid business purpose and otherwise satisfies the clear reflection of income rule.

The Partnership could, however, fail to satisfy the requirements to currently deduct prepaid intangible drilling costs, and the IRS may challenge the timing of the deduction of these prepayments.  If a challenge were successful, a partner could owe additional tax, penalties and interest for the years in which the deductions are disallowed.  In such case the challenged prepaid expenses should be deductible in the tax year in which the services under the drilling contracts are actually performed, rather than the tax year in which the payment was made.

The Partnership's classification of a cost as an intangible drilling costs is not binding on the IRS.  The IRS may reclassify an item classified by the Partnership as an intangible drilling costs as a cost that must be capitalized.  To the extent not deductible, the reclassified amounts will be included in the Partnership's basis in mineral property and in each partner’s basis in his or her interest in the Partnership.

The tax treatment for non-Reef general partners differs from that of limited partners.

With certain limited exceptions, Partnership income, losses, gains, and deductions allocable to a limited partner should be subject to the passive activity loss rules.  As a result, the expenses and deductions allocated to a limited partner may only be used to offset income from the Partnership and other passive income that the partner may have.  The partners will not be able to currently utilize any passive losses generated by the Partnerships unless they also receive passive income.

Non-Reef general partner interests held directly or through an entity that does not limit the investor's liability should not be subject to the passive activity rules discussed above, under current federal income tax law.  Thus, the expenses and deductions allocated to a non-Reef general partner that holds his general partnership interest in this manner may be used to offset the taxable income the partner may have from the Partnership as well as other taxable income such as salary, interest, dividends and royalties.  President Obama has requested that the U.S. Congress changes federal income tax law to treat non-Reef general partners, who do not participate in management or operations, in the same manner as limited partners discussed in the preceding paragraph.  He has requested that this change be effective in 2011.

Each investor who invests as an non-Reef general partner will have the right to convert his or her general partner interests into limited partner interests in certain limited circumstances. However, all general partner interests held by investors will be converted into limited partner interests as soon as practicable after the end of the year in which drilling has been completed.  After this conversion, gain will be recognized to the extent that any liabilities of which an non-Reef general partner is considered relieved due to the conversion exceed his adjusted tax basis in his interest in the Partnership.  In addition, subsequent Partnership profit that is allocable items of income and gain to the former general partner will be treated as non-passive, while losses will be treated as active or passive depending on whether the former general partner had a loss from prior years that was treated as a non-passive loss.

There are risks associated with partnership borrowings.

Although Reef has no plans for the Partnership to borrow money, Reef is authorized to cause the Partnership to borrow funds to acquire properties, or to fund other Partnership operations, provided that the amounts borrowed will not exceed more than 30% of the total capital contributed by the partners to the Partnership.  Each partner’s share of Partnership income applied to the repayment of loans will be included in the partner’s share of taxable income reported by the Partnership for that year.  Although the taxable income may be offset in part by deductions for depletion, cost recovery, depreciation, intangible drilling costs and interest, the required loan repayments could reduce the Partnership's available cash so that a partner’s income tax liability in respect to Partnership income could be in excess of the amount of cash distributions the partner receives from the Partnership.

Audits of the Partnership's tax returns could result in increased taxes due by the partners or audits of partners' individual tax returns.

The IRS may audit the Partnership's tax returns.  If an audit occurs, tax adjustments might be made that increase the amount of taxes due or increase the risk of audit of partners' individual tax returns.  Costs and expenses, which reduce the funds the Partnership has available to distribute to the partners, may be incurred by the Partnership in contesting any audit adjustments.  In addition, if a partner's individual returns are audited, the cost of responding to the audit will be borne solely by the partner whose returns are audited.

Certain deductions may be subject to the alternative minimum tax or recapture.

Certain deductions, such as deductions for depreciation, may be treated as items of tax preference subject to the alternative minimum tax.  Additionally, certain deductions for depletion, intangible drilling costs and depreciation must be recaptured as ordinary income on disposition of a property by the Partnership or on disposition of units by an investor partner.

State and local tax laws may result in additional tax liabilities.

Certain states and localities in which partners may reside or where the Partnership conducts business may levy income taxes for which the partners may be liable in respect to their shares of Partnership income.  It may be necessary for the partners to file income tax returns with such states or localities to report such income.  As of September 30, 2009, all of the Partnership’s operations are conducted in Texas, which does not have an individual state income tax.  However, the Partnership may acquire or conduct operations in the future in other states that may impose individual or corporation state income taxes.

The Partnership may be subject to state and local taxes.

As a result of Partnership operations, the Partnership may be subject to state and local taxes, and definitely will be subject to the margin tax imposed by the State of Texas.  The Partnership's payments for such state and local taxes will reduce the amount of cash available for distribution to the partners.

ITEM 2.	FINANCIAL INFORMATION

Selected Financial Data

The following table sets forth selected financial data. The selected financial data presented below has been derived from the audited financial statements of the Partnership, except for operational data, which is unaudited.

	Year ended December 31,	Period from Inception (November 27, 2007) to December 31,
	2008	2007
Financial Data
Oil and gas sales revenue	$2,012,489	$—
Interest income	706,243	28,208
Costs and expenses	(1,781,499)	(30,353)
Partnership net income (loss)	937,233	(2,144)

Allocation of net income (loss):
Managing general partner units	128,050	3,064
General partner units	447,404	(2,252)
Limited partner units	361,779	(2,956)
Net income per managing general partner unit	14,275.84	2,266.11
Net income (loss) per general partner unit	911.25	(38.91)
Net income (loss) per limited partner unit	911.25	(38.91)

Total assets	79,860,893	11,663,508
Distributions to managing general partner	195,938	168
Distributions to Investor Partners	1,595,357	16,633
Distributions per general partner unit	1,796.57	124.25
Distributions per limited partner unit	1,796.57	124.25
Distributions per managing general partner unit	21,844.32	124.25

Operating Data (unaudited)
Annual production:
Gas (Mcf)	21,466	—
Oil (Bbl)	23,060	—

Average sales price:
Gas (per Mcf)	$2.94	$—
Oil (per Bbl)	$84.53	$—

Additional Selected Financial Data – For the nine months ended September 30, 2009 and 2008

The following table sets forth selected financial data. The selected financial data presented below has been derived from the unaudited financial statements of the Partnership.

	Nine months ended September 30,	Nine months ended September 30,
	2009	2008
Financial Data
Oil and gas sales revenue	$1,254,349	$1,459,653
Interest income	131,716	445,045
Costs and expenses	(2,209,647)	(1,567,984)
Partnership net income (loss)	(823,582)	336,714

Allocation of net income (loss):
Managing general partner units	(19,464)	115,236
General partner units	(444,604)	122,181
Limited partner units	(359,514)	99,297
Net income (loss) loss per managing general partner unit	(2,169.92)	85,223.03
Net income (loss) per general partner unit	(905.54)	250.41
Net income (loss) per limited partner unit	(905.54)	250.41

	Nine months ended September 30,	Nine months ended September 30,
	2009	2008

Total assets	$75,937,048	$79,638,676
Distributions to managing general partner	38,810	117,802
Distributions to Investor Partners	305,978	897,502
Distributions per general partner unit	344.57	1,010.70
Distributions per limited partner unit	344.57	1,010.70
Distributions per managing general partner unit	4,326.78	13,133.35

Operating Data
Period production:
Gas (Mcf)	6,643	2,251
Oil (Bbl)	27,360	14,331

Average sales price:
Gas (per Mcf)	$1.43	$4.47
Oil (per Bbl)	$45.50	$101.15

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion will assist you in understanding the Partnership’s financial position, liquidity, and results of operations. The information should be read in conjunction with the audited year-end financial statements, unaudited interim financial statements and notes to each of the financial statements contained herein.

For a discussion of risk factors that could impact the Partnership’s financial results, please see "ITEM 1A.  RISK FACTORS" of this Registration Statement.

Overview

The Partnership was organized as a Texas limited partnership on November 27, 2007. The offering of limited and general partner interests began November 27, 2007 and concluded May 31, 2008, with total investor partner contributions of $88,648,094 and Reef contributions of $762,425. The Partnership commenced its business operations effective January 1, 2008.

The Partnership was formed to purchase working interests in oil and natural gas properties with the purposes of (i) growing the value of properties owned by the Partnership through the development of proved undeveloped reserves, (ii) generating revenue from the production of oil and natural gas from these properties from new and existing wells, (iii) distributing cash to the partners of the Partnership, and (iv) selling the properties, subject to certain market conditions, no earlier than 2010, but expected no later than 2015, in order to maximize return to the partners of the Partnership.  Reef is the managing general partner of the Partnership.

The majority of the Partnership’s proceeds have been used to purchase the properties related to the Slaughter Dean Project, drill oil and natural gas wells, as well as water injector  wells, upon those prospects and engage in the waterflood activities thereon.  The Partnership plans to acquire properties in addition to the Slaughter Dean Project.

The Partnership raised capital from the sale of Partnership units to Investor Partners and Reef, and has used, and continues to use, those funds for the purchase of working interests in the Slaughter Dean Project, the drilling, completion and waterflood operations thereon and for the payment of the administrative costs and drilling fees during its drilling phase of operations. The Partnership has not borrowed funds during the drilling phase of operations, and interest income and oil and gas revenues, net of expenses, are being distributed to the partners.  The Partnership is allowed to borrow funds in accordance with the Partnership Agreement, or utilize cash flows from successful wells in order to drill additional development wells and construct facilities on prospects where successful wells were drilled during the drilling phase of operations. The Partnership has no plans at this time to borrow funds.

Should the Partnership elect to borrow monies for additional development or waterflood activity on the Slaughter Dean Project, it will be subject to the interest rate risk inherent in borrowing activities. The Partnership is permitted but is not expected to engage in commodity futures trading or hedging activities, and therefore is subject to commodity price risk.   See "ITEM 2. FINANCIAL INFORMATION – Quantitative and Qualitative Disclosures About Market Risk."

Results of operations

Year ended December 31, 2008 compared to Period of Inception (November 27, 2007) to December 31, 2007

Revenues and other income for the period from November 27, 2007 (date of inception) through December 31, 2007 totaled $28,208 and consisted solely of interest income.  Revenues and other income for the period from January 1, 2008 to December 31, 2008 totaled $2,718,732 and consisted of oil and gas sales in the amount of $2,012,489 and interest income in the amount of $706,243.  Oil production volume for the year ended December 31, 2008 totaled 23,060 Bbls of oil at a corresponding average realized price of $84.53 per Bbl of oil. Gas production volume during the year ended December 31, 2008 amounted to 21,466 Mcf of gas at a corresponding average realized price of $2.94 per Mcf of gas. Expenses for the period ended December 31, 2008, totaling $1,781,499 consisted partially of depreciation, depletion and amortization of $232,436.  Lease operating expenses totaled $1,190,395 and production taxes were $94,106. Administrative and general expenses were $247,455 and asset retirement obligation accretion expense was $17,107. As of December 31, 2008, the Partnership had drilled 25 new oil wells, 3 new waterflood injection wells, and had worked over and stimulated 4 old producing oil wells.

Nine months ended September 30, 2009 compared to the nine months ended September 30, 2008

The following table provides information about sales volumes and oil and natural gas prices for the periods indicated. Equivalent barrels of oil (“EBO”) are computed by converting 6 MCF of natural gas to 1 barrel of oil.

	For the nine months ended September 30
	2009	2008
Sales volumes:
Crude oil (Barrels)	27,360	14,331
Natural gas (MCF)	6,643	2,251
EBO	28,467	14,706

Average sales prices received:
Crude oil (Barrels)	45.50	101.15
Natural gas (MCF)	1.43	4.47

The following table provides the net proved reserves for the periods ending September 30, 2009 and 2008, respectively.  As of September 30, 2009, no reserves have been added as a result of the waterflood project.

Net proved reserves	Oil (BBL)	Gas (MCF)
September 30, 2009	282,884	211,666
September 30, 2008	318,872	221,979

The Partnership had a net loss of $823,582 for the nine month period ended September 30, 2009, compared to net income of $336,714 for the nine month period ended September 30, 2008.

Partnership revenues totaled $1,254,349 for the nine months ended September 30, 2009 compared to $1,459,653 for the comparable period in 2008.  Volumes increased as the Partnership purchased additional ownership interests from Davric and Sierra Dean.  Increases in volumes were offset by steep declines in oil and gas prices during the comparable periods.  Average oil prices decreased by 55% and average gas prices decreased by 68% during the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.  Lease operating expenses increased from $650,934 for the nine months ended September 30, 2008 to $903,219 for the nine months ended September 30, 2009.  This increase is due to the increase in working interest owned by the Partnership.  Effective May 1, 2008, the Partnership purchased an additional 11% working interest from Davric.  The Partnership also purchased additional interests in the Dean Units monthly from Sierra Dean as funds were advanced to pay costs.

Depreciation, depletion and amortization decreased from $781,972 for the nine months ended September 30, 2008 to $255,933 for the nine months ended September 30, 2009.  During the first quarter of the nine months ended September 30, 2009, the Partnership incurred property impairment cost of $441,542 due to the 2008 economic downturn in oil and gas prices. See “"ITEM 2, Oil & Gas Properties” for a description of the quarterly cost ceiling test.   The impairment decreased the depletable basis of the reserves, which in turn led to decreased depreciation, depletion, and impairment during the nine months ended September 30, 2009.

General and administrative costs incurred during the nine months ended September 30, 2009 and 2008 increased from $67,106 in 2008 to $535,663 in 2009. This increase is primarily due to increased legal fees of approximately $150,000 related to regulatory filings and increased audit and accounting fees of approximately $122,000 related to financial reporting during 2009.  In addition, direct costs charged to the Partnership increased by approximately $117,000 and overhead charges from Reef increased by approximately $77,000. These increases were partially offset by decreases in other miscellaneous general and administrative expenses.

Liquidity and Capital Resources

The Partnership was funded with initial capital contributions totaling $89,410,519 from both investors and Reef, net of adjustments for sales to brokers for their own accounts, who were permitted to buy Units at a price net of the commission that they would normally earn on sales of Units.  Investor Partners purchased 490.9827 general partner units and 397.0173 limited partner units for $88,648,094, net of adjustments for sales to brokers for their own accounts, who were permitted to buy Units at a price net of the commission that they would normally earn on sales of Units. As of December 31, 2008, Reef has also contributed $762,425 for its purchase of 8.9697 units at a price of $85,000 per unit, which is net of all offering costs. Organization and offering costs totaled $13,168,094, leaving capital contributions of $76,242,425 available for Partnership activities. The Partnership was formed on November 27, 2007, and the last partner was admitted to the Partnership on May 31, 2008.

The Partnership’s cash flows is derived from the sales of oil and gas from the Partnership’s wells.  As a result, the Partnerships cash flows are dependent upon the amount of oil and gas produced from its wells,  as well as the prices of crude oil and natural gas. The Partnership expects oil and gas production and, as a result, cash flows, to increase during 2009 as the additional wells are completed and the waterflood begins.

As of December 31, 2008, the Partnership had drilled 25 new oil wells, 3 new waterflood injection wells, and had worked over and stimulated 4 old producing oil wells.  During the nine months ended September 30, 2009, the Partnership drilled 5 additional new oil wells, 2 additional new waterflood injection wells, and converted 22 old oil producing wells to waterflood injection wells.    The Partnership has also repaired, replaced and expanded water pumping and injection facilities and capacity.  Enhancement of waterflooding began in the second quarter of 2009 and is ongoing.  During 2010, when the waterflood is fully operational, the Partnership will review the Project’s response to the waterflood and determine whether any additional new oil or waterflood injection wells should be drilled and whether any additional old oil producing wells should be converted to water injectors.

Please see Item 1A of this Registration Statement for a list of risk factors that could impact the Partnership.

The table below summarizes Partnership drilling and waterflood expenditures during the drilling phase of operations by type and classification of well as of December 31, 2008:

	Leasehold Costs	Drilling and Facilities Costs	Workovers	Total Costs

Purchase Existing Wells	$15,371,780	$-	$-	$15,371,780

New Wells
Producing Wells	76	22,364,049	-	22,364,125
Waterflood Injector Wells	-	3,020,777	-	3,020,777

Existing Wells	-	-	1,184,968	1,184,968

	$15,371,856	$25,384,826	$1,184,968	$41,941,650

The Partnership had cash, accounts receivable and prepaid expenses of $37,938,316 at December 31, 2008, which includes interest income and net revenues available for distribution to partners.  Also at December 31, 2008, the Partnership also had $1,330,079 of accounts payable and $2,775,346 of other current payables.

The unproved properties owned by the Partnership at December 31, 2008 consist of the costs incurred to implement the waterflood project in the Slaughter Dean Project.  These costs will not be classified as proved until the implementation of the waterflood project is complete and full production has commenced.

The table below summarizes Partnership drilling and waterflood expenditures during the drilling phase of operations by type and classification of well as of September 30, 2009:

	Leasehold Costs	Drilling and Facilities Costs	Workovers	Total Costs

Purchase Existing Wells	$15,515,974	$-	$-	$15,515,974

New Wells
Producing Wells	74	26,832,613	-	26,832,687
Waterflood Injector Wells	-	5,132,660	-	5,132,660
Facilities	-	1,463,468	-	1,463,468

Existing Wells	-	-	5,369,238	5,369,238

	$15,516,048	$33,428,741	$5,369,238	$54,314,027

The Partnership had cash and accounts receivable of $22,339,567 at September 30, 2009, which includes interest income and net revenues available for distribution to partners.  Also at September 30, 2009, the Partnership also had $1,045,350 of accounts payable and $290,770 of other current payables.

The unproved properties owned by the Partnership at September 30, 2009 consist of the costs incurred to implement the waterflood project in the Slaughter Dean Project.  These costs will not be classified as proved until the implementation of the waterflood project is complete and full production has commenced.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  See Note 2 to the financial statements for a complete list of significant accounting policies.

Significant estimates inherent in the Partnership’s financial statements include the estimate of oil and gas reserves and future abandonment costs. Changes in oil and gas prices, changes in production estimates and the success or failure of future development activities could have a significant effect on reserve estimates. The reserve estimates directly impact the computation of depreciation, depletion and amortization, asset retirement obligation, and the ceiling test for the Partnership’s oil and gas properties.

Oil and Gas Properties

The Partnership follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method using estimated proved reserves.  Proved gas reserves are converted to equivalent barrels at a rate of 6 Mcf  to 1 Bbl. Net capitalized costs of crude oil and natural gas properties, as adjusted for asset retirement obligations, are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on prices in effect at the end of the period held constant and discounted at 10 percent, plus the lower of cost or estimated fair value of  unproved properties, if any. Pursuant to full cost accounting rules, the Partnership performs a ceiling test quarterly as of the balance sheet date on its proved oil and natural gas properties. Excess capitalized costs are charged to property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, unless such a sale would significantly alter the rate of depletion and amortization. Costs associated with the implementation of the waterflood development process may be capitalized and categorized as unproved prior to the time at which the implementation is completed and in production.  During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, the Partnership recognized no property impairment expense for proved properties.

Unproved properties consist of undeveloped leasehold interest and waterflood expenditures.  Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed for impairment quarterly as of the balance sheet date by considering the primary lease term, the holding period of the properties, geologic data obtained relating to the properties, and other drilling activity in the immediate area of the properties. Any impairment resulting from this quarterly assessment is reported as property impairment expense in the current period, as appropriate. During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, the Partnership recognized no impairment for unproved properties.

The estimate of proved oil and natural gas reserves used to determine property impairment expense, and also utilized in the Partnership’s disclosures of supplemental information regarding oil and natural gas producing activities, including the standardized measure of discounted cash flows, has been prepared by an independent petroleum engineer at December 31, 2008. The Partnership had no proved reserves at December 31, 2007.  Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner, and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to upward or downward adjustments. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and such variances could be material.

The determination of depreciation, depletion and amortization expense recognized in the financial statements is also dependent upon the estimates of proved oil and natural gas reserves and will be computed using the units-of-production method based upon this estimate of proved reserves. During the year ended December 31, 2008, the Partnership had depreciation, depletion, and amortization expense totaling $232,436. The Partnership had no productive oil and gas properties as of December 31, 2007.

Asset Retirement Obligations

Asset retirement costs and liabilities associated with future site restoration and abandonment of long-lived assets are initially measured at fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements as the present value of expected future cash expenditures for site restoration and abandonment. Subsequent to the initial measurement, the effect of the passage of time on the liability for the net asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations. Upon settlement of the obligation a gain or loss is recognized to the extent actual charges are less than or exceed the liability recorded. During the year ended December 31, 2008, the Partnership recognized $230,472 of asset retirement obligations and additional capitalized cost in connection with successful wells drilled and purchased by the Partnership.  The Partnership had no productive oil and gas properties at December 31, 2007.  See the notes to the financial statements at “ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.”

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, the Partnership adopted this guidance, which applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

The new guidance establishes a hierarchy for disclosure of the inputs to valuation used to measure fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. All of the Partnership’s cash equivalents fall into Level 1 and consist of short-term, highly liquid investments, which have maturities of 90 days or less, including money market funds. The Partnership does not have any assets or liabilities falling under Level 2 or 3.

Recognition of Revenue

The Partnership has entered into sales contracts for disposition of its share of oil and natural gas production from productive wells. Revenue is recognized based upon the metered volumes delivered to those purchasers each month. Any significant over or under balanced gas positions are disclosed in the financial statements. As of September 30, 2009, December 31, 2008 and December 31, 2007, the Partnership had no material gas imbalance positions.

Off-Balance Sheet Arrangements

The Partnership does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structure finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As of December 31, 2008 and 2007, the Partnership was not involved in any unconsolidated SPE transactions or any other off-balance sheet arrangements.

New Accounting Pronouncements

Subsequent Events

In May 2009, the FASB  issued new guidance for accounting for subsequent events.  This new guidance incorporates guidance into accounting literature that was previously addressed only in auditing standards.  The statement refers to subsequent events that provide additional evidence about conditions that existed at the balance-sheet date as “recognized subsequent events”.  Subsequent events which provide evidence about conditions that arose after the balance-sheet date but prior to the issuance of the financial statements are referred to as ‘non-recognized subsequent events”.  It also requires companies to disclose the date through which subsequent events have been evaluated and whether this date is the date the financial statements were issued or the date the financial statements were available to be issued.  This statement is effective for interim and annual periods ending after June 15, 2009.  The Partnership evaluated subsequent events though the day  of initially filing of this Form 10 with the SEC, October 2, 2009, which is considered the date of issuance.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued new quidance related to the presentation and disclosure of other-than-temporary impairments on debt and equity securities.  The new guidance amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  The guidance does not amend existing recognition and measurement guidance for equity securities, but does establish a new method of recognizing and reporting for debt securities.  Disclosure requirements for impaired debt and equity securities have been expanded significantly and are now required quarterly, as well as annually.  The guidance became effective for interim and annual reporting periods ending after June 15, 2009.  Comparative disclosures are required for periods ending after the initial adoption.  This guidance did not have a material impact on the Partnership’s financial position, results of operations or cash flows.

Interim Reporting of Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance related to the disclosure of the fair value of financial instruments.  The new guidance amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods.  The guidance also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures about the fair value of financial instruments in summarized financial information at interim reporting periods.  This guidance is effective for reporting periods ending after June 15, 2009.  The adoption of this guidance did not have any impact on the Partnership’s results of operations, cash flows, or financial position.

Fair Value Measurements

On January 1, 2009, the Partnership adopted new quidance for the accounting for non-financial assets and non-financial liabilities.  The new guidance delayed the effective date of SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis at least annually.  The adoption of this guidance was immaterial to the Partnership’s results of operations, cash flows and financial positions.

Modernization of Oil and Gas Reporting

In January 2009, the SEC issued revisions to the oil and gas reporting disclosures, “Modernization of Oil and Gas Reporting; Final Rule” (“the Final Rule”). In addition to changing the definition and disclosure requirements for oil and gas reserves, the Final Rule changes the requirements for determining quantities of oil and gas reserves. The Final Rule also changes certain accounting requirements under the full cost method of accounting for oil and gas activities. The amendments are designed to modernize the requirements for the determination of oil and gas reserves, aligning them with current practices and updating them for changes in technology. The Final Rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009. The Partnership has not yet determined the impact, if any, of the Final Rule on the financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued new guidance regarding the hierarchy of generally accepted accounting principles. This new guidance identifies the sources for accounting principles and the framework for selecting the principles to be used in preparing financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. This guidance became effective in November 2008 and did not have a material impact on the financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk.  The Partnership has not borrowed any funds to date.  The Partnership Agreement allows borrowings from banks or other financial sources up to 30% of the aggregate capital contributions to the Partnership with the consent of the Investor Partners.  Should the Partnership elect to borrow monies for additional development activity on Partnership properties, it will be subject to the interest rate risk inherent in borrowing activities. Changes in interest rates could significantly affect the Partnership’s results of operations and the amount of net cash flow available for partner distributions. Also, to the extent that changes in interest rates affect general economic conditions, the Partnership will be affected by such changes.

Commodity Price Risk.  The Partnership has not and does not expect to engage in commodity futures trading or hedging activities or enter into derivative financial instrument transactions for trading or other speculative purposes.  The Partnership sells a vast majority of its production from successful oil and gas wells on a month-to-month basis at current spot market prices. Accordingly, the Partnership is at risk for the volatility in commodity prices inherent in the oil and gas industry, and the level of commodity prices has a significant impact on the Partnership’s results of operations.  Assuming the production levels the Partnership attained during the year ended December 31, 2008, a 10% change in the price received for our crude oil would have had an approximate $194,000 impact on the Partnership’s oil revenues, and a 10% change in the price received for the Partnership’s natural gas would have had an approximate $63,000 impact on our natural gas revenues.

ITEM 3.	PROPERTIES

Drilling and Waterflood Activities and Productive Wells

The Slaughter Dean Project is located in the Slaughter Field in Cochran County, Texas, approximately 50 miles southwest of Lubbock, Texas.  The Slaughter Dean Project consists of approximately 6,700 acres and produces from the San Andres formation at a depth of 5,000 to 5,500 feet.  The Slaughter Dean Project was previously unitized for waterflood operation, and the Partnership intends to utilize waterflood operations to increase production from existing wells to make new wells being drilled by the Partnership more productive.  The Partnership is in the process of redeveloping it by infill drilling in order to convert a portion of the Project from the current 40 acre spacing of the wells to 20 acre spacing in an effort to increase the expected ultimate recovery of the Slaughter Dean Project.  Ultimately, the Partnership intends for the development of the Slaughter Dean Project to include drilling and completing new production wells, drilling and completing new waterflood injection wells, restoring inactive waterflood injection wells and converting marginal producing wells to waterflood injection wells.

The Partnership participates in developmental drilling on the Slaughter Dean Project, but not exploratory drilling. To the extent any acreage the Partnership acquires contains unproved reserves, such acreage may be farmed out or sold to third parties or other partnerships formed by Reef for exploratory drilling.

The Slaughter Dean Project is divided into three units, the Dean Unit, the Dean "B" Unit and the Dean "K" Lease.  The Partnership is focusing most of its development activities in the Dean "B" Unit.  As of December 31, 2008, the Partnership has expended $41,941,648 on the acquisition and development of the Slaughter Dean Project.  As a result, as of December 31, 2008, the Partnership holds approximately a 71.1% working interest in each of the Dean Unit and the Dean "B" Unit and has a net revenue interest of approximately 60.7% and 56.3% in each respectively.  Additionally, as of December 31, 2008, the Partnership holds approximately a 73.4% working interest in the Dean “K” Lease and has a net revenue interest of approximately 49.7% in it.

Although the Slaughter Dean Project included approximately 70 wells producing or capable of producing oil at the time of the Partnership’s acquisition, the estimated current plan for the development of the Slaughter Dean Project (which is adjusted from time to time depending on information learned during the implementation of the work plan) is to (i) drill approximately 30 new oil wells, (ii) convert approximately 23 of the already-producing oil wells to waterflood injection wells to support the new, denser waterflood pattern, (iii) drill approximately 5 new waterflood injection wells, (iv) workover or clean out approximately 5 to 10 of the already-producing wells to improve their operation, , and (v) repair and enhance the pumps and water injection system to increase its capacity and resume water injection operations.  As of December 31, 2008, the Partnership had completed (a) drilling 25 new oil wells, (b) drilling 3 new injectors, and (c) working over four already-producing oil wells.  Between January 1, 2009 and September 30, 2009, the Partnership completed (1) drilling five new oil wells, (2) converting 12 oil wells to waterflood injection wells, (3) drilling 5 new waterflood injection wells, and (4) working over 1 already-producing well.  As planned, the work program has been revised from time to time, and based upon the information learned through September 30, 2009, RELP and the Partnership have paused in the drilling of new oil wells while the enhancements to the waterflood operations are completed and implemented.  As is common with waterflood operations, it can take many months to determine the effectiveness and results from the implementation or expansion of a waterflood.

The drilling of new waterflood injection wells and the conversion of a number of old already-producing oil wells to waterflood injection wells is intended to increase the productivity of the Project as a whole.  To the extent any acreage the Partnership acquires contains unproved reserves, such acreage may be farmed out or sold to third parties or other partnerships formed by Reef for exploratory drilling.

Proved Oil and Gas Reserves

The Partnership uses an independent petroleum engineer to prepare its year end estimate of net proved oil and natural gas reserves. Net proved oil and natural gas reserves as of December 31, 2008 have been estimated by William M. Cobb & Associates of Dallas, Texas. As of December 31, 2008, proved reserves do not include costs associated with the implementation of the waterflood development process, which have been capitalized and categorized as unproved prior to the time at which the implementation is completed and in production.  The quantities of proved oil and gas reserves discussed in this section include only the amounts which the Partnership reasonably expects to recover in the future from known oil and gas reservoirs under the current economic and operating conditions, without the enhanced production, if any, from waterflood operations. Proved reserves include only quantities that the Partnership expects to recover commercially using current prices, costs, existing regulatory practices, and technology. Therefore, any changes in future prices, costs, regulations, technology or other unforeseen factors could materially increase or decrease the proved reserve estimates. The Partnership had no proved reserves at December 31, 2007. The estimated net proved oil and natural gas reserves at December 31, 2008 and September 30, 2009 are summarized below.

	Oil (BBL)	Gas (MCF)
Net proved reserves as of December 31, 2008	308,302	220,109

Net proved reserves as of September 30, 2009	282,884	211,666

Title to Properties

Title to the Slaughter Dean Project properties is held in the name of the Partnership.  When the Partnership acquires additional properties, title to those properties may be held temporarily in Reef’s name or in the name of one or more of Reef’s affiliates as nominee for the Partnership in order to facilitate the acquisition of properties by the Partnership and for other valid purposes.  Otherwise, record title to the Partnership properties will be held in the name of the Partnership.

The Partnership believes that the title to its oil and natural gas properties is good and defensible in accordance with standards generally accepted in the oil and natural gas industry, subject to exceptions which, in the opinion of the Partnership, will not be so material as to detract substantially from the use or value of such properties.  The Partnership's properties are subject, in one degree or another, to one or more of the following:  royalties and other burdens created by the partnership or its predecessors in title; a variety of contractual obligations arising under operating agreements, production sales contracts and other agreements that may affect the properties or their titles; liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements; pooling, unitization and commoditization agreements, declarations and orders; and easements, restrictions, rights-of-way and other matters that commonly affect property.  To the extent that such burdens and obligations affect the Partnership's rights to production revenues, they will be taken into account in calculating the Partnership's new revenue interests and in estimating the quantity and value of the partnership's reserves.  The Partnership believes that the burdens and obligations affecting its properties will be conventional in the industry for properties of their kind.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2008 concerning all persons known by Reef to own beneficially more than 5% of the interests in the Partnership. Unless expressly indicated otherwise, each partner exercises sole voting and investment power with respect to the interests beneficially owned.

Person or Group	Number of Units Beneficially Owned	Percent of Total Partnership Units Outstanding	Percentage of Total Partnership Interests Beneficially Owned

Reef Oil & Gas Partners, L.P. (1)	8.969696	1%	11.00%

(1)	Reef Oil & Gas Partners, L.P.’s address is 1901 N. Central Expressway, Suite 300, Richardson, Texas 75080.

Reef, the managing general partner received a 10% carried interest in the Partnership, and also holds a 1% interest in the Partnership as a result of purchasing 1% of the total outstanding units.  Michael J. Mauceli has voting and investment powers over Reef.  There are no arrangements whereby Reef has the right to acquire additional units within sixty days from options, warrants, rights, conversion privileges, or similar obligations.

As of September 30, 2009, there have been no changes in the above interests beneficially owned.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The Partnership has no directors or executive officers.  Its managing general partner is Reef Oil & Gas Partners, L.P.

Reef Oil & Gas Partners, L.P. and Reef Exploration, L.P.

The Manager, officers and key personnel of the managing general partner, their ages, current positions with Reef, the managing general partner, and/or RELP, and certain additional information are set forth below:

Name	Age	Positions and Offices Held
Michael J. Mauceli	53	Manager of Reef Oil & Gas Partners GP, LLC; Chief Executive Officer of RELP
H. Walt Dunagin	52	Executive Vice President and Land Manager of RELP
Byron H. Dean	59	Manager of Acquisitions and Divestitures of RELP
Daniel C. Sibley	57	General Counsel of Reef
David M. Tierney	56	Principal Accounting Officer and Treasurer of RELP

Michael J. Mauceli is the Manager and a member of Reef Oil & Gas Partners, GP, LLC, which is the general partner of Reef, as well as the Chief Executive Officer of RELP. Mr. Mauceli has been the principal executive officer of Reef since its formation in February 1999. He has served in this position with RELP since January 2006 and has served in this position with its predecessor entity, OREI, since 1987.  Mr. Mauceli attended the University of Mississippi where he majored in business management and marketing as well as the University of Houston where he received his Commercial Real Estate License. He entered the oil and natural gas business in 1976 when he joined Tenneco Oil & Gas Company.  Mr. Mauceli moved to Dallas in 1979, where he was independently employed by several exploration and development firms in planning exploration and marketing feasibility of privately sponsored drilling programs.

David Tierney, the Principal Accounting Officer and Treasurer of RELP has been employed by RELP since January 2006 and was previously with its predecessor entity, OREI, Inc., since March 2001.  Mr. Tierney became Treasurer of RELP in May 2009, and prior to that, Mr. Tierney served as Chief Accounting Officer – Public Partnerships of RELP starting in July 2008. From 2001 to 2008, Mr. Tierney was the Controller of the Reef Global Energy Ventures and Reef Global Energy Ventures II partnerships.  Mr. Tierney received a Bachelor's degree from Davidson College in 1974, a Masters of Business Administration from Tulane University in 1976, and is a Texas Certified Public Accountant.  Mr. Tierney has worked in public accounting, and has worked in the oil and gas industry since 1979.  From 1992 through 2000 he served as controller/treasurer of an independent oil and gas exploration company.

H. Walt Dunagin is Executive Vice President and Land Manager of RELP. He has held this position since January 2006 and has served in this position with its predecessor entity, OREI, since 1990. He is responsible for all contracts with other industry partners and all land activities required for exploration, development and production, including lease acquisition, title opinions, curative, permitting, unitization, rights-of-way and environmental issues. A graduate of the University of Mississippi in 1979 with a B.B.A. degree, Walt’s career has also involved land work for ExxonMobil, ChevronTexaco, UNOCAL, Santa Fe Energy and Oryx Energy (now Kerr-McGee). Walt is a member of the Dallas Association of Petroleum Landmen, the Association of International Petroleum Negotiators and the American Association of Professional Landmen.

Byron H. (Howard) Dean is Manager – Acquisitions and Divestitures of RELP and is responsible for solicitation and technical evaluation of acquisition and development opportunities for Reef. A registered petroleum engineer, Mr. Dean has over 30 years of industry experience with oil and natural gas operations and reservoir engineering, both domestic onshore and offshore. Prior to joining RELP in 2006, Mr. Dean was Senior Petroleum Engineer and Acquisition and Divestiture Specialist for PLS, Inc. in 2006, and Senior Acquisitions Engineer of Noble Royalties, Inc. from 2004 to 2007.  From 1998 to 2004, Mr. Dean was an engineering consultant to H&D Management, and from 1997 to 1998 he was Operations Manager for Hrubetz Oil Company.  Mr. Dean served as Senior Staff Engineer for Coda Energy from 1988 to 1997and for Santa Fe Minerals from 1983 to 1988.  He was Senior Reservoir Engineer for General American Oil Company from 1979 to 1983, worked for Amoco Production Company from 1974 to 1979, attaining the position of Senior Petroleum Engineer.  He is a 1974 graduate of the University of Texas at Arlington with a Bachelor of Science degree in Civil Engineering. Mr. Dean is an active member of the Society of Petroleum Engineers, the Society of Petroleum Evaluation Engineers, ADAM Energy Forum, and Texas Independent Producer and Royalty Owners Association.

Daniel C. Sibley became General Counsel of RELP in January 2009.  He previously served as Chief Financial Officer of Reef from December 1999 until his appointment to General Counsel of RELP. He also served as Chief Financial Officer for RELP from January 2006 until his appointment to General Counsel of RELP, and had served in this same position with RELP’s predecessor entity, OREI, since 1998. Mr. Sibley was employed as a Certified Public Accountant with Grant Thornton from 1977 to 1980. From 1980 to 1994, he was involved in the private practice of law. He received a B.B.A. in accounting from the University of North Texas in 1973, a law degree (J.D.) from the University of Texas in 1977, and a Master of Laws-Taxation degree (L.L.M.) from Southern Methodist University in 1984.

Audit Committee and Nominating Committee

Because the Partnership has no directors, it does not have an audit committee, an audit committee financial expert or a nominating committee.

Code of Ethics

Because the Partnership has no employees, it does not have a code of ethics.  Employees of the Partnership's managing general partner, Reef, must comply with Reef's Code of Ethics.

Prior Activities of Reef Oil & Gas Partners, L.P. and Reef Exploration, L.P. (or its predecessor)

The following tables and narratives contain information about the partnerships formed by Reef and the predecessor entity of RELP, OREI, Inc. since 1996.  The results contained in these tables and narratives have not been audited or reviewed and our independent registered auditors provide no form of assurance on them.  You should not assume that the Partnership will experience returns similar to those experienced by investors in the other programs described below.  There can be no assurance that prior performance will be indicative of future returns.  The results described below should be viewed only as indicative of Reef or RELP’s experience and level of activity.

Table One sets forth the capital contributions to and cumulative distributions from each partnership since the date of such partnership's formation, as well as total distributions from each partnership during the quarter ended June 30, 2009.

TABLE ONE – PART ONE

DRILLING AND SALT WATER DISPOSAL PARTNERSHIPS
Experience in Raising Funds
as of June 30, 2009
(unaudited)

					Cumulative Distributions				Distributions-Quarter Ended June 30, 2009
Partnership Name	Date Operations Began	Number of Investors	Investor Capital	Managing General Partner Capital	to Investors		to Managing General Partner		to Investors	to Managing General Partner
Reef-Savoie-Fontenot L.P.	2/8/1996	87	$3,118,998	$72,358	$28,782,727		$287,967		$107,233	$760
Hardison Sadler Joint Venture	4/2/1996	68	2,618,855	48,322	163,982		1,656		0	0
Thunder Alley Joint Venture	11/15/1996	106	4,712,631	105,472	558,039		5,637		0	0
Reef-Bell City #1 L.P.	3/10/1997	112	6,950,997	197,807	39,353,066		982,390		359,329	621
Northwest Bell City Joint Venture	8/4/1997	133	6,095,766	272,495	218,609		2,208		0	0
Reef Terpsichore & Treasure Isle Infield Development Joint Venture	1/13/2005	120	5,337,192	88,037	0		0		0	0
Reef-Corpus Christi Bay Joint Venture	3/9/2005	131	6,755,800	68,240	427,917		4,346		22,852	233
Reef Treasure Isle & Hog Island Infield Joint Venture	5/27/2005	146	7,496,878	74,501	1,651,464	(1)	17,404	(1)	4,262	44
Reef East Euterpe and Gumbo Infield Joint Venture	6/27/2005	151	10,042,195	101,436	1,998,073		20,188		98,634	998
Reef Baton Rouge Infield Development Joint Venture	7/13/2005	80	3,920,400	39,600	193,511		1,955		0	0
Reef South Central 3 Well Infield Development Joint Venture	10/3/2005	107	5,625,985	59,881	7,464,874		75,515		480,451	4,853
Reef – Gumbo II, Sweet Bay, Grand Lake Joint Venture	11/29/2006	267	18,472,011	184,273	2,804,958		28,357		452,677	4,581
Reef – Private Drilling Venture 2006-IV Joint Venture	12/7/2006	51	4,588,008	46,352	0		0		0	0
Reef Global Energy I L.P.	10/23/2002	103	1,943,047	104,601	985,345		180,054		0	0
Reef Global Energy II L.P.	6/18/2003	190	6,687,472	363,999	4,980,544		910,106		0	0
Reef Global Energy III L.P.	4/29/2004	281	9,500,000	614,854	176,673		28,927		0	0
Reef Global Energy IV L.P.	11/10/2004	376	9,499,441	806,170	320,287		34,840		0	0
Reef Global Energy V L.P.	12/21/2004	280	7,190,725	510,611	535,508		44,131		0	0
Reef Global Energy VI L.P.	7/18/2005	1,155	35,797,434	1,917,825	9,751,116		1,783,129		566,182	103,614
Reef Global Energy VII L.P.	12/29/2005	882	23,094,590	1,235,764	3,075,417		562,084		0	0
Reef Global Energy VIII L.P.	8/14/2006	535	15,401,897	820,242	1,766,840		322,858		0	0
Reef Global Energy IX L.P.	7/3/2007	299	10,826,028	577,019	244,772		44,728		0	0
30 single well drilling partnerships	1996-2009		141,071,222	3,027,749	54,060,587		840,831		313,057	6,703
3 three-dimensional seismic partnerships	1995-2006		14,835,494	282,440	10,297,892		65,684		104,019	663
1 salt water disposal partnership	12/31/2008		11,000,000	94,444	2,029,451		164,550		0	0

Total for Drilling and Salt Water Disposal Partnerships			$372,583,066	$11,714,492	$171,841,652		$6,409,545		$2,508,696	$123,070

(1)  Includes insurance proceeds.

TABLE ONE – PART TWO
INCOME FUNDS & INCOME AND DEVELOPMENT FUNDS
Experience in Raising Funds
as of June 30, 2009
(unaudited)

					Cumulative Distributions			Distributions-Quarter Ended June 30, 2009
Partnership Name	Date Offering Completed	Number of Investors	Investor Capital	Managing General Partner Capital	to Investors		to Managing General Partner	to Investors	to Managing General Partner
Reef Income Funds and Income and Development Funds:

Reef 1999-A Income Fund L.P.	9/30/1999	73	$2,323,670	$50,000	$4,533,686	-1	$602,364	$—	$—
Reef 1999-B Income Fund L.P.	4/10/2000	21	1,212,500	50,000	2,886,901	-1	501,440	—	—
Reef Partners 1999-C Ltd. Income Fund	5/19/2000	15	755,520	50,000	1,853,128	-1	224,726	—	—
Reef 2000-A Income Fund L.P.	5/8/2001	134	4,866,608	133,392	7,735,056	-1	1,097,467	—	—
Reef 2001-A Income Fund L.P.	10/24/2001	99	4,087,798	100,000	7,192,711	-1	978,076	9,283	1,284
Reef Partners 2001-B Income Fund	12/23/2002	120	4,195,223	50,000	7,545,676	-1	967,965	18,309	2,404
Reef Partners 2002-A Income Fund	8/19/2003	110	4,120,396	50,000	7,839,212	-1	979,057	—	—
Reef Partners 2003-A Income Fund	6/10/2004	180	7,962,500	50,000	7,270,769		886,457	31,618	3,734
Reef Oil & Gas Income Fund IX, L.P.	3/3/2005	283	15,346,148	153,987	7,027,087		826,286	21,226	2,513
Reef Oil & Gas Income & Development Fund, L.P.	6/10/2006	380	21,729,918	219,700	6,260,927		181,432	9,241	286
Reef Oil & Gas Income & Development Fund II, L.P.	5/31/2007	241	20,018,684	202,460	2,714,514		80,169	30,454	944
Reef Oil & Gas Income & Development Fund III, L.P.	6/2/2008	1,419	88,800,004	888,000	1,787,248		217,776	82,500	10,201
Reef Oil & Gas Income & Development Fund IV, L.P.[2]	11/7/2008	103	4,791,520	47,768	31,346		122	31,346	122
Total for Income Funds and Income and Development Funds			$180,210,489	$2,045,307	$64,678,261		$7,543,337	$233,977	$21,488

(1)      Includes proceeds from the sale of properties.
(2)           In formation.

TABLE ONE – PART THREE
THREE DIMENSIONAL SEISMIC FUNDS
Experience in Raising Funds
as of June 30, 2009
(unaudited)

					Cumulative Distributions			Distributions-Quarter Ended June 30, 2009
Partnership Name	Date Offering Completed	Number of Investors	Investor Capital	Managing General Partner Capital	to Investors		to Managing General Partner	to Investors	to Managing General Partner
Reef 3D Seismic Funds

Reef-Bell City 3-D L.P. (1)	6/27/1995	73	$2,750,563	$166,057	$10,297,892	-1	$65,684	$104,019	$663
West Bell City 3-D Joint Venture (2)	6/26/1997	97	4,489,716	43,703	0	-1	0	0	0
Bayou Broule 3-D Seismic Joint Venture (3)	1/20/2006	174	7,595,215	72,680	0	-1	0	0	0
Total for 3D Seismic Funds			$14,835,494	$282,440	$10,297,892		$65,684	$104,019	$663

(1)           Covered 14 square miles of seismic data, initial capital raised by June 27, 1995; pursuant to original plan raised additional lease acquisition capital through July 1999.
(2)           Includes New West Bell City 3-D Joint Venture, covered 17 square miles of seismic data; initial capital raised by June 26, 1997; pursuant to original plan raised additional lease acquisition capital through December 22, 2000.

(3)           Covered 40 square miles of seismic data.

Table Two sets forth certain information regarding taxable income and loss recognized by the investors in each named partnership, as well as the taxable income and loss recognized by OREI or Reef as managing general partner of each partnership during the same period.

TABLE TWO – PART ONE
DRILLING AND SALT WATER DISPOSAL PARTNERSHIPS
Taxable Income or Loss
 (unaudited)

	Venture Federal Taxable Income (Loss)
First Tax Year	Investor			Reef Entity Serving as Managing Venturer
Multiple Well Drilling Partnerships	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef—Savoie Fontenot, L.P.	$(1,643,453)	$0	$(1,643,453)	$(16,599)	$0	$(16,599)
Hardison Sadler Joint Venture	(1,700,582)	(5,505)	(1,706,087)	(17,177)	(56)	(17,233)
Thunder Alley Joint Venture	(2,668,668)	0	(2,668,668)	(61,282)	0	(61,282)
Reef—Bell City #1, L.P.	(4,171,801)	0	(4,171,801)	(108,692)	0	(108,692)
Northwest Bell City Joint Venture	(4,327,882)	0	(4,327,882)	(196,898)	0	(196,898)
Reef—Terpsichore & Treasure Isle Infield Development Joint Venture	(3,218,008)	0	(3,218,008)	(38,814)	0	(38,814)
Reef—Corpus Christi Bay Joint Venture	(4,730,259)	0	(4,730,259)	(47,780)	0	(47,780)
Reef—Treasure Isle and Hog Island Infield Joint Venture	(4,398,362)	0	(4,398,362)	(35,647)	0	(35,647)
Reef – East Euterpe & Gumbo Infield Joint Venture	(3,715,533)	0	(3,715,533)	(37,455)	0	(37,455)
Reef – Baton Rouge Infield Development Joint Venture	(2,823,081)	0	(2,823,081)	(25,158)	0	(25,158)
Reef – South Central 3 Well Infield Development Joint Venture	(2,508,914)	0	(2,508,914)	(25,343)	0	(25,343)
Reef – Gumbo II, Sweet Bay, Grand Lake Joint Venture	(6,104,632)	0	(6,104,632)	(61,663)	0	(61,663)
Reef Private Drilling Venture 2006-IV Joint Venture	(1,867,660)	0	(1,867,660)	(18,865)	0	(18,865)
Reef Global Energy I, L.P.	(791,099)	(22,726)	(813,825)	(63,420)	(4,153)	(67,573)
Reef Global Energy II, L.P.	(520,106)	0	(520,106)	(35,151)	0	(35,151)
Reef Global Energy III, L.P.	(4,344,191)	0	(4,344,191)	(243,700)	0	(243,700)
Reef Global Energy IV, L.P.	(3,773,376)	0	(3,773,376)	(209,534)	0	(209,534)
Reef Global Energy V, L.P.	(2,896,932)	0	(2,896,932)	(160,163)	0	(160,163)
Reef Global Energy VI, L.P.	(6,085,559)	0	(6,085,559)	(392,881)	0	(392,881)
Reef Global Energy VII, L.P.	810	0	810	(73)	0	(73)
Reef Global Energy VIII, L.P.	(3,508,928)	0	(3,508,928)	(214,918)	0	(214,918)
Reef Global Energy IX, L.P.	(4,966,242)	0	(4,966,242)	(295,878)	0	(295,878)

30 single well partnerships	(84,428,153)	(51,697)	(74,740,399)	(1,682,902)	(523)	(1,683,425)

1 salt water disposal partnership	(535)	0	(535)	(45)	0	(45)

Total	$(158,039,749)	$(79,928)	$(158,119,677)	$(4,018,792)	$(4,732)	(45)

TABLE TWO – PART ONE
DRILLING AND SALT WATER DISPOSAL PARTNERSHIPS
Taxable Income or Loss
(continued)
(unaudited)

	Venture Federal Taxable Income (Loss)
Inception through December 31, 2008	Investor			Reef Entity Serving as Managing Venturer
Multiple Well Drilling Partnerships	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef—Savoie Fontenot, L.P.	$26,412,280	$(4,525,612)	$21,866,668	$254,049	$(56,544)	$197,505
Hardison Sadler Joint Venture	(2,453,217)	(5,505)	(2,458,722)	(20,843)	(56)	(20,899)
Thunder Alley Joint Venture	(4,118,825)	(30,125)	(4,148,950)	(90,206)	(692)	(90,898)
Reef—Bell City #1, L.P.	32,860,793	(6,500,597)	26,360,196	818,743	(161,996)	656,747
Northwest Bell City Joint Venture	(5,937,243)	(37,253)	(5,974,496)	(225,656)	(1,030)	(226,686)
Reef—Terpsichore & Treasure Isle Infield Development Joint Venture	(5,337,192)	—	(5,337,192)	(71,010)	—	(71,010)
Reef—Corpus Christi Bay Joint Venture	(5,039,026)	(69,804)	(5,108,830)	(50,900)	(705)	(51,605)
Reef—Treasure Isle and Hog Island Infield Joint Venture	(5,375,687)	—	(5,375,687)	(54,286)	—	(54,286)
Reef – East Euterpe & Gumbo Infield Joint Venture	(6,980,257)	(273,326)	(7,253,583)	(51,348)	(2,770)	(54,118)
Reef – Baton Rouge Infield Development Joint Venture	(2,504,304)	(119,281)	(2,623,585)	(21,937)	(1,204)	(23,141)
Reef – South Central 3 Well Infield Development Joint Venture	2,559,026	(1,206,513)	1,352,513	28,797	(12,189)	16,608
Reef – Gumbo II, Sweet Bay, Grand Lake Joint Venture	(9,906,688)	(239,851)	(10,146,539)	(210,993)	(2,423)	(213,416)
Reef Private Drilling Venture 2006-IV Joint Venture	(3,532,003)	—	(3,532,003)	(35,677)	—	(35,677)
Reef Global Energy I, L.P.	(519,997)	(219,387)	(739,384)	94,891	(43,069)	51,822
Reef Global Energy II, L.P.	(330,244)	(947,415)	(1,277,659)	568,159	(237,858)	330,301
Reef Global Energy III, L.P.	(7,585,673)	(212,192)	(7,797,865)	(497,015)	(17,419)	(514,434)
Reef Global Energy IV, L.P.	(7,060,271)	(349,500)	(7,409,771)	(423,898)	(19,385)	(443,283)
Reef Global Energy V, L.P.	(5,253,520)	(91,254)	(5,344,774)	(297,888)	(4,449)	(302,337)
Reef Global Energy VI, L.P.	(17,059,026)	(1,572,940)	(18,631,966)	82,052	(281,819)	(199,767)
Reef Global Energy VII, L.P.	(13,916,924)	(389,869)	(14,306,793)	(532,902)	(75,279)	(608,181)
Reef Global Energy VIII, L.P.	(9,677,026)	(150,556)	(9,827,582)	(402,160)	(9,122)	(411,282)
Reef Global Energy IX, L.P.	(6,953,387)	(272,597)	(7,225,984)	(465,764)	(17,246)	(483,010)

30 single well partnerships	(70,832,267)	(6,779,245)	(77,611,512)	(1,813,627)	(128,015)	(1,941,642)

1 salt water disposal partnership	(228,232)	—	(228,232)	45,015	—	45,015

Total	$(128,768,910)	$(23,992,822)	$(152,761,732)	$(3,374,404)	$(1,073,270)	$(4,447,674)

TABLE TWO – PART TWO
INCOME FUNDS & INCOME AND DEVELOPMENT FUNDS
Taxable Income or Loss
(unaudited)

	Venture Federal Taxable Income (Loss)
First Tax Year	Investor			Reef Entity Serving as Managing Venturer
Income Funds and Income and Development Funds	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef 1999-A Income Fund L.P.	$200,205	$(50,764)	$149,441	$32,884	$(7,169)	$25,715
Reef 1999-B Income Fund L.P.	273,204	(98,849)	174,355	44,455	(14,411)	30,044
Reef Partners 1999-C Ltd. Income Fund	134,678	(33,444)	101,234	28,169	(6,352)	21,817
Reef 2000-A Income Fund L.P.	120,087	(26,888)	93,199	19,067	(3,661)	15,406
Reef 2001-A Income Fund L.P.	114,344	(53,538)	60,806	25,657	(7,528)	18,129
Reef Partners 2001-B Income Fund	1,492	(1,087)	405	660	(231)	429
Reef Partners 2002-A Income Fund	7,575	(3,105)	4,470	2,596	(801)	1,795
Reef Partners 2003-A Income Fund	13,019	(6,707)	6,312	2,676	(858)	1,818
Reef Oil & Gas Income Fund IX, L.P.	69,915	(39,077)	30,838	509	(501)	8
Reef Oil & Gas Income and Development Fund, L.P.	53,095	0	53,095	(32)	0	(32)
Reef Oil & Gas Income and Development Fund II, L.P.	(67,036)	0	(67,036)	(2,264)	0	(2,264)
Reef Oil & Gas Income and Development Fund III, L.P.	22,078	0	22,078	222	0	222
Reef Oil & Gas Income and Development Fund IV, L.P.	524	0	524	2	0	2

Total	$943,180	$(313,459)	$629,721	$154,601	$(41,512)	$113,089

	Venture Federal Taxable Income (Loss)
Inception through December 31, 2008	Investor			Reef Entity Serving as Managing Venturer
Income Funds and Income and Development Funds	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef 1999-A Income Fund L.P.	$3,131,624	$(850,735)	$2,280,889	$588,368	$(71,902)	$516,466
Reef 1999-B Income Fund L.P.	2,125,474	(464,957)	1,660,517	440,515	(47,073)	393,442
Reef Partners 1999-C Ltd. Income Fund	1,111,716	(227,507)	884,209	261,960	(29,684)	232,276
Reef 2000-A Income Fund L.P.	4,343,776	(1,271,830)	3,071,946	1,030,721	(64,504)	966,217
Reef 2001-A Income Fund L.P.	4,614,830	(1,214,421)	3,400,409	867,338	(49,659)	817,679
Reef Partners 2001-B Income Fund	5,553,599	(1,397,247)	4,156,352	844,987	(48,615)	796,372
Reef Partners 2002-A Income Fund	5,017,992	(793,769)	4,224,223	905,385	(8,284)	897,101
Reef Partners 2003-A Income Fund	5,576,969	(3,108,995)	2,467,974	970,767	(87,416)	883,351
Reef Oil & Gas Income Fund IX, L.P.	4,053,826	(3,250,417)	803,409	454,630	(156,512)	298,118
Reef Oil & Gas Income and Development Fund, L.P.	3,471,743	(1,594,666)	1,877,077	52,756	(22,563)	30,193
Reef Oil & Gas Income and Development Fund II, L.P.	(4,781,986)	(766,139)	(5,548,125)	(40,569(	(8,508)	(49,077)
Reef Oil & Gas Income and Development Fund III, L.P.	(23,338,885)	(668,950)	(24,007,835)	(985, 620)	(6,757)	(992,377
Reef Oil & Gas Income and Development Fund IV, L.P.	524	—	524	2	—	2

Total	$10,881,202	$(15,609,633)	$(4,728,431)	$5,391,240	$(601,477)	$4,789,763

TABLE TWO – PART THREE
THREE DIMENSIONAL SEISMIC FUNDS
Taxable Income or Loss
(unaudited)

	Venture Federal Taxable Income (Loss)
First Tax Year	Investor			Reef Entity Serving as Managing Venturer
Reef 3D Seismic Funds	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef-Bell City 3-D L.P.	$(13,694)	$—	$(13,694)	$(138)	$—	$(138)
West Bell City 3-D Joint Venture.	(19,659)	—	(19,659)	(199)	—	(199)
Bayou Broule 3-D Joint Venture	(2,813,250)	—	(2,813,250	(28,417)	—	(28,417)
Total	$(2,846,603)	$—	$(2,846,603)	$(28,754)	$—	$(28,754)

	Venture Federal Taxable Income (Loss)
Inception through December 31, 2008	Investor			Reef Entity Serving as Managing Venturer
Reef 3D Seismic Funds	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion	Taxable Income before Depletion	Depletion Expense	Taxable Income After Depletion
Reef-Bell City 3-D L.P.	$7,,909,752	$(1,612,823)	$6,296,929	$516,677	$(126,141)	$390,536
West Bell City 3-D Joint Venture	(4,324,799)	—	(4,324,799)	(171,176)	—	(171,176)
Bayou Broule 3-D Joint Venture	(6,274,138)	—	(6,274,138)	(63,711)	—	(63,711)
Total	$(2,689,185)	$(1,612,823)	$(4,302,008)	$281,790	$(126,141)	$155,649

Table Three sets forth the acquisition and drilling results as of June 30, 2009 for each named partnership. For purposes of this Table Three, a "gross well" is a well in which a leasehold interest is owned, a "net well" equals the actual leasehold interest owned in one gross well divided by 100 and a "dry hole" refers to a well that is plugged and abandoned with or without a completion attempt because the operator has determined that it will not be productive in commercial quantities.

TABLE THREE – PART ONE

Drilling Results for Public and Private Drilling Partnerships

as of June 30, 2009

	Gross Wells*			Net Wells
Partnership Name**	Oil	Gas	Dry	Oil	Gas	Dry	Percent Completed
Reef-Savoie-Fontenot L.P.	—	2	—	—	1.435	—	100%
Hardison Sadler Joint Venture	—	2	—	—	1.416	—	100%
Thunder Alley Joint Venture	2	—	—	1.470	—	—	100%
Reef-Bell City #1 L.P.	—	2	—	—	1.185	—	100%
Northwest Bell City Joint Venture	—	2	1	—	1.036	0.720	59%
Reef -Terpsichore & Treasure Isle Infield Development Joint Venture	—	1	1	—	0.133	0.241	36%
Reef-Corpus Christi Bay Joint Venture	—	1	1	—	0.135	0.094	59%
Reef Treasure Isle & Hog Island Infield Joint Venture	1	1	—	0.420	0.038	—	100%
Reef East Euterpe and Gumbo Infield Joint Venture	2	1	1	0.057	0.113	0.050	77%
Reef Baton Rouge Infield Development Joint Venture	—	1	1	—	0.225	0.225	50%
Reef South Central 3 Well Infield Development Joint Venture	2	—	1	0.248	—	0.175	59%
Reef - Gumbo II, Sweet Bay, Grand Lake Joint Venture	1	—	3	0.087	—	0.307	22%
Reef - Private Drilling Venture 2006-IV Joint Venture	—	—	2	—	—	0.295	0%
Reef Global Energy I L.P.	2	5	2	0.057	0.240	0.065	82%
Reef Global Energy II L.P.	1	8	3	0.119	0.473	0.261	69%
Reef Global Energy III L.P.	—	7	8	—	0.830	0.696	54%
Reef Global Energy IV L.P.	2	6	7	0.022	0.810	0.611	58%
Reef Global Energy V L.P.	2	5	8	0.023	0.465	0.502	49%
Reef Global Energy VI L.P.	17	13	19	2.694	3.135	5.184	53%
Reef Global Energy VII L.P.	17	3	9	4.7339	0.349	1.574	76%
Reef Global Energy VIII L.P.	17	1	3	4.653	0.200	0.171	97%
Reef Global Energy IX L.P.	9	—	—	4.360	—	—	100%
30 single well partnerships	1	10	18	0.750	4.166	7.138	41%

Combined Totals (includes duplicate wells)	76	71	88	19.694	16.384	18.309	66%
Adjustment to remove duplicate wells	(41)	(25)	(34)
Net Totals***	35	46	54

*     These partnerships have participated in the drilling of 135 individual wells. Multiple partnerships own part of the working interest in several of the wells drilled.  In such cases, the well is shown as a gross well in each of the partnerships which own a working interest in such well.

**   Reef and OREI have previously sponsored three three-dimensional seismic partnerships that engaged in the development of three-dimensional seismic information in South Louisiana and South Texas and the acquisition of leasehold rights to certain prospects.  These partnerships contributed such three-dimensional seismic information and leasehold rights to drilling partnerships sponsored by us, and in return, these partnerships received carried working interests in the wells that were drilled in reliance upon such information.  These wells are included above in the information shown for the private drilling partnership revenues.
*** These totals include duplicate wells in the income funds and the income and development funds set forth in Part Two of Table Three.  The total number of wells drilled by the income funds, the income and development funds and the drilling partnerships since 1996 is 182 wells.  Subsequent to June 30, 2009, the 30th single well partnership successfully completed its oil well, which is not included in Table Three, above.

TABLE THREE – PART TWO

Acquisition and Drilling Results for Income Funds and Income and Development Funds
as of June 30, 2009

				Gross Wells Drilled*			Net Wells Drilled			Percent of Net
Partnership Name	Producing Wells Purchased*		Wells Acquired by Farm Out	Oil	Gas	Dry	Oil	Gas	Dry	Completed
Reef 1999-A Income Fund L.P.	28		14	4	—	1	0.088	—	0.020	80%
Reef 1999-B Income Fund L.P.	8		—	—	—	—	—	—	—	—
Reef Partners 1999-C Ltd. Income Fund	19		—	1	—	—	0.010	—	—	100%
Reef 2000-A Income Fund L.P.	96		1	6	—	—	0.080	—	—	100%
Reef 2001-A Income Fund L.P.	96		3	5	—	—	0.060	—	—	100%
Reef Partners 2001-B Income Fund	103		3	—	—	—	—	—	—	—
Reef Partners 2002-A Income Fund	206		—	—	—	—	—	—	—	—
Reef Partners 2003-A Income Fund	232		—	—	—	—	—	—	—	—
Reef Oil & Gas Income Fund IX, L.P.	243		—	3	—	1	0.013	—	0.414	3%
Reef Oil & Gas Income and Development Fund, L.P.	46		—	—	—	1	—	—	0.414	0%
Reef Oil & Gas Income and Development Fund II L.P.****	36		—	12	—	—	2.967	—	—	100%
Reef Oil & Gas Income and Development Fund III L.P.**	71		—	30	—	—	22.110	—	—	100%

Combined Totals (includes duplicate wells)	1,184	*	21	61	0	3	25.328	0	0.848	97%
Adjustment to remove duplicate wells	(495)		(3)	(4)	—	(1)
Net Totals***	689		18	57	0	2

*         These partnerships have participated in the drilling of 59 individual wells and in the purchase of 689 individual wells. Multiple partnerships own part of the working interest in several of the wells drilled.  In such cases, the well is shown as a gross well in each of the partnerships which own a working interest in such well.
**       Additional wells will be drilled by this partnership.
***     The net totals of wells drilled include duplicate wells in the drilling partnerships set forth in Part Two of Table Three.  The total number of net wells drilled by the income funds, the income and development funds and the drilling partnerships is 181 wells.
****	Includes 8 wells successfully completed but which are not in production due to water disposal constraints.

TABLE THREE – PART THREE

Net Total of Wells Drilled by Income Funds, Income and Development Funds and Drilling Partnerships
as of June 30, 2009

	Gross Wells
	Oil	Gas	Dry

Net Total wells drilled by income funds and income and development funds	57	0	2

Net total wells drilled by public and private drilling partnerships	35	46	54
Subtotal	92	46	56
Adjustment to remove duplicate wells	(12)	0	0
Net Totals – all partnerships	80	46	56

Table Four sets forth the total partnership revenue and expenditures made by each named partnership from its inception through June 30, 2009.

TABLE FOUR – PART ONE
DRILLING AND SALT WATER DISPOSAL PARTNERSHIPS
Revenues and Expenditures of Drilling and Salt Water Disposal Partnerships from Inception through June 30, 2009
(unaudited)

Partnership	Total Partnership Revenue	Property Sales Proceeds GAAP Accounting Basis	Total Expenditures, Net of Operating, Direct and Administrative Costs	Organization and Syndication Costs	Total Operating Costs	Total Direct Costs	Total Administrative Costs
Reef-Savoie-Fontenot L.P.	$30,979,734	$0	$2,802,653	$478,703	$2,675,605	$38,131	$272,331
Hardison Sadler Joint Venture	195,066	0	2,267,100	400,076	216,785	—	19,089
Thunder Alley Joint Venture	681,802	0	4,095,388	722,715	378,607	—	17,974
Reef-Bell City #1 L.P.	41,067,782	0	6,077,477	1,072,321	4,504,560	36,086	122,945
Northwest Bell City Joint Venture	277,621	0	6,285,792	787,672	43,328	—	15,466
Reef Terpsichore & Treasure Isle Infield Development Joint Venture	10,859	0	4,588,411	809,711	25,187	5,004	705
Reef-Corpus Christi Bay Joint Venture	493,345	0	5,864,723	985,801	144,740	10,516	61,468
Reef Treasure Isle & Hog Island Infield Joint Venture	713,772	0	6,278,252	948,530	159,740	24,108	100,541
Reef East Euterpe and Gumbo Infield Joint Venture	2,502,339	0	8,887,064	1,256,818	294,430	47,362	81,326
Reef Baton Rouge Infield Development Joint Venture	317,730	0	3,358,745	577,333	142,538	5,723	19,188
Reef South Central 3 Well Infield Development Joint Venture	9,150,181	0	4,672,305	860,789	1,212,824	30,200	149,451
Reef - Gumbo II, Sweet Bay, Grand Lake Joint Venture	4,225,592	0	14,591,837	2,323,050	859,382	29,544	491,324
Reef-Private Drilling Venture 2006-IV Joint Venture	—	0	3,300,982	695,153	—	1,625	1,958
Reef Global Energy I, L.P.	1,960,417	0	1,916,623	281,601	1,305,957	246,742	91,169
Reef Global Energy II, L.P.	7,949,375	0	5,509,650	889,094	1,519,078	249,497	229,479
Reef Global Energy III, L.P.	1,006,462	0	8,549,049	1,425,000	350,186	163,431	67,888
Reef Global Energy IV, L.P.	1,104,675	0	8,613,119	1,424,916	356,734	638,327	114,738
Reef Global Energy V, L.P.	1,139,105	0	6,489,156	1,078,609	234,506	149,100	99,248
Reef Global Energy VI, L.P.	17,451,488	0	33,438,351	5,369,615	2,541,722	368,679	1,394,584
Reef Global Energy VII, L.P.	5,928,043	0	21,540,940	3,464,188	1,013,286	342,469	482,506
Reef Global Energy VIII, L.P.	3,518,234	0	14,076,866	2,310,284	845,854	215,780	329,339
Reef Global Energy IX, L.P.	803,504	0	9,115,459	1,623,904	902,968	80,707	157,899
Subtotal – Multiple Well Drilling Partnerships	$131,477,126	$0	$182,319,942	$29,785,883	$19,728,017	$2,683,031	$4,320,616

30 single well drilling partnerships	53,704,490	12,066,260	121,955,677	19,930,398	9,068,574	128,286	487,371

1 salt water disposal partnership	3,366,038	$0	8,197,410	1,652,338	2,176,079	84,548	795,578

Total – Drilling Partnerships and Salt Water Disposal Partnership	$188,547,654	$12,066,260	$312,473,019	$51,368,619	$30,972,670	$2,895,865	$5,603,565

TABLE FOUR – PART TWO
INCOME FUNDS & INCOME AND DEVELOPMENT FUNDS
Revenues and Expenditures of Prior Income Funds and Income and Development Funds from Inception through June 30, 2009
(unaudited)

	Total Partnership Operating Revenue	Property Sales Proceeds GAAP Accounting Basis	Total Expenditures Net of Operating Direct and Administrative Costs	Organization and Syndication Costs	Total Operating Costs	Total Direct Cost	Total Administrative Costs

Reef 1999-A Income Fund L.P.	$4,550,415	$1,361,447	$2,127,306	$283,301	$1,465,122	$24,543	$73,809
Reef 1999-B Income Fund L.P.	2,843,914	1,680,950	1,128,550	133,375	967,364	18,675	13,870
Reef Partners 1999-C Ltd. Income Fund	1,366,825	1,062,948	747,249	83,228	521,535	8,270	7,519
Reef 2000-A Income Fund L.P.	5,670,705	2,994,453	4,509,872	500,000	1,921,194	27,484	83,703
Reef 2001-A Income Fund L.P.	6,363,190	3,103,813	3,824,021	418,780	2,232,128	37,934	107,868
Reef Partners 2001-B Income Fund	7,261,948	3,013,203	3,812,665	424,522	1,659,726	33,239	129,742
Reef Partners 2002-A Income Fund	5,320,906	4,911,340	3,731,749	417,040	1,759,407	54,370	49,826
Reef Partners 2003-A Income Fund	14,603,657	605,763	7,383,430	801,260	5,896,844	67,379	546,177
Reef Oil & Gas Income Fund IX, L.P.	13,546,729	4,511	14,415,371	1,522,675	4,370,155	52,045	787,795
Reef Oil & Gas Income and Development Fund, L.P.	9,808,709	—	17,826,097	3,232,165	3,428,834	29,267	387,583
Reef Oil & Gas Income and Development Fund II, L.P.	4,052,923	—	12,886,101	3,013,202	1,881,234	17,844	799,586
Reef Oil & Gas Income and Development Fund III, L.P.	3,635,799	—	51,711,454	13,167,990	2,598,462	381,825	220,291
Reef Oil & Gas Income and Development Fund IV, L.P.	27,614	—	—	632,218	—	—	3,859
Subtotal – Income Funds and Income and Development Funds	$79,025,720	$18,738,428	$124,103,865	$24,629,756	$28,702,005	$752,875	$3,511,628

TABLE FOUR – PART THREE
THREE DIMENSIONAL SEISMIC FUNDS
Revenues and Expenditures of Prior 3D Seismic Funds
from Inception through June 30, 2009
(unaudited)

	Total Partnership Operating Revenue	Property Sales Proceeds GAAP Accounting Basis	Total Expenditures Net of Operating Direct and Administrative Costs	Organization and Syndication Costs	Total Operating Costs	Total Direct Cost	Total Administrative Costs

Reef-Bell City 3-D Joint Venture	$12,437,117	—	$2,001,769	$399,311	$2,187,201	$2,287	$179,146
West Bell City 3-D Joint Venture	—	—	3,909,960	575,074	1,335	—	5,666
Bayou Broule 3-D Seismic Joint Venture	—	—	6,374,937	1,060,783	4,775	—	300
Subtotal – 3D Seismic Funds	$12,437,117	$—	$12,286,666	$2,035,168	$2,193,311	$2,287	$185,112

Table Five sets forth estimates of each partnership's proved oil and gas reserves as of June 30, 2009.  The future net revenues attributable to such reserves, the present value of such future net reserves based on a constant unescalated price of oil and gas discounted at a rate of 10% per year, the estimated future net revenues attributable to the investors of such partnerships and the present value of such future of such future net reserves to the investors are based on a constant unescalated price of oil and gas discounted at a rate of 10% per year.  An independent petroleum engineer prepared the 2008 year end estimate of net proved oil and natural gas reserves from which our internal engineer prepared the estimates as of June 30, 2009 shown below.  Proved reserves include only quantities that we expect to recover commercially using current prices, costs, existing regulatory practices and technology.  Therefore, any changes in future prices, costs, regulations, technology or other unforeseen factors could materially increase or decrease the proved reserve estimates.

The following tables are intended only to serve as an estimate of proved reserves for prior partnerships sponsored by Reef and OREI the estimated future net revenues for such partnerships based on such reserves and the present value of the estimated discounted future net revenues for such partnerships. You should not construe the results of prior partnerships as being indicative of the results to be expected in this Partnership.

TABLE FIVE – PART ONE

DRILLING PARTNERSHIPS

Oil and Gas Reserves
as of June 30, 2009
(unaudited)

Drilling Partnerships(4)
					Net to Investors
	Net Oil Reserves (BBL)	Net Gas Reserves (MCF)	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum

Reef-Savoie-Fontenot L.P.	758	63,446	224,051	210,325	221,810	208,222
Hardison Sadler Joint Venture(1)	—	—	—	—	—	—
Thunder Alley Joint Venture(1)	—	—	—	—	—	—
Reef-Bell City #1 L.P.	42,650	848,859	4,597,089	3,468,860	4,551,118	3,434,171
Northwest Bell City Joint Venture(1)	—	—	—	—	—	—
Reef Terpsichore & Treasure Isle Infield Development Joint Venture(1)	—	—	—	—	—	—
Reef-Corpus Christi Bay Joint Venture	3,703	69,815	245,114	132,294	242,663	130,971
Reef Treasure Isle & Hog Island Infield Joint Venture	—	—	—	—
Reef East Euterpe and Gumbo Infield Joint Venture	8,880	32,191	592,038	433,276	586,118	428,943
Reef Baton Rouge Infield Development Joint(1)	—	—	—	—	—	—
Reef South Central 3 Well Infield Development Joint Venture	38,657	140,192	2,496,568	1,811,740	2,471,602	1,793,623
Reef - Gumbo II, Sweet Bay, Grand Lake Joint Venture	41,870	463,588	1,525,282	1,136,091	1,510,029	1,124,730
Reef – Private Drilling Venture 2006-IV Joint Venture(1)	—	—	—	—	—	—
Reef Global Energy I L.P.	406	15,093	54,596	30,305	46,161	25,623
Reef Global Energy II L.P.	1,443	111,015	227,731	79,105	192,547	66,883
Reef Global Energy III L.P.	1,920	36,199	127,091	68,653	120,165	64,911
Reef Global Energy IV L.P.	3,249	49,987	175,609	103,768	166,038	98,113
Reef Global Energy V L.P.	4,191	84,477	356,841	212,977	337,393	201,370
Reef Global Energy VI L.P.(2)	58,814	1,559,187	6,570,624	4,083,252	5,555,463	3,452,390
Reef Global Energy VII L.P.(2)	25,884	336,339	1,781,907	1,141,166	1,506,602	964,856
Reef Global Energy VIII L.P.(2)	17,771	92,906	554,104	389,964	468,495	329,715
Reef Global Energy IX L.P.(2)	757	1,853	19,790	17,147	16,732	14,498

5 Single Well Drilling partnerships(3)	23,991	1,178,222	3,521,187	1,985,440	3,485,976	1,965,585

Total	274,944	5,083,369	23,069,622	15,304,363	21,478,912	14,304,604

(1)	These partnerships have been dissolved.

(2)	Does not include non-producing reserves for the Sand Dunes prospect wells. Currently, a total of eight Sand Dunes prospect wells have been shut-in due to water disposal constraints.

(3)
25 single well drilling partnerships referenced in the earlier tables of the Prior Activities section have been dissolved and have no oil and gas reserves. One single well partnership was drilling its well at June 30, 2009, and is in the process of completing the well at the date of this memorandum.

(4)	The remaining two three-dimensional seismic partnerships referenced in the earlier tables of the Prior Activities section have been dissolved and have no oil and gas reserves.

TABLE FIVE – PART TWO

INCOME FUNDS & INCOME AND DEVELOPMENT FUNDS
Oil and Gas Reserves
as of June 30, 2009
(unaudited)

Income Funds and Income and Development Funds
					Net to Investors
	Net Oil Reserves (BBL)	Net Gas Reserves (MCF)	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum

Reef 1999-A Income Fund L.P.	13,125	37,844	607,648	212,626	546,883	191,363
Reef 1999-B Income Fund L.P.(1).	—	—	—	—	—	—
Reef Partners 1999-C Ltd. Income Fund(1)	—	—	—	—	—	—
Reef 2000-A Income Fund L.P.	—	31,447	23,414	15,090	21,073	13,581
Reef 2001-A Income Fund L.P.	—	81,584	137,209	90,210	123,488	81,189
Reef Partners 2001-B Income Fund	30,226	54,450	1,727,081	641,121	1,554,373	577,009
Reef Partners 2002-A Income Fund	31,551	88,057	1,932,511	695,877	1,739,260	626,289
Reef Partners 2003-A Income Fund	202,600	1,139,603	6,740,463	2,486,175	6,066,417	2,237,558
Reef Oil & Gas Income Fund IX, L.P. (2)	229,325	718,053	7,823,015	2,874,271	7,040,714	2,586,844
Reef Oil & Gas Income and Development Fund, L.P. (2)	139,903	532,336	4,344,210	1,910,297	3,909,789	1,719,267
Reef Oil & Gas Income and Development Fund II L.P.(2)(3)(4)	47,335	116,681	1,406,898	634,084	1,266,208	570,676
Reef Oil & Gas Income and Development Fund III L.P.(5)	255,141	186,070	7,574,927	5,033,752	6,817,434	4,530,377
Total	694,065	2,800,055	24,742,449	9,559,751	22,268,205	8,603,776

(1)	These partnerships have been dissolved.

(2)	Does not include non-producing reserves for Tunstill & Matthews.

(3)	Does not include non-producing reserves for the Sand Dunes prospect wells. Currently, a total of eight Sand Dunes prospect wells are shut-in due to water disposal constraints.

(4)	Does not include $2.7 million of uninvested capital.

(5)	Commenced drilling operations in June 2008; does not include $20.7 million of uninvested capital; does not include reserves classified as probable.

TABLE FIVE – PART THREE

THREE DIMENSIONAL SEISMIC FUNDS
Oil and Gas Reserves
as of June 30, 2009
(unaudited)

Three Dimensional Seismic Funds
					Net to Investors
	Net Oil Reserves (BBL)	Net Gas Reserves (MCF)	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum	Estimated Future Net Revenues	Present Value Discounted at 10% per Annum

Reef-Bell City 3-D Joint Venture	8,471	168,569	912,986	748,490	903,856	741,005
West Bell City 3-D Joint Venture	—	—	—	—	—	—
Bayou Broule 3-D Seismic Joint Venture	—	—	—	—	—	—
Total	8,471	168,569	912,986	748,490	903,856	741,005

ITEM 6.	EXECUTIVE COMPENSATION

The Partnership has no directors or officers.  Its affairs are managed by Reef as the managing general partner of the Partnership.  None of the officers of Reef or RELP will receive compensation directly from the Partnership, but will continue to be compensated by their present employers.

The following table summarizes the items of compensation to be received by Reef and its affiliates from the Partnership:

Recipient	Form of Compensation	Amount

Managing General Partner	Partnership interest	10% carried interest in the Partnership, out of which the economic equivalent of a 3% carried interest is allowed to the broker/dealers who were involved in the offering of units.

Managing General Partner	Management fee
15% of subscriptions, less organization and offering costs to be paid by Reef (non-recurring). For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership paid a management fee of $13,320,000 and $0 respectively.

Managing General Partner and its Affiliates	Monthly administrative fee
1/12th of 1% of all capital raised ($89,410,518), payable monthly until the Partnership is dissolved.  For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership paid a monthly administrative fee of $700,706 and $672,660 respectively.

Managing General Partner or its Affiliates	Drilling compensation
When Reef or an affiliate of Reef serves as operator of a Partnership property, then Reef or such affiliate, as the case may be, will receive drilling compensation equal to 15% of the total well costs, excluding lease acquisition costs.  Total well costs include the costs associated with all developmental activities on a well, such as drilling, completing, reworking, working over, deepening, sidetracking, or fracturing a well.  Because RELP will serve as operator of the Slaughter Dean Project, such drilling compensation payable to RELP may amount to approximately 9% total partnership subscriptions, depending on the level of developmental operations conducted by Reef or RELP.

Recipient	Form of Compensation	Amount

If neither Reef nor an affiliate of Reef serves as operator of a Partnership well, then Reef will receive drilling compensation equal to 5% of the total well costs, excluding lease acquisition costs, for our services as managing general partner.  As a result, such drilling compensation payable to Reef may amount to approximately 1% to 3% of total partnership subscriptions, depending on the level of developmental operations conducted by operators not affiliated with Reef.

For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership paid a drilling compensation fee of $3,388,264 and $1,406,206 respectively.

Managing General Partner and its Affiliates	Direct costs	Reimbursement at cost. For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership paid direct costs of $0 and $372,970 respectively.

Managing General Partner and its Affiliates	Payment for equipment, supplies, marketing, and other services
Competitive prices.  For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership paid no payments for equipment, supplies, marketing and other services not mentioned above.

Managing General Partner and its Affiliates	Acquisition and Development Costs
Reimbursement at cost.  For the year ended December 31, 2008 and the nine months ending September 30, 2009, the Partnership reimbursed the Managing General Partners and its affiliates for acquisition and development costs of $0 and $0 respectively.

Reef received a payment equal to 15% ($13,320,000, less $151,906 of the unpaid net asset values) of the partnership's subscriptions, as adjusted for sale of Units to brokers for their own accounts, who were permitted to buy Units at a price net of the commission that they would normally earn on sales of Units.  From this payment, Reef paid organization and offering costs of the Partnership, including commissions.  Because the organization and offering costs were less than 15% of the aggregate subscriptions to the Partnership, Reef kept the difference ($5,688,668) as a one-time management fee.

Reef also receives an 11% interest in the Partnership in regard to which it bought 1% of all Units issued by the Partnership; the additional 10% is "carried" by the Investor Partners and for which Reef will pay no related expenses.  During the year ended December 31, 2008 and from inception (November 27, 2007) to December 31, 2007, Reef has received $195,938 and $168, respectively, in distributions related to such 11% interest.

In addition, when Reef, or an affiliate of Reef, such as RELP, serves as operator of a Partnership well, then Reef or such affiliate of Reef, as the case may be, will receive drilling compensation in an amount equal to 15% of the total well costs paid from the funds of the Partnership.  RELP currently serves as the operator of the Slaughter Dean Project.  As a result, such drilling compensation payable to us or RELP may amount to approximately 9% of total partnership subscriptions, depending on the level of developmental operations conducted by Reef or RELP. Total well costs include all drilling and equipment costs, including intangible well costs, tangible costs of drilling and completing the well, costs of storage and other surface facilities, and the tangible costs of gathering pipelines necessary to connect the well to the nearest appropriate sales point or delivery point.  In addition, total well costs also include the costs of all developmental activities on a well, such as reworking, working over, deepening, sidetracking, fracturing a producing well, installing pipeline for a well or any other activity incident to the operations of a well, excluding ordinary well operating costs after completion.  Total well costs do not include costs relating to lease acquisitions for purposes of calculating drilling compensation.  During the year ended December 31, 2008, RELP received $3,388,264 in drilling compensation.  During the period from inception (November 27, 2007) to December 31, 2007, neither Reef nor RELP received any drilling compensation. In addition, for the nine months ended September 30, 2009, RELP received $1,406,206 in drilling compensation.  If neither Reef nor an affiliate of Reef serves as operator of a Partnership well, then Reef will receive drilling compensation equal to 5% of the total well costs, excluding lease acquisition costs, for Reef’s services as managing general partner.

Additionally, Reef and its affiliates are reimbursed for direct costs and all documented out-of-pocket expenses incurred on behalf of the Partnership. However, during the year ended December 31, 2008 and from inception (November 27, 2007) to December 31, 2007, no reimbursements were made to Reef and its affiliates for direct and all documented out-of-pocket costs. During the nine months ended September 30, 2009, Reef and its affiliates received total reimbursements for direct costs and other documented out-of-pocket expenses of of $372,970 and $38,208, respectively.  Reef also receives an administrative fee to cover all general and administrative costs in an amount equal to 1/12th of 1% of all capital raised (payable monthly until the partnership is dissolved).  During the year ended December 31, 2008, Reef received $700,706 in administrative fees.  Reef did not receive any administrative fees during the period from inception (November 27, 2007) to December 31, 2007. In addition, for the nine months ended September 30, 2009, RELP received $672,660 in administrative fees.  Reef’s general and administrative costs include all customary and routine expenses, accounting, office rent, telephone, secretarial, salaries and other incidental expenses incurred by Reef or its affiliates that are necessary to the conduct of the partnership's business, whether generated by Reef, its affiliates or by third parties, but excluding direct costs and operating costs.

The Partnership also reimburses Reef and its affiliates for their costs relating to the acquisition of the oil and natural gas properties and for costs relating to the development of Partnership wells.  No reimbursements of such costs were paid to Reef and its affiliates during the year ended December 31, 2008 and during the period from inception (November 27, 2007) to December 31, 2007. In addition, for the nine months ended September 30, 2009, RELP received $0 in development costs.  Development costs include the cost of drilling, testing, completing, equipping, plugging, abandoning, deepening, plugging back, reworking, recompleting, fracturing, implementing waterflood activities, and similar activities on partnership wells which are not defined as routine operating costs.  Acquisition costs include all reasonable and necessary costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable and necessary costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the conduct of reserve and other technical studies of properties for purposes of acquisition of a property, and the actual purchase price of a property and any other assets acquired with such property.

Reef and its affiliates may enter into other transactions with the Partnership for services, supplies and equipment, and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment.  RELP receives a monthly overhead reimbursement for general services it provides.  These services include accounting, legal, risk management, and other administrative services as requested by the Partnership.

Compensation Committee

Because the Partnership has no directors, it does not have a compensation committee.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Partnership is managed by a managing general partner and does not have directors. Reef is the managing general partner of the Partnership.  Along with its affiliates, Reef has entered into agreements with, and received compensation from, the Partnership for services it performs for the Partnership. See "ITEM 6. EXECUTIVE COMPENSATION."

ITEM 8.	LEGAL PROCEEDINGS

There are no material legal proceedings pending, on appeal or concluded to which the Partnership is a party or to which any of its assets is subject.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Partnership has issued no stock.  There is no public market for the units.  None of the units may be sold pursuant to Rule 144 under the Securities Act of 1933.

Holders

As of December 31, 2008, the Partnership had 887.9999 outstanding general and limited partnership Units held of record by 1,412 Investor Partners, of which 779 held general partnership interests and 633 held limited partnership interests.

Distributions

Cash distributions paid during 2008 and 2007 were $1,791,295 and $16,801 respectively. For the nine months ended September 30, 2009, cash distributions paid were $344,788.  The following table is an allocation of Partnership’s distributions:

	2009		2008		2007
	$ Total	Per Unit	$ Total	Per Unit	$ Total	Per Unit
General Partners	$169,177	$344.57	$882,086	$1,796.57	$7,191	$124.25
Limited Partners	136,801	344.57	713,271	1,796.57	9,442	124.25
Managing General Partner	38,810	4,326.78	195,938	21,844.43	168	124.25

	$344,788		$1,791,295		$16,801

Securities Authorized for Issuance Under Equity Compensation Plans

Not applicable.

Performance Graph

Not applicable.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

The partnership interests in the Partnership were offered at $100,000 per unit (with a minimum investment of ¼ unit ($25,000)) to accredited investors in a private placement pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, with a maximum offering amount of $90,000,00 (900 units).  Reef Securities, Inc., an affiliate of Reef, served as the dealer manager for the private placement.  An amount equal to 15% of the proceeds realized from the sale of interests to investors was not received by the Partnership and was deducted for Reef’s management fee.  A percentage of the management fee (8.5% of the total amount raised by the Partnership) was then used to pay sales commissions and marketing fees.  The remainder of the proceeds has been or will be used for operations on the Slaughter Dean Project and other projects and to pay any additional fees owed to Reef as a result of such activities.  On May 31, 2008, the offering of general and limited partnership interests was closed.  A total of $88,648,094 was raised by the Partnership, net of adjustments for sales to brokers for their own accounts, who were permitted to buy Units at a price net of the commission that they would normally earn on sales of Units, of which $48,984,933 were sold to accredited investors as general partner interests and $39,663,161 were sold to accredited investors as limited partnership interests.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

None.

Debt Securities

None.

Warrants and Rights

None.

Other Securities:

Units of General Partnership Interest and Limited Partnership Interest.  Units of limited and general partner interests in the Partnership were offered at $100,000 each (with a minimum investment of ¼ unit at $25,000 each) to accredited investors in a private placement pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, with a maximum offering amount of $90,000,000 (900 units).  Each “unit” represents an undivided interest of the Partnership in the aggregate interest in the capital and profit of the Partnership.

The following is a summary of the provisions of the Partnership Agreement.  This summary is qualified in all respects by reference to the full text of the Partnership Agreement, which appears as Exhibit 4.1 hereto.

Governing Law

The Partnership was formed under the Texas Business Organizations Code (the "Texas Code"), and the Partnership Agreement is governed by it.

Rights and Powers of Investor Partners

General and Limited Partners.  No investor partner (whether a limited partner or a general partner) may take part in the control or management of the business or transact any business for the Partnership, and no investor partner shall have the power to sign for or bind the Partnership. If an investor partner does any such act is liable to the remaining Investor Partners, the managing general partner, and the Partnership for any damages, costs, or expenses any of them may incur as a result of such violation. Investor Partners shall have the right to vote only with respect to those matters specifically provided for in the Partnership Agreement.  Please see "- Voting Rights" below for additional information. Additionally, no investor partner may:

1.           assign the Partnership property in trust for creditors or on the assignee's promise to pay the debts of the Partnership;

2.           dispose of the goodwill of the business;

3.           do any other act that would make it impossible to carry on the ordinary business of the Partnership;

4.           confess a judgment;

5.           submit a Partnership claim or liability to arbitration or reference;

6.           make a contract or bind the Partnership to any agreement or document;

7.           use the Partnership's name, credit, or property for any purpose;

8.           do any act which is harmful to the Partnership's assets or business or by which the interests of the Partnership shall be imperiled or prejudiced; or

9.           perform any act in violation of any applicable law or regulations thereunder, or perform any act that is inconsistent with the terms of the Partnership Agreement.

General Partners.  Pursuant to the Partnership Agreement, Investor Partners holding general partner interests must delegate the responsibility of the day-to-day operations of the Partnership to the managing general partner.   These general partners are jointly and severally liable for all obligations and liabilities to creditors and claimants, whether arising out of contract or tort, in the conduct of Partnership operations.  For additional information, please see "Liability of General Partners, Including Non-Reef general Partners" below.

Limited Partners.  Other than the rights and powers afforded to all Investor Partners, Investor Partners holding limited partner interests will not take part in the control or management of the business or affairs of the Partnership.  However, limited partners of the Partnership will have their liability for operations of the Partnership limited to the amount of their capital contributions and to their units of Partnership capital and undistributed net revenues of the Partnership, if any.  For additional information, please see "- Liability of Limited Partners" below.

Rights and Powers of the Managing General Partner

The managing general partner has full and exclusive power, except as limited by the Partnership Agreement and applicable law, to manage, control, administer and operate the properties, business and affairs of the Partnership.

Indemnification of the Managing General Partner and its Affiliates

To the furthest extent permitted by the Texas Code, the Partnership, its receiver or its trustee will indemnify and pay all judgments and claims against the Reef (or any other managing general partner) relating to any liability or damage incurred by reason of any act or omission by Reef (or such other managing general partner) in connection with the business of the Partnership.  Additionally, in the event of any action by an investor partner against Reef (or any other managing general partner), including a Partnership derivative suit, the Partnership shall indemnify and pay all expenses of Reef (or such other managing general partner), including attorneys' fees, incurred in the defense of the action, if Reef (or such other managing general partner) is successful in the action.

The Partnership Agreement also provides that the Partnership will indemnify and pay all expenses of Reef (or any other managing general partner) if Reef (or such other managing general partner) makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.  For additional information, see "ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS."

Reef's Responsibility as Managing General Partner

As managing general partner, Reef has the exclusive management and control of all aspects of the business of the Partnership.  No investor partner (whether a limited or general partner) has any voice in the day-to-day business operations of the Partnership.  Reef is authorized to delegate and subcontract its duties under the Partnership Agreement to others, including entities related to Reef.

Liability of Limited Partners

Under the Texas Code, your liability as a limited partner for the obligations of the partnership is limited to your capital contribution, your share of partnership assets and the return of distributions from the partnership to you that were made at a time when you knew the liabilities of the partnership exceeded its assets.  You will not otherwise be liable for the obligations of the partnership unless, in addition to the exercise of your rights and powers as a limited partner, you take part in the control of the business of the partnership.

Liability of General Partners, Including Non-Reef General Partners

General partners, including non-Reef general partners, will not be protected by limited liability for partnership activities. The non-Reef general partners will be jointly and severally liable for all obligations and liabilities to creditors and claimants, whether arising out of contract or tort, in the conduct of partnership operations.

RELP maintain general liability insurance. In addition, under the partnership agreement, Reef has agreed to indemnify each of the non-Reef general partners for obligations related to casualty and business losses that exceed available insurance coverage and partnership assets.

The non-Reef general partners, by execution of the partnership agreement, grant us the exclusive authority to manage the partnership business in our sole discretion and to thereby bind the partnership and all partners in our conduct of the partnership business. The non-Reef general partners will not be authorized to participate in the management of the partnership business. The partnership agreement prohibits the non-Reef general partners from acting in a manner harmful to the assets or the business of the partnership or to do any other act that would make it impossible to carry on the ordinary business of the partnership. If a non-Reef general partner acts in contravention of the terms of the partnership agreement, losses caused by his actions will be borne by such non-Reef general partner alone and such non-Reef general partner may be liable to other partners for all damages resulting from his breach of the partnership agreement. Non-Reef general partners who choose to assign their units in the future may only do so as provided in the partnership agreement and liability of partners who have assigned their units may continue after such assignment unless a formal assumption and release of liability is affected.

Allocations and Distributions

General.  Cash distributions, if any, will be made, and allocations of profits and losses generally will be allocated 89% to the Investor Partners and 11% to Reef (1% of which will be paid for by Reef and 10% of which will be carried by the Partnership).

Time of Distributions.  Reef will determine cash available for distribution and will distribute such cash not less frequently than monthly.  Reef may, at its discretion, make distributions more frequently.

Liquidating Distributions.  Liquidating distributions will be made to partners in proportion to their capital account balance as set forth in the Partnership Agreement.  However, in the event of dissolution of the Partnership, distributions will be made only after due provision has been made for, among other things, payment of all Partnership debts and liabilities.

Voting Rights

Partners holding a majority-in-interest (as defined in the Partnership Agreement) of the units held by partners entitled to vote have the right to request that Reef call a meeting of the partners.  Investor Partners will not be entitled to vote with respect to Partnership matters generally, except for certain matters explicitly set forth in the Partnership Agreement or the Texas Code.  A vote of a majority-in-interest of the then outstanding units held by partners entitled to vote will be required to approve any of the following matters:

•	the sale of all or substantially all of the assets of the Partnership;

•	dissolution of the Partnership;

•	certain amendments to the Partnership Agreement;

•	approval of a request by the managing general partner to withdraw from the Partnership; and

•	the appointment of a liquidator in the event the Partnership is to be dissolved and there remains no general partner.

Except as otherwise provided for in the Partnership Agreement, at any duly noticed and called meeting of the partners, a vote of a majority-in-interest of the units held by partners represented at such meeting, in person or by proxy, will be sufficient for approval of any such matters.

The involuntary removal of Reef as managing general partner will require the vote of the holders of 70% in interest of the units.  If Reef is removed as managing general partner, Reef may elect to retain its interest in the Partnership as a general partner in the successor limited partnership (assuming that the partners determine to continue the Partnership and elect a successor general partner).

Each investor partner has the right to review the Partnership's books and records and list of Investor Partners at any reasonable time in accordance with the procedures set forth in the Texas Code.

Retirement and Removal of the Managing General Partner

If Reef desires to withdraw from the Partnership for whatever reason, Reef may do so only upon one hundred twenty (120) days prior written notice and with the written consent of the partners owning a majority-in -interest of the then outstanding units held by partners entitled to vote.

In the event that the partners desire to remove us as managing general partner, they may do so at any time upon ninety (90) days written notice, with the consent of the partners owning 70% in interest of the then outstanding units held by partners.  The Partnership will dissolve unless there is a selection of a successor managing general partner, within such ninety-day period, by the partners owning a majority-in-interest of the then outstanding units.

Term and Dissolution

The partnership will continue for a maximum period ending December 31, 2017 unless earlier dissolved upon the occurrence of any of the following:

•	the written consent of the Investor Partners owning a majority-in-interest of the then outstanding units held by partners;

•
the retirement, bankruptcy, adjudication of insanity or incapacity, withdrawal, removal, or death (or, in the case of a corporate general partner, the retirement, withdrawal, removal, dissolution, liquidation, or bankruptcy) of a general partner, unless a successor general partner is selected by a majority-in-interest of the then outstanding units (or the remaining general partner, if any, continues the partnership's business);

•	the sale, forfeiture, or abandonment of all or substantially all of the partnership's property; or

•	the occurrence of any event causing dissolution of the partnership under Texas law.

Reports to Partners

Reef will furnish to Investor Partners certain annual audited reports that will contain financial statements (including a balance sheet and statements of income, partners' equity and cash flows).  Such reports will contain a detailed statement of partnership borrowings and a detailed statement of any transactions between Reef or its affiliates and the Partnership, and any compensation paid to Reef's affiliates or Reef by the Partnership.  All Investor Partners will receive a report containing information necessary for the preparation of their federal income tax returns and any required state income tax returns within 60 days of the end of the Partnership's fiscal year.  Reef may provide such other reports and financial statements as it deems necessary or desirable.  In addition, Reef will provide the Investor Partners with sufficient information to determine whether they are required to report their investment in the partnership as a "reportable transaction."

Power of Attorney

All Investor Partners have granted Reef a power of attorney to execute certain documents deemed by Reef to be necessary or convenient to the Partnership's business or required in connection with the qualification and continuance of the Partnership.

Transferability of Units

No Market for the Units.  The Partnership’s units are not traded on an established securities market or on the substantial equivalent of an established securities market.

Assignment of Units; Substitution.  Units of Partnership interest may be assigned only to a person otherwise qualified to become an investor partner, including the satisfaction of any relevant suitability requirements imposed by law or the Partnership.  In no event may any assignment be made that, in the opinion of counsel to the Partnership:

•	would result in the Partnership being considered to have been terminated for purposes of Section 708 of the Code; or

•	may not be effected without registration under the Securities Act, or would result in the violation of any applicable state securities laws.

Transferees of units of Partnership interest may be admitted to the Partnership as substituted Investor Partners only with Reef’s consent, which it may withhold in its sole discretion.

The Partnership will not be required to recognize any assignment until the instrument of assignment has been delivered to us.  The assignee of such interest has certain rights of ownership but may become a substituted investor partner and thus be entitled to all of the rights of a investor partner only upon meeting certain conditions, including (i) obtaining our consent to such substitution, (ii) paying all costs and expenses incurred in connection with such substitution, and (iii) executing appropriate documents to evidence its agreement to be bound by all of the terms and provisions of the Partnership Agreement.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Partnership does not have any officers or directors.

Section 5.4 of the Partnership Agreement provides for Reef’s indemnification against liability for losses arising from its action or inaction if such indemnification is permitted under the Texas Code.  Subject to compliance with the requirements of the Texas Code, indemnification is generally permitted if:  (a) Reef acted in good faith and reasonably believed that its conduct was in the best interests of the Partnership, or (b) Reef was not acting in its official capacity on behalf of the Partnership and its conduct was at least not opposed to the Partnership's best interests, and (c) in the case of any criminal proceeding, Reef had no reason to believe its course of conduct was unlawful.

A successful claim for indemnification would deplete Partnership assets by the amount paid.  As a result of such indemnification provisions, an investor partner may have a more limited right of legal action than he would have if such provision was not included in the Partnership Agreement.  To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Partners
Reef Oil & Gas Income and Development Fund III, L.P.
Dallas, TX

We have audited the accompanying balance sheets of Reef Oil & Gas Income and Development Fund III, L.P. (“the Partnership”) as of December 31, 2008 and 2007 and the related statements of operations, partnership equity, and cash flows for the period from November 17, 2007 (date of inception) through December 31, 2007 and the year ended December 31, 2008.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reef Oil & Gas Income and Development Fund III, L.P. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the period from November 17, 2007 (date of inception) through December 31, 2007 and the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Dallas, TX

September 21, 2009

Reef Oil & Gas Partners Income and Development Fund III, L.P.

Balance Sheets

December 31,	2008	2007

Assets
Current assets:
Cash and cash equivalents	$34,549,487	$11,551,769
Accounts receivable	671,889	-
Accounts receivable from affiliates	2,209,300	-
Prepaids and other current assets	507,640	-
Total current assets	37,938,316	11,551,769

Oil and gas properties, full cost method of accounting:
Proved properties, net of accumulated depletion of $232,436 and $0.	3,339,609	-
Unproved properties	38,582,968	111,739
Net oil and gas properties	41,922,577	111,739

Total assets	$79,860,893	$11,663,508

Liabilities and partnership equity

Current liabilities:
Accounts payable	$1,330,079	$16,802
Accounts payable to affiliates	-	119,920
Accrued liabilities	2,775,346	-
Total current liabilities	4,105,425	136,722

Long term liabilities:
Asset retirement obligation	230,472	-
Total long term liabilities	230,472	-

Commitments and contingencies

Partnership equity
General partners	41,626,140	4,924,023
Limited partners	33,075,848	6,462,337
Managing general partner	823,008	140,426
Total partnership equity	75,524,996	11,526,786

Total liabilities and partnership equity	$79,860,893	$11,663,508

See accompanying notes to financial statements.

Reef Oil & Gas Partners Income and Development Fund III, L.P.

Statements of Operations

Periods ended Deceember 31,	2008	Period from inception (November 27, 2007) to December 31, 2007

Revenues	$2,012,489	$-
Costs and expenses:
Lease operating expenses	1,190,395	-
Production taxes	94,106	-
Depreciation, depletion and amortization	232,436	-
Accretion of asset retirement obligation	17,107
General and administrative	247,455	30,353
Total costs and expenses	1,781,499	30,353

Income (loss) from operations	230,990	(30,353)

Other income
Interest income	706,243	28,208

Total other income	706,243	28,208

Net income (loss)	$937,233	$(2,144)

Net income (loss) per general partner unit	$911.25	$(38.91)
Net income (loss) per limited partner unit	$911.25	$(38.91)
Net income per managing general partner unit	$14,275.84	$2,266.1 1

See accompanying notes to financial statements.

Reef Oil & Gas Partners Income and Development Fund III, L.P.

Statements of Partnership Equity

For the Year Ended December 31, 2008 and the Period From Inception (November 27, 2007) to December 31, 2007

	General Partners		Limited Partners		Managing General Partner		Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount

Partner contributions	57.8753	$4,933,466	75.9892	$6,474,736	1.3522	$137,530	135.2167	$11,545,732
Partner distributions	-	(7,191)	-	(9,442)	-	(168)	-	(16,802)
Net income (loss)	-	(2,252)	-	(2,956)	-	3,064	-	(2,144)
Balance at December 31, 2007	57.8753	4,924,023	75.9892	6,462,337	1.3522	140,426	135.2167	11,526,786

Distribution amount per partnership unit		$124.25		$124.25		$124.25

Balance at December 31, 2007	57.8753	4,924,023	75.9892	6,462,337	1.3522	140,426	135.2167	11,526,786
Partner contributions	433.1074	37,136,799	321.0280	26,965,003	7.6175	750,470	761.7529	64,852,272
Partner distributions	-	(882,086)	-	(713,271)	-	(195,938)	-	(1,791,295)
Net income	-	447,404	-	361,779	-	128,050	-	937,233
Balance at December 31, 2008	490.9827	$41,626,140	397.0172	$33,075,848	8.9697	$823,008	896.9696	$75,524,996

Distribution amount per partnership unit		$1,796.57		$1,796.57		$21,844.43

See accompanying notes to financial statements.

Reef Oil & Gas Partners Income and Development Fund III, L.P.

Statements of Cash Flows

Periods ended December 31,	2008	Period from inception (November 27, 2007) to December 31,2007

Operating activities:
Net income (loss)	$937,233	$(2,144)
Depletion, depreciation and amortization	232,436	-
Accretion of asset retirement obligation	17,107	-
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities
Accounts receivable	(671,889)	-
Accounts receivable from affiliates	(2,209,300)	-
Prepaid expenses	(507,640)	-
Accounts payable	277,948	16,802
Accounts payable to affiliates	(119,920)	119,920
Accrued liabilities	104,492	-

Net cash (used in) provided by operating activities	(1,939,533)	134,578

Investing activities:
Purchase of oil & gas properties	(15,260,041)	-
Property development	(22,943,170)	(111,739)

Net cash used in investing activities	(38,203,211)	(111,739)

Financing activities:
Proceeds from the sale of partnership interest	76,109,019	13,578,985
Distributions to partners	(1,711,811)	(16,802)
Syndication costs	(11,256,747)	(2,033,253)

Net cash provided by financing activities	63,140,461	11,528,930

Net increase in cash and cash equivalents	22,997,717	11,551,769
Cash and cash equivalents, beginning of period	11,551,769	-

Cash and cash equivalents, end of period	$34,549,487	$11,551,769

Supplemental disclosure of non-cash investing transactions
Property additions included in accounts payable	$(1,035,331)	$-
Property additions included in accrued liabilities	$(2,591,370)	$-
Property additions and asset retirement obligation	$(230,472)	$-
Supplemental disclosure of non-cash financing transactions
Distributions included in accrued liabilities	$79,484	$-

See accompanying notes to financial statements.

1. Organization and Basis of Presentation

Reef Oil & Gas Partners Income and Development Fund III, L.P. (the “Partnership”) is a limited partnership formed under the laws of Texas on November 27, 2007. The Partnership was formed to purchase working interests in oil and natural gas properties with the purpose of (i) growing the value of properties owned by the Partnership through the development of proved undeveloped reserves, (ii) generating revenue from the production of oil and natural gas from these properties from new and existing wells, (iii) distributing cash to the partners of the Partnership, and (iv) selling the properties in order to maximize return to the partners of the Partnership.  Reef Oil & Gas Partners, L.P. (“Reef”) is the managing general partner of the Partnership.

Units of limited and general partner interests in the Partnership were offered at $100,000 each (with a minimum investment of ¼ unit at $25,000 each) to accredited investors in a private placement pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under, with a maximum offering amount of $90,000,000 (900 units).  On June 12, 2008, the offering of units of limited and general partner interests in the Partnership was closed, with interests aggregating to $88,648,094 being sold to accredited investors, of which $48,984,933 were sold to accredited investors as units of general partner interest and $39,663,161 were sold to accredited investors as units of limited partner interest.  As managing general partner, Reef contributed $762,424 (approximately one percent (1%) of the total contributions of the non-Reef general partners and limited partners) to the Partnership in exchange for 8.9697 units of general partner interest, resulting in a total capitalization of the Partnership of $89,410,519 before organization and offering costs.

The Partnership engages primarily in oil and gas development and production in a producing oil property located in the Slaughter Field in Cochran County, Texas, approximately 50 miles southwest of Lubbock, Texas (the “Slaughter Dean Project”), and is not involved in any other industry segment.  The Partnership will participate in developmental drilling and not exploratory drilling. To the extent any acreage the Partnership acquires contains unproved reserves, such acreage may be farmed out or sold to third parties or other partnerships formed by Reef for exploratory drilling.

The management of the operations and other business of the Partnership are the responsibility of Reef.  Reef Exploration, L.P. (“RELP”), an affiliate of Reef, serves as the operator of the Partnership’s interests in the Slaughter Dean Project. This relationship with the Partnership is governed by two operating agreements.  One operating agreement (the “Sierra-Dean Operating Agreement” is between the Partnership, RELP and Sierra-Dean Production Company, LP.  The other operating agreement is between the Partnership, RELP, and Davric Corporation (the “Davric Operating Agreement”).

In January 2008, the Partnership purchased an initial 41% working interest from Sierra-Dean Production Company LP, (“Sierra Dean”) in a producing oil property located in the Slaughter Dean Project and under the terms of the acquisition agreement, each month thereafter purchases additional working interests based on the amount the Partnership spends developing the project through January 2013.  Under the acquisition agreement the Partnership generally pays 82% of all drilling, development and repair costs (including amounts allocable to the working interest initially retained by Sierra Dean), and Sierra Dean conveys additional working interests to the Partnership each month in payment of its share of such costs. In a separate transaction in May 2008, the Partnership purchased an 11% working interest in the Slaughter Dean Project from Davric Corporation.

2. Summary of Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with maturity dates of no more than three months from the purchase date to be cash equivalents. Cash and cash equivalents consist of demand deposits and money market investments invested with a major national bank, which at times may exceed federally insured limits. The Partnership has not experienced any losses in such accounts, and does not expect any loss from this exposure. The carrying value of the Partnership’s cash equivalents approximates fair value.

Risks and Uncertainties

Historically, the oil and gas market has experienced significant price fluctuations. Prices are impacted by local weather, supply in the area, availability and price of competitive fuels, seasonal variations in local demand, limited transportation capacity to other regions, and the worldwide supply and demand for crude oil.

The Partnership has not engaged in commodity futures trading or hedging activities and has not entered into derivative financial instrument transactions for trading or other speculative purposes. Accordingly, the Partnership is at risk for the volatility in commodity prices inherent in the oil and gas industry, and the level of commodity prices has a significant impact on the Partnership’s results of operations.

Crude Oil and Natural Gas Properties

The Partnership follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method using estimated proved reserves.  Proved gas reserves are converted to equivalent barrels at a rate of 6 Mcf to 1 Bbl. Net capitalized costs of crude oil and natural gas properties, as adjusted for asset retirement obligations, are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on prices in effect at the end of the period held constant and discounted at 10 percent, plus the lower of cost or estimated fair value of  unproved properties, if any. Pursuant to full cost accounting rules, the Partnership performs a ceiling test quarterly as of the balance sheet date on its proved oil and natural gas properties. Excess capitalized costs are charged to property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, unless such a sale would significantly alter the rate of depletion and amortization. During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, the Partnership recognized no property impairment expense of proved properties.

Unproved properties consist of undeveloped leasehold interests and waterflood expenditures. Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed for impairment quarterly as of the balance sheet date by considering the primary lease term, the holding period of the properties, geologic data obtained relating to the properties, and other drilling activity in the immediate area of the properties. Any impairment resulting from this quarterly assessment is reported as property impairment expense in the current period, as appropriate. During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, the Partnership recognized no impairment of unproved properties.

Asset Retirement Obligation

The Partnership is subject to extensive Federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessments and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted values unless the timing of cash payments for the liability or component is fixed or reliably determinable.

The Partnership follows Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” for all productive oil and gas wells drilled by the Partnership. Asset retirement costs and liabilities associated with future site restoration and abandonment of long-lived assets are initially measured at fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements as the present value of expected future cash expenditures for site restoration and abandonment. Subsequent to the initial measurement, the effect of the passage of time on the liability for the net asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations. Upon settlement of the obligation a gain or loss is recognized to the extent actual charges are less than or exceed the liability recorded.

The following table summarizes the Partnership’s asset retirement obligation for the periods ended December 31, 2008 and 2007.  Accretion expense is included with depletion, depreciation and amortization on the statement of operations.

	2008	2007
Beginning asset retirement obligation	$—	$—
Additions related to new properties	213,365	—
Accretion expense	17,107	—
Ending asset retirement obligation	$230,472	$—

Recognition of Revenue

The Partnership enters into sales contracts for disposition of its share of crude oil and natural gas production from productive wells. Revenues are recognized based upon the Partnership’s share of metered volumes delivered to its purchasers each month. The Partnership had no material gas imbalances at December 31, 2008 and 2007.

Income Taxes

The Partnership’s net income or loss flows directly through to its partners, who are responsible for the payment of Federal taxes on their respective share of any income or loss. Therefore, there is no provision for federal income taxes in the accompanying financial statements.

As of December 31, 2008, the financial reporting basis of the Partnership’s assets exceeds the tax basis of the assets by approximately $9.92 million, primarily due to the difference between property impairment costs deducted for financial reporting purposes and intangible drilling costs deducted for income tax purposes.

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, the Partnership adopted SFAS No. 157, which applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

SFAS No. 157 establishes a hierarchy for disclosure of the inputs to valuation used to measure fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. All of the Partnership’s cash equivalents fall into Level 1 and consist of short-term, highly liquid investments, which have maturities of 90 days or less, including money market funds. The Partnership does not have any assets or liabilities falling under Level 2 or 3.

New Accounting Pronouncements

Subsequent Events

In May 2009, the Financial Accounting Standards Board (the “FASB”)  issued SFAS No. 165, “Subsequent Events” (“SFAS 165”).  This statement incorporates guidance into accounting literature that was previously addressed only in auditing standards.  The statement refers to subsequent events that provide additional evidence about conditions that existed at the balance-sheet date as “recognized subsequent events”.  Subsequent events which provide evidence about conditions that arose after the balance-sheet date but prior to the issuance of the financial statements are referred to as ‘non-recognized subsequent events”.  It also requires companies to disclose the date through which subsequent events have been evaluated and whether this date is the date the financial statements were issued or the date the financial statements were available to be issued.  This statement is effective for interim and annual periods ending after June 15, 2009.  The Partnership evaluated subsequent events though the day of initially filing this Form 10 with the SEC, October 2, 2009, which is considered the date of issuance.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  FSP No. FAS 115-2 and FAS 124-2 do not amend existing recognition and measurement guidance for equity securities, but do establish a new method of recognizing and reporting for debt securities.  Disclosure requirements for impaired debt and equity securities have been expanded significantly and are now required quarterly, as well as annually.  FSP No. FAS 115-2 and FAS 124-2 became effective for interim and annual reporting periods ending after June 15, 2009.  Comparative disclosures are required for periods ending after the initial adoption.  FSP No. FAS 115-2 and FAS 124-2 did not have a material impact on the Partnership’s financial position, results of operations or cash flows.

Interim Reporting of Fair Value of Financial Instruments

In April 2009, the FASB issued FASB Staff Position FSP FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1 (“FSP FAS 107-1”), “Interim Disclosures about Fair Value of Financial Instruments.”  FSP FAS 107-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods.  The FSP FAS 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures about the fair value of financial instruments in summarized financial information at interim reporting periods.  FSP FAS 107-1 is effective for reporting periods ending after June 15, 2009.  The adoption of FSP FAS 107-1 did not have any impact on the Partnership’s results of operations, cash flows, or financial position.

Fair Value Measurements

On January 1, 2009, the Partnership adopted FASB Staff Position FSP FAS No. 157-2 (“FSP FAS No. 157-2”), which delayed the effective date of SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis at least annually.  The adoption of FSP FAS No. 157-2 was immaterial to the Partnership’s results of operations, cash flows and financial positions.

Modernization of Oil and Gas Reporting

In January 2009, the SEC issued revisions to the oil and gas reporting disclosures, “Modernization of Oil and Gas Reporting; Final Rule” (“the Final Rule”). In addition to changing the definition and disclosure requirements for oil and gas reserves, the Final Rule changes the requirements for determining quantities of oil and gas reserves. The Final Rule also changes certain accounting requirements under the full cost method of accounting for oil and gas activities. The amendments are designed to modernize the requirements for the determination of oil and gas reserves, aligning them with current practices and updating them for changes in technology. The Final Rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009. The Partnership has not yet determined the impact, if any, of the Final Rule on the financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources for accounting principles and the framework for selecting the principles to be used in preparing financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement became effective in November 2008 and did not have a material impact on the financial statements.

3. Transactions with Affiliates

Reef received a payment equal to 15% ($13,320,000, less $151,906 of unpaid net asset values) of the Partnership's subscriptions.  From this payment, Reef paid organization and offering costs of $30,000 to the Partnership, including commissions.  Reef recorded the excess ($5,688,668) of such amount over actual costs as a one-time management fee.

Reef also received an 11% interest in the Partnership for which it pays 1% of all costs related to the Partnership; the additional 10% is "carried" by the Investor Partners and for which Reef will pay no related expenses.  During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, Reef received $195,938 and $168, respectively, in distributions related to the 11% interest. From funds generated by its carried interest and management fee, Reef paid to specific FINRA-licensed broker-dealers a monthly fee in the amount equal to the maximum of the economic equivalent of a 3% carried interest in the Partnership as additional compensation for the sale of units.  This was recorded as a commission expense by Reef.

RELP currently serves as the operator of the Slaughter Dean Project and received drilling compensation in an amount equal to 15% of the total well costs paid by the development Partnership.    Total well costs include all drilling and equipment costs, including intangible development costs,  surface facilities, and costs of pipelines necessary to connect the well to the nearest appropriate or delivery point.  In addition, total well costs also include the costs of all developmental activities on a well, such as reworking, working over, deepening, sidetracking, fracturing a producing well, installing pipeline for a well or any other activity incident to the operations of a well, excluding ordinary well operating costs after completion.  Total well costs do not include costs relating to lease acquisitions.  During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, RELP has received $3,388,264 and $0, respectively, in drilling compensation.

RELP receives an administrative fee to cover all general and administrative costs in an amount equal to 1/12th of 1% of all capital raised payable monthly.  During the year ended December 31, 2008 and the period from inception (November 27, 2007) to December 31, 2007, Reef has received $700,706 and $0, respectively, in administrative fees. Reef’s general and administrative costs include all customary and routine expenses, accounting, office rent, telephone, secretarial, salaries and other incidental expenses incurred by Reef or its affiliates that are necessary to the conduct of the Partnership's business, whether generated by Reef, its affiliates or by third parties, but excluding direct costs and operating costs.

The Partnership also reimburses Reef and its affiliates for their costs relating to the acquisition of the oil and natural gas properties and for costs relating to the development of Partnership wells.  During the year ended December 31, 2008 and from inception (November 27, 2007) to December 31, 2007, Reef and its affiliates have received $0 and $0, respectively, as reimbursement for such costs. Development costs include the cost of drilling, testing, completing, equipping, plugging, abandoning, deepening, plugging back, reworking, recompleting, fracturing, implementing waterflood activities, and similar activities on partnership wells which are not defined as routine operating costs.  Acquisition costs include all reasonable and necessary costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable and necessary costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the conduct of reserve and other technical studies of properties for purposes of acquisition of a property, and the actual purchase price of a property and any other assets acquired with such property.

Reef and its affiliates may enter into other transactions with the Partnership for services, supplies and equipment, and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment.

4. Major Customers

The Partnership sells crude oil and natural gas on credit terms to refiners, pipelines, marketers, and other users of petroleum commodities. Revenues are received directly from these parties or, in certain circumstances, paid to the operator of the property who disburses to the Partnership its percentage share of the revenues. Prior to December 31, 2007, the Partnership had no crude oil and natural gas production and, therefore, had no customers.  During the year ended December 31, 2008, one marketer accounted for all of the Partnership’s crude oil revenues, and one marketer accounted for all of the Partnership’s natural gas revenues. During 2008, Registrant’s only oil and gas property was a single property located in Cochran County, Texas, approximately 50 miles southwest of the city of Lubbock, Texas (the “Slaughter Dean Property”). To date, Reef has chosen to sell the Partnership’s oil and natural gas to two subsidiaries of a large international oil and gas company because of the price they pay, the promptness with which they pay, and their credit worthiness indicated by their publicly filed financial statements.  Reef believes that there are many companies that would be willing to buy oil produced from the Slaughter Dean Property.  Large companies (or subsidiaries thereof) active in purchasing oil in the area of the Slaughter Dean Property include Exxon, Royal Dutch Shell, Plains All American Pipeline, Conoco-Phillips, Genesis Energy, and Holly Energy.  Also active in the area are smaller companies that purchase and re-sell crude oil.  Due to the competitive nature of the market for purchase of crude oil and natural gas, the Partnership does not believe that the loss of any particular purchaser would have a material adverse impact on the Partnership.

The Partnership does not use long-term contracts to sell oil or natural gas produced on the Slaughter Dean Property.  Prices received for our oil production are based upon “posted” prices for West Texas Intermediate grade crude oil.  The Partnership's contracts generally provide for a 30-day or 60-day termination notice by either party.  As a result, there should be limited cost, delay or inconvenience in the event the Partnership replaces an oil and gas purchaser.

5. Commitments and Contingencies

The Partnership is not currently involved in any legal proceedings.

6. Partnership Equity

Information regarding the number of units outstanding and the net income (loss) per type of Partnership unit for the year ended December 31, 2008 and the period from inception (November 27, 2007) through December 31, 2007, is detailed below:

For the year ended December 31, 2008

Type of Unit	Number of Units	Net income	Net income per unit
Managing general partner	8.9697	$128,050	$14,275.84
General partner	490.9827	447,404	$911.25
Limited partner	397.0172	361,779	$911.25
Total	896.9696	$937,233

For the period from inception through December 31, 2007

Type of Unit	Number of Units	Net income (loss)	Net income (loss) per unit
Managing general partner	1.3522	$3,064	$2,266.11
General partner	57.8753	(2,252)	$(38.91)
Limited partner	75.9892	(2,956)	$(38.91)
Total	135.2167	$(2,144)

7. Supplemental Information on Oil & Natural Gas Exploration and Production Activities (unaudited)

Capitalized Costs

The following table presents the Partnership’s aggregate capitalized costs relating to oil and gas activities at the end of the periods indicated:

,	December 31, 2008	December 31, 2007

Oil and natural gas properties:
Unproved properties	$38,582,968	$111,739
Proved properties	3,375,787	—
Capitalized asset retirement obligation	213,365	—
	42,172,120	111,739
Less:
Accumulated depreciation, depletion and amortization	(232,436)	—
Accretion of asset retirement obligation	(17,107)	—
	(249,543)	—

Total	$41,922,577	$111,739

Costs Withheld from Amortization

The Partnership excludes from amortization the cost of unproved properties, exploratory wells in progress, and major development projects in progress.  Oil and gas property and equipment not being amortized as of December 31, 2008 are as follows by the year in which such costs were incurred:

	Total	2008	2007
Acquisition costs	$12,013,174	$1,901,435	$111,739
Development costs	22,588,437	22,588,437	—
Capitalized overhead	3,981,357	3,981,357	—
	$38,582,968	$38,471,229	$111,739

The excluded costs relate to the Slaughter Dean project.  The Partnership expects to complete its development of the project during the third quarter of 2009.

Costs Incurred

The following table sets forth the costs incurred in oil and gas exploration and development activities during the periods ended December 31, 2008 and 2007.

	2008	2007

Oil and natural gas properties:
Exploration	$—	$—
Development	22,588,437	—
Total	$22,588,437	$—

Results of Operations

The following table sets forth the other results of operations from oil and gas producing activities for the periods ended December 31, 2008. There were no operating activities during 2007.

2008

Oil and gas producing activities:
Oil sales	$1,949,274
Natural gas sales	63,215
Production expenses	(1,284,501)
Accretion of asset retirement obligation	(17,107)
Depreciation, depletion and amortization	(232,436)
Results of operations from producing activities	$478,445

Depletion rate per BOE	$9.68

BOE = Barrels of Oil Equivalent (6 MCF equals 1 BOE)

Crude Oil and Natural Gas Reserves

The following information describes changes during the periods and balances of proved crude oil and natural gas reserves as of December 31, 2008. The Partnership had no proved crude oil and natural gas reserves at December 31, 2007.

Proved crude oil and natural gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made.

Prices include consideration of changes in existing prices provided by contractual arrangements, but not escalations based upon future conditions. Additional development costs required to finish the water flood are estimated to be approximately $19,145,654 as of December 31, 2008. All of the Partnership’s reserves are located in the United States and include only proved developed reserves.

	Oil (BBL) (1)	Gas (mcf)	BOE (2)
Net proved reserves for properties owned by the Partnership
Reserves at December 31, 2007	—	—	—
Purchases of reserves in place	331,656	224,048	368,997
Production	(23,354)	(3,939)	(24,010)
Reserves at December 31, 2008	308,302	220,109	344,987

(1)	Oil includes both oil and natural gas liquids
(2)
BOE (barrels of oil equivalent) is calculated by converting 6 MCF of natural gas to 1 BBL of oil. A BBL (barrel) of oil is one stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

Standardized Measure of Discounted Future Net Cash Flows

As prescribed by FASB No. 69, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves.

Changes in the demand for crude oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Partnership’s proved reserves.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and natural gas reserves.  Probable and possible reserves, which may become proved in the future, are excluded from the calculations.  Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

December 31,2008
Crude oil and natural gas properties owned by the Partnership:
Future cash inflows	$14,389,086
Future production costs	(7,377,434)
Future development costs	—
Future net cash flows	7,011,652
Effect of discounting net cash flows at 10%	(2,527,910)
Discounted future net cash flows	$4,483,742

Changes in the Standardized Measure of Discounted Future Net Cash flows Relating to Proved Crude Oil and Natural Gas Reserves

December 31,2008
Crude oil and natural gas properties owned by the Partnership:
Standardized measure at beginning of period	$—
Purchases of minerals in place	5,211,730
Sales of oil and gas produced, net of production costs	(727,988)
Net increase	4,483,742
Standardized measure at end of year	$4,483,742

Reef Oil & Gas Income and Development Fund III, L.P.
Condensed Balance Sheets

	September 30	December 31
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,987,853	$34,549,487
Accounts receivable	651,714	671,890
Accounts receivable from affiliates	1,700,000	2,209,300
Prepaids and other current assets	-	507,640
Total current assets	22,339,567	37,938,316

Oil and gas properties, full cost method of accounting:
Proved properties, net of accumulated depletion of $929,911 and $232,436.	2,642,134	3,339,609
Unproved properties	50,955,347	38,582,968
Net oil and natural gas properties	53,597,481	41,922,577

Total assets	$75,937,048	$79,860,893

Liabilities and partnership equity

Current liabilities:
Accounts payable	$760,710	$1,330,079
Accounts payable to affiliates	284,640	-
Accrued liabilities	290,770	2,775,346
Total current liabilities	1,336,120	4,105,425

Long term liabilities:
Asset retirement obligation	244,302	230,472
Total long term liabilities	244,302	230,472

Partnership equity
General partners	41,012,359	41,626,140
Limited partners	32,579,532	33,075,848
Managing general partner	764,735	823,008
Total partnership equity	74,356,626	75,524,996

Total liabilities and partnership equity	$75,937,048	$79,860,893

See accompanying notes to condensed financial statements.

Reef Oil & Gas Income and Development Fund III, L.P.
Condensed Statements of Operations
(Unaudited)

	For the nine months
	ended September 30,
	2009	2008

Revenues	$1,254,349	$1,459,653
Costs and expenses:
Lease operating expenses	903,219	650,934
Production taxes	59,460	67,972
Depreciation, depletion and amortization	255,933	781,972
Accretion of asset retirement obligations	13,830	-
Property impairment	441,542	-
General and administrative	535,663	67,106
Total costs and expenses	2,209,647	1,567,984

Loss from operations	(955,298)	(108,331)

Other income
Interest income	131,716	445,045
Total other income	131,716	445,045

Net income (loss)	$(823,582)	$336,714

Net income (loss) per general partner unit	$(905.54)	$250.41
Net income (loss)per limited partner unit	$(905.54)	$250.41
Net income (loss) per managing general partner unit	$(2,169.92)	$85,223.03

See accompanying notes to condensed financial statements.

Reef Oil & Gas Income and Development Fund III, L.P.
Condensed Statements of Cash Flows
(Unaudited)

	For the nine months ended September 30,
	2009	2008

Operating activities
Net income (loss)	$(823,582)	$336,714
Depletion, depreciation and amortization	255,933	781,972
Property impairment	441,542	-
Accretion of asset retirement obligation	13,830	-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities
Accounts receivable	20,175	(1,761,072)
Accounts receivable from affiliates	509,300	(254,651)
Prepaid expenses	507,640	-
Accounts payable	(1,181,805)	1,039,478
Accounts payable to affiliates	147,585	1,344,090
Accrued liabilities	(2,652,935)	978,791

Net cash provided by (used in) operating activities	(2,762,317)	2,465,322

Investing activities:
Purchase of oil & gas properties	(80,758)	(15,052,480)
Property development	(11,373,770)	(16,443,514)

Net cash used in investing activities	(11,454,528)	(31,495,994)

Financing activities:
Proceeds from the sale of partnership interest	-	76,109,019
Distributions to partners	(344,788)	(1,015,304)
Syndication costs	-	(11,284,718)

Net cash provided by (used in) investing activities	(344,788)	63,808,997

Net increase (decrease) in cash and cash equivalents	(14,561,633)	34,778,325
Cash and cash equivalents, beginning of period	34,549,487	11,551,769

Cash and cash equivalents, end of period	$19,987,853	$46,330,094

Supplemental disclosure of non-cash investing transactions
Property additions included in accounts payable	$(612,436)	$-
Property additions included in accounts payable to affiliates	$(137,055)	$-
Property additions included in accrued liabilities	$(168,360)	$-

See accompanying notes to condensed financial statements.

Reef Oil & Gas Income and Development Fund III, L.P.
Notes to Condensed Financial Statements (unaudited)
September 30, 2009

1. Organization and Basis of Presentation

Reef Oil & Gas Partners Income and Development Fund III, L.P. (the “Partnership”) is a limited partnership formed under the laws of Texas on November 27, 2007. The Partnership was formed to purchase working interests in oil and natural gas properties with the purpose of (i) growing the value of properties owned by the Partnership through the development of proved undeveloped reserves, (ii) generating revenue from the production of oil and natural gas from these properties from new and existing wells, (iii) distributing cash to the partners of the Partnership, and (iv) selling the properties in order to maximize return to the partners of the Partnership.  Reef Oil & Gas Partners, L.P. (“Reef”) is the managing general partner of the Partnership.

2. Summary of Accounting Policies

Oil and Natural Gas Properties

The Partnership follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized oil and gas properties are based on the unit-of-production method using estimated proved reserves. For these purposes, proved natural gas reserves are converted to equivalent barrels of crude oil at a rate of 6 MCF to 1 Bbl. Net capitalized costs of crude oil and natural gas properties, as adjusted for asset retirement obligations, are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on prices in effect at the end of the period held constant and discounted at 10 percent. Pursuant to full cost accounting rules, the Partnership performs a ceiling test quarterly as of the balance sheet date on its proved oil and natural gas properties. Excess capitalized costs are charged to property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, unless such sale would significantly alter the rate of depletion and amortization. During the nine month period ended September 30, 2009, the Partnership recognized property impairment expense of $441,542 on proved properties.

Unproved properties consist of undeveloped leasehold interests and waterflood expenditures. Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed for impairment quarterly as of the balance sheet date by considering the primary lease term, the holding period of the properties, geologic data obtained relating to the properties, and other drilling activity in the immediate area of the properties. Any impairment resulting from this quarterly assessment is reported as property impairment expense in the current period, as appropriate. During the nine months ended September 30, 2009 the Partnership recognized no impairment of unproved properties.

Asset Retirement Obligation

Asset retirement costs and liabilities associated with future site restoration and abandonment of long-lived assets are initially measured at fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements as the present value of expected future cash expenditures for site restoration and abandonment. Subsequent to the initial measurement, the effect of the passage of time on the liability of the net asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations.  No gain or loss is recognized upon abandonment and restoration of crude oil and natural gas properties, unless such abandonment and restoration would significantly alter the rate of depletion and amortization.

A reconciliation of the Partnership’s liability for well plugging and abandonment costs for the nine months ended September 30, 2009 is as follows:

Nine months ended
September 30, 2009
Balance as of December 31, 2008	$230,472
Additions related to new properties	-
Accretion expense	13,830
Balance at September 30, 2009	$244,302

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, the Partnership adopted this guidance, which applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

The new guidance establishes a hierarchy for disclosure of the inputs to valuation used to measure fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. All of the Partnership’s cash equivalents fall into Level 1 and consist of short-term, highly liquid investments, which have maturities of 90 days or less, including money market funds. The Partnership does not have any assets or liabilities falling under Level 2 or 3.

New Accounting Pronouncements

Accounting Standards Codification

In June 2009, the FASB issued guidance on the accounting standards codification and the hierarchy of generally accepted accounting principles. The accounting standards codification is intended to be the source of authoritative US GAAP and reporting standards as issued by the Financial Accounting Standards Board (“FASB”). Its primary purpose is to improve clarity and use of existing standards by grouping authoritative literature under common topics. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Effective July 1, 2009, the Partnership will describe the authoritative guidance used within the footnotes but will cease using numerical references. The accounting standards codification does not change or alter existing US GAAP, and there is no expected impact on the Company’s financial position, results of operations or cash flows.

Fair Value Measurement of Liabilities

In August 2009, the FASB issued new guidance for the accounting for the fair value measurement of liabilities.  The new guidance  provides clarification that in certain circumstances in which a quoted price in an active market for the identical liability is not available, a company is required to measure fair value using one or more of the following valuation techniques: the quoted price of the identical liability when traded as an asset, the quoted prices for similar liabilities or similar liabilities when traded as assets, and/or another valuation technique that is consistent with the principles of fair value measurements.  The new guidance is effective for interim and annual periods beginning after August 27, 2009.  The Partnership does not expect that the provisions of the new guidance will have a material effect on its results of operations, financial position or liquidity.

Subsequent Events

In May 2009, the FASB  issued new guidance for accounting for subsequent events.  This statement incorporates guidance into accounting literature that was previously addressed only in auditing standards.  The statement refers to subsequent events that provide additional evidence about conditions that existed at the balance-sheet date as “recognized subsequent events”.  Subsequent events which provide evidence about conditions that arose after the balance-sheet date but prior to the issuance of the financial statements are referred to as ‘non-recognized subsequent events”.  It also requires companies to disclose the date through which subsequent events have been evaluated and whether this date is the date the financial statements were issued or the date the financial statements were available to be issued.  This statement is effective for interim and annual periods ending after June 15, 2009.  The Partnership evaluated subsequent events though the day  of filing of this amended Form 10 with the SEC, January 11, 2010, which is considered the date of issuance.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued new guidance related to the presentation and disclosure of other-than-temporary impairments on debt and equity securities.  The new guidance amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  The guidance does not amend existing recognition and measurement guidance for equity securities, but does establish a new method of recognizing and reporting for debt securities.  Disclosure requirements for impaired debt and equity securities have been expanded significantly and are now required quarterly, as well as annually.  This guidance became effective for interim and annual reporting periods ending after June 15, 2009.  Comparative disclosures are required for periods ending after the initial adoption.  This guidance did not have a material impact on the Partnership’s financial position, results of operations or cash flows.

Interim Reporting of Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance related to the disclosure of the fair value of financial instruments.  The new guiadance   amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods.  The guidance also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures about the fair value of financial instruments in summarized financial information at interim reporting periods.  This guidance is effective for reporting periods ending after June 15, 2009.  The adoption of this guidance did not have any impact on the Partnership’s results of operations, cash flows, or financial position.

Fair Value Measurements

On January 1, 2009, the Partnership adopted new guidance for the accounting for non-financial assets and non-financial liabilities.  The new guidance delayed the effective date of SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis at least annually.  The adoption of this guidance was immaterial to the Partnership’s results of operations, cash flows and financial positions.

Modernization of Oil and Gas Reporting

In January 2009, the SEC issued revisions to the oil and gas reporting disclosures, “Modernization of Oil and Gas Reporting; Final Rule” (“the Final Rule”). In addition to changing the definition and disclosure requirements for oil and gas reserves, the Final Rule changes the requirements for determining quantities of oil and gas reserves. The Final Rule also changes certain accounting requirements under the full cost method of accounting for oil and gas activities. The amendments are designed to modernize the requirements for the determination of oil and gas reserves, aligning them with current practices and updating them for changes in technology. The Final Rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009. The Partnership has not yet determined the impact, if any, of the Final Rule on the financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued new guidance regarding the hierarcy of generally accepted accounting principles. This new guidance identifies the sources for accounting principles and the framework for selecting the principles to be used in preparing financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. This guidance became effective in November 2008 and did not have a material impact on the financial statements.

3. Transactions with Affiliates

Reef received an 11% interest in the Partnership for which it pays 1% of all costs related to the Partnership; the additional 10% is "carried" by non-Reef general partners and limited partners and for which Reef will pay no related expenses.  During the nine month periods ended September 30, 2009 and 2008, Reef has received $38,810 and $117,802, respectively, in distributions related to such 11% interest. From funds generated by its carried interest and management fee, Reef paid to select FINRA-licensed broker-dealers a monthly fee in the amount equal to the maximum of the economic equivalent of a 3% carried interest in the Partnership as additional compensation for the sale of units.

RELP currently serves as the operator of the Slaughter Dean Project and received drilling compensation in an amount equal to 15% of the total well costs paid from the funds of the Partnership.    Total well costs include all drilling and equipment costs, including intangible well costs, tangible costs of drilling and completing the well, costs of storage and other surface facilities, and the tangible costs of gathering pipelines necessary to connect the well to the nearest appropriate sales point or delivery point.  In addition, total well costs also include the costs of all developmental activities on a well, such as reworking, working over, deepening, sidetracking, fracturing a producing well, installing pipeline for a well or any other activity incident to the operations of a well, excluding ordinary well operating costs after completion.  Total well costs do not include costs relating to lease acquisitions for purposes of calculating drilling compensation.  During the nine month periods ended September 30, 2009 and 2008, RELP received $1,406,206 and $3,357,226, respectively, in drilling compensation.

Additionally, Reef and its affiliates are reimbursed for direct costs incurred on behalf of the partnership. During the nine month periods ended September 30, 2009 and 2008. Reef and its affiliates have received total reimbursements for such expenses equal to $372,970 and $0, respectively.

RELP receives an administrative fee to cover all general and administrative costs in an amount equal to 1/12th of 1% of all capital raised payable monthly until the Partnership is dissolved.  During the nine month periods ended September 30, 2009 and 2008, Reef has received $672,660 and $0, respectively, in administrative fees. Reef’s general and administrative costs include all customary and routine expenses, accounting, office rent, telephone, secretarial, salaries and other incidental expenses incurred by Reef or its affiliates that are necessary to the conduct of the Partnership's business, whether generated by Reef, its affiliates or by third parties, but excluding direct costs and operating costs.

The Partnership also reimburses Reef and its affiliates for their costs relating to the acquisition of the oil and natural gas properties and for costs relating to the development of Partnership wells.  During the nine months  ended September 30, 2009 and 2008, Reef and its affiliates had no reimbursable costs. Development costs include the cost of drilling, testing, completing, equipping, plugging, abandoning, deepening, plugging back, reworking, recompleting, fracturing, implementing waterflood activities, and similar activities on partnership wells which are not defined as routine operating costs.  Acquisition costs include all reasonable and necessary costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable and necessary costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the conduct of reserve and other technical studies of properties for purposes of acquisition of a property, and the actual purchase price of a property and any other assets acquired with such property.

Reef and its affiliates may enter into other transactions with the Partnership for services, supplies and equipment, and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment.

4. Commitments and Contingencies

The Partnership is not currently involved in any legal proceedings.

5. Partnership Equity

Information regarding the number of units outstanding and the net loss per type of Partnership unit for the nine month period ended September 30, 2009 is detailed below:

Type of Unit	Number of Units	Net loss	Net loss per unit
Managing general partner	8.9697	$(19,464)	$(2,169.92)
General partner	490.9827	(444,604)	$(905.54)
Limited partner	397.0172	(359,514)	$(905.54)
Total	896.9696	$(823,582)

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a) 1. Financial Statements

The following are filed as part of this Registration Statement:

2. Financial Statements Schedules.

None.  All required information is in the financial statements or the Notes thereto, or is not applicable or required.

(b) Exhibits

The exhibits listed on the accompanying index are filed as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on January 11, 2010.

Reef Oil & Gas Income and
Development Fund III, L.P.
(Registrant)

By:	Reef Oil & Gas Partners, L.P.
A Nevada Limited Partnership

By:	Reef Oil & Gas Partners, GP, LLC
Its general partner

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Manager

INDEX TO EXHIBITS
The following documents are incorporated by reference in response to Item 15(b).

Exhibit
Number	Description

3.1	Certificate of Formation of Reef Oil & Gas Income and Development Fund III, L.P. dated November 27, 2007*

4.1	Second Amended and Restated Agreement of Limited Partnership of Reef Oil & Gas Income and Development Fund III, L.P., dated June 4, 2008*

10.1	Operating Agreement dated January 7, 2008, by and among Reef Exploration, L.P., Reef Oil & Gas Income and Development Fund III, L.P. and Davric Corporation*

10.2	Operating Agreement dated May 1, 2008, by and among Reef Exploration, L.P., Reef Oil & Gas Income and Development Fund III, L.P. and Davric Corporation*

10.3
Purchase and Sale Agreement dated January 7, 2008 by and among Sierra-Dean Production Company L.P., Reef Oil & Gas Income and Development Fund III, L.P., Reef Exploration L.P. and SPI Operations LLC, as amended on January 8, 2008*

10.4	Assignment, dated May 1, 2008, by and between Davric Corporation and Reef Oil & Gas Income and Development Fund III, L.P.*

10.5
Crude Oil Contract, dated March 13, 2008, by and between Reef Exploration, L.P. and Occidental Energy Marketing, Inc., as amended by Amendment No. 1, dated June 24, 2008, by and between Reef Exploration, L.P. and Occidental Energy Marketing, Inc.*

10.6	Consulting Agreement, dated September 1, 2006, by between Reef Exploration, L.P. and William R. Dixon*

10.7	Casinghead Gas Sales Contract, dated January 1, 1978, by and between Amoco Production Company and Amoco Production Company*

*Filed previously